EXHIBIT 10.8
EXECUTION COPY
$25,000,000
CREDIT AGREEMENT
dated as of August 23, 2006,
by and among
BROADVIEW NETWORKS HOLDINGS, INC.,
BROADVIEW NETWORKS, INC.,
BROADVIEW NETWORKS OF MASSACHUSETTS, INC.,
BROADVIEW NETWORKS OF VIRGINIA, INC., and
BRIDGECOM INTERNATIONAL, INC.,
as Borrowers,
VARIOUS FINANCIAL INSTITUTIONS AND OTHER PERSONS FROM TIME TO TIME
PARTIES HERETO,
as Lenders,
JEFFERIES & COMPANY, INC.,
as Syndication Agent,
and
THE CIT GROUP/BUSINESS CREDIT, INC.,
as Administrative Agent, Collateral Agent and Documentation Agent

JEFFERIES FINANCE LLC
as Sole Lead Arranger and Sole Book Runner

 i

EXHIBITS

Exhibit A-1	—	Form of Revolving Credit Note
Exhibit A-2	—	Form of Swingline Note
Exhibit B	—	Form of Notice of Borrowing
Exhibit C	—	Form of Notice of Account Designation
Exhibit D	—	Form of Notice of Prepayment
Exhibit E	—	Form of Notice of Conversion/Continuation
Exhibit F	—	Form of Borrowing Base Certificate
Exhibit G	—	Form of Assignment and Assumption
Exhibit H	—	Form of Guaranty Agreement
Exhibit I	—	Form of Collateral Agreement
Exhibit J	—	Form of Intercreditor Agreement
Exhibit K	—	Form of Closing Date Certificate
SCHEDULES

Schedule 6.1(a)	—	Jurisdictions of Organization and Qualification
Schedule 6.1(b)	—	Subsidiaries and Capitalization
Schedule 6.1(f)	—	Tax Returns and Payments
Schedule 6.1(i)	—	ERISA Plans
Schedule 6.1(1)	—	Licenses
Schedule 6.1(m)	—	Labor and Collective Bargaining Agreements
Schedule 6.1(r)	—	Real Property
Schedule 6.1(u)	—	Litigation
Schedule 9.1	—	Indebtedness and Guaranty Obligations
Schedule 9.2	—	Existing Liens
Schedule 9.3	—	Existing Loans, Advances and Investments
Schedule 9.8	—	Transactions with Affiliates
 v

     CREDIT AGREEMENT, dated as of August 23, 2006 by and among BROADVIEW NETWORKS HOLDINGS, INC., a Delaware corporation (“Holdings”), BROADVIEW NETWORKS, INC., a Delaware corporation (“Broadview Networks”), BROADVIEW NETWORKS OF MASSACHUSETTS, INC., a Delaware corporation (“Broadview MA”), BROADVIEW NETWORKS OF VIRGINIA, INC., a Virginia corporation (“Broadview VA”), BRIDGECOM INTERNATIONAL, INC., a Delaware corporation (“Bridgecom International” and, together with Holdings, Broadview Networks, Broadview MA, Broadview VA, and Bridgecom International, the “Borrowers”), the various financial institutions and other Persons from time to time parties hereto (collectively, the “Lenders”), JEFFERIES & COMPANY, INC., as sole syndication agent (in such capacity, the “Syndication Agent”), and THE CIT GROUP/BUSINESS CREDIT, INC. (“CIT”), as administrative agent (in such capacity, the “Administrative Agent”), collateral agent and documentation agent for the Lenders.
STATEMENT OF PURPOSE
     The Borrowers have requested, and the Lenders have agreed, to extend certain credit facilities to the Borrowers on the terms and conditions of this Agreement.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.1 Definitions. The following terms when used in this Agreement shall have the meanings assigned to them below:
     “Access Lines” means each of those telephone lines (both residential and commercial) for voice and data equivalents activated and in service of Holdings or any of its Subsidiaries (without duplication).
     “Additional Reserves” means such reserves as the Administrative Agent may reasonably deem proper and necessary from time to time (but without duplication of exclusions of Receivables (or portions of Receivables) or other amounts from the Borrowing Base Amount pursuant to the definition of “Eligible Receivables” in this Article I.
     “Administrative Agent” means CIT, in its capacity as Administrative Agent hereunder, and any successor thereto appointed pursuant to Section 11.6.
     “Administrative Agent’s Office” means the office of the Administrative Agent specified in or determined in accordance with the provisions of Section 12.1(c).
     “Administrative Borrower” is defined in Section 12.12.
     “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

     “Advance Rate” has the meaning assigned thereto in clause (a) of the definition of the term “Borrowing Base Amount”.
     “Affiliate” means, with respect to any Person, any other Person (other than a Subsidiary of such Person) which directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person or any of its Subsidiaries. As used in this definition, the term “control” means (a) the power to vote ten percent (10%) or more of the securities or other equity interests of a Person having ordinary voting power, or (b) the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
     “Agreement” means this Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.
     “Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.
     “Applicable Margin” means 2.75% per annum with respect to LIBOR Rate Loans and 1.75% per annum with respect to Base Rate Loans.
     “Approved Fund” means any Person (other than a natural Person), including any special purpose entity, that (a) is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course and (b) is administered, managed or underwritten by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.
     “Arranger” means Jefferies Finance, as sole lead arranger and sole book runner.
     “Asset Disposition” means the disposition of any or all of the assets (including the Capital Stock of a Subsidiary or any ownership interest in a joint venture) of any Credit Party or any Subsidiary thereof to any Person (other than another Credit Party) whether by sale, lease, transfer or otherwise. The term “Asset Disposition” shall not include any Equity Issuance or Debt Issuance.
     “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 12.10), and accepted by the Administrative Agent, in substantially the form of Exhibit G or any other form approved by the Administrative Agent.
     “Attributable Indebtedness” means, on any date, in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.
     “ATX” has the meaning assigned thereto in the definition of the term “ATX Acquisition Agreement”.
(Credit Agreement)

     “ATX Acquisition” means the acquisition by Holdings of all of the issued and outstanding Capital Stock of ATX pursuant to the ATX Acquisition Agreement (without any modification or waiver of the terms or provisions thereof in any material respect unless consented to by the Required Lenders) solely with the Escrowed Funds that are released from the Escrow Account.
     “ATX Acquisition Agreement” means the Stock Purchase Agreement, dated as of June 26, 2006, among ATX Communications, Inc., a Delaware corporation (“ATX”), its shareholders and, for the limited purposes set forth therein, Leucadia National Corporation.
     “Base Rate” means, at any time, the higher of (a) the Prime Rate and (b) the Federal Funds Rate plus 1/2 of 1%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate or the Federal Funds Rate.
     “Base Rate Loan” means any Loan bearing interest at a rate based upon the Base Rate as provided in Section 4.1(a).
     “Borrowers” has the meaning assigned thereto in the introductory paragraph hereto.
     “Borrowing Base Amount” means, as of any date of determination, an amount equal to the excess of:
     (a) 85% (the “Advance Rate”) of Eligible Receivables reflected in the most recent Borrowing Base Certificate delivered on or prior to such date (provided, that Eligible Receivables resulting from any Permitted Acquisition shall only be included to the extent they have been subject to a collateral audit in form and substance satisfactory to the Administrative Agent), over
     (b) the sum of:
     (i) the Tax Reserves, if any;
     plus
     (ii) the Additional Reserves, if any, then in effect.
     “Borrowing Base Certificate” means a certificate duly executed by a Responsible Officer of each Borrower appropriately completed and in substantially the form of Exhibit F.
     “Business Day” means (a) for all purposes other than as set forth in clause (b) below, any day other than a Saturday, Sunday or legal holiday on which banks in New York, New York are open for the conduct of their commercial banking business, and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any LIBOR Rate Loan, any day that is a Business Day described in clause (a) and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.
(Credit Agreement)

     “Capital Asset” means, with respect to Holdings and its Subsidiaries, any asset that should, in accordance with GAAP, be classified and accounted for as a capital asset on a Consolidated balance sheet of Holdings and its Subsidiaries.
     “Capital Lease” means any lease of any property by any Credit Party, as lessee, that should, in accordance with GAAP, be classified and accounted for as a capital lease on a Consolidated balance sheet of Holdings and its Subsidiaries.
     “Capital Stock” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
     “Cash Equivalents” means, at any time:
     (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency thereof maturing within one hundred twenty (120) days from the date of acquisition thereof,
     (b) commercial paper maturing no more than one hundred twenty (120) days from the date of creation thereof and currently having the highest rating obtainable from either S&P or Moody’s,
     (c) certificates of deposit maturing no more than one hundred twenty (120) days from the date of creation thereof issued by commercial banks incorporated under the laws of the United States, each having combined capital, surplus and undivided profits of not less than $500,000,000 and having a rating of “A” or better by a nationally recognized rating agency; provided, that the aggregate amount invested in such certificates of deposit shall not at any time exceed $5,000,000 for any one such certificate of deposit and $10,000,000 for any one such bank,
     (d) time deposits maturing no more than thirty (30) days from the date of creation thereof with commercial banks or savings banks or savings and loan associations each having membership either in the FDIC or the deposits of which are insured by the FDIC,
     (e) investments in money market funds which invest substantially all of their assets in securities of the types described in clauses (a) through (d) above.
     “Change in Control” means (a) the occurrence of any event (whether in one or more transactions) which results in a transfer of control of any Borrower to a Person who is not one of the Permitted Holders; (b) less than forty percent (40%) of any class of the Voting Stock of Holdings is owned and controlled by (including for the purposes of the calculation of percentage ownership, any shares of Voting Stock into which any Voting Stock of Holdings is convertible or for which any such shares of the Voting Stock of Holdings may be exchanged and any shares of Voting Stock issuable upon exercise of any warrants, options or similar rights which may at the
(Credit Agreement)

time of calculation be held by any Person) the Permitted Holders; (c) any merger or consolidation of or with Holdings pursuant to which Holdings is not the surviving Person or sale of all or substantially all of the property or assets of Holdings; (d) the failure of Holdings to own and control 100% of the Capital Stock of each Borrower; or (e) the occurrence under any indenture (including the Senior Secured Notes Indenture) or other instrument evidencing any Indebtedness in excess of $1,000,000 of any “change of control” or similar provision (as set forth in any such indenture, agreement or other evidence of such Indebtedness). For purposes of clause (a) of this definition, “control of Holdings” shall mean the power, direct or indirect (x) to vote 50% or more of the Voting Stock of Holdings or (y) to direct or cause the direction of the management and policies of Holdings by contract or otherwise.
     “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.
     “CIT Fee Letter” means the fee letter dated as of the Closing Date executed by Holdings and the Administrative Agent.
     “Closing Date” means the date of this Agreement.
     “Code” means the Internal Revenue Code of 1986, and the rules and regulations thereunder, each as amended or modified from time to time.
     “Collateral” means the collateral security for the Obligations pledged or granted pursuant to the Security Documents; provided that in no event shall the Collateral include the Excluded Collateral.
     “Collateral Agent” means the Trustee, in its capacity as collateral agent.
     “Collateral Agreement” means the collateral agreement, dated as of the date hereof, executed by the Credit Parties in favor of the Administrative Agent for the benefit of the Secured Parties (as defined therein), substantially in the form of Exhibit I, as amended, restated, supplemented or otherwise modified from time to time.
     “Commitment Percentage” means, as to any Lender at any time, the ratio of (a) the amount of the Revolving Credit Commitment of such Lender to (b) the aggregate Revolving Credit Commitment of all Lenders.
     “Communications Act” means, collectively, the Communications Act of 1934, as amended by the Telecommunications Act of 1996, and as further amended, and the rules and regulations promulgated thereunder, as from time to time in effect.
     “Competitor” means any Person (a) which either itself or whose controlled Affiliates shall have control over, or control over the voting rights of, issued and outstanding Voting Stock representing a majority of the voting power of any Restricted Telecom Operator or (b) which is a Restricted Telecom Operator or in which a Restricted Telecom Operator, or any of its Controlled
(Credit Agreement)

Affiliates, shall have a direct or indirect voting interest greater than 50% or whose board of directors is otherwise controlled by a Restricted Telecom Operator; provided, however, that in no event shall any commercial bank, savings and loan association or savings bank or any other entity which is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933, as amended) which extends credit or buys loans as one of its businesses, including insurance companies, mutual funds, lease financing companies and commercial finance companies, in each case, which has (i) at least $5,000,000,000 in assets and (ii) a rating of “A” or higher from S&P and a rating of Baal or higher from Moody’s, be a Competitor.
     “Consolidated” means, when used with reference to financial statements or financial statement items of any Person, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.
     “Conversion” means the conversion of all Existing Subordinated Notes that are not redeemed pursuant to the Refinancing into preferred stock of Holdings that (a) will be Qualified Capital Stock of Holdings, (b) will not provide for the payment of cash dividends prior to the Maturity Date, and (c) will be issued to the holders of such Existing Subordinated Notes.
     “Core Markets” means all current and future markets in which Holdings and its Subsidiaries provide retail products (residential or business) including: Massachusetts, New Hampshire, Rhode Island, Connecticut, New York, New Jersey, Pennsylvania, Delaware, Maryland, Virginia and the District of Columbia.
     “Credit Facility” means, collectively, the Revolving Credit Facility, the Swingline Facility and the L/C Facility.
     “Credit Parties” means, collectively, the Borrowers and the Guarantors.
     “Customer” means the account debtor with respect to any Receivable and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with any Credit Party, pursuant to which such Credit Party is to deliver any personal property or perform any services.
     “Debt Issuance” means the issuance of any Indebtedness for borrowed money by any Credit Party, excluding any Indebtedness of any Credit Party permitted to be incurred pursuant to Section 9.1. For the avoidance of doubt, “Debt Issuance” does not include the issuance of Disqualified Capital Stock or debt securities by a Credit Party pursuant to Section 9.1.
     “Debt Rating” means, as of any date of determination, the rating as determined by either S&P or Moody’s of Holdings’ non-credit-enhanced, senior secured long-term debt.
     “Default” means any of the events specified in Section 10.1 which with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.
     “Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Revolving Credit Loans, participations in L/C Obligations or participations in Swingline Loans required to be funded by it hereunder within one Business Day of the date required to be funded
(Credit Agreement)

by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless such amount is the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.
     “Disqualified Capital Stock” means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof on or prior to the first anniversary of the date specified in clause (a) of the definition of the term “Maturity Date” for cash or is convertible into or exchangeable for debt securities of Holdings or its Subsidiaries at any time prior to such anniversary.
     “Disputes” means any dispute, claim or controversy arising out of, connected with or relating to this Agreement or any other Loan Document, between or among parties hereto and to the other Loan Documents.
     “Dollars” and the symbol “$” mean, unless otherwise qualified, dollars in lawful currency of the United States.
     “Domestic Subsidiary” means any Subsidiary organized under the laws of any political subdivision of the United States.
     “Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by the Administrative Agent, the Swingline Lender, each Issuing Bank and, unless a Default or Event of Default has occurred and is continuing, the Administrative Borrower (each such approval not to be unreasonably withheld or delayed); provided, however, that notwithstanding the foregoing, (i) no such consent of the Administrative Agent, the Swingline Lender, any Issuing Bank or the Administrative Borrower shall be required if the assignment is being made to any Person (except a Person referred to in item (A) or (B) below) by the Syndication Agent or an Affiliate of the Syndication Agent during the Primary Syndication Period and (ii) “Eligible Assignee” shall in any event not include (A) a Credit Party or any Affiliate or Subsidiary of a Credit Party or (B) any Competitor.
     “Eligible Receivables” means, with respect to each Credit Party, each Receivable of such Credit Party arising in the ordinary course of such Credit Party’s business and which the Administrative Agent, in the good faith exercise of its reasonable judgment, shall deem to be an Eligible Receivable, based on such considerations as the Administrative Agent may from time to time deem appropriate. A Receivable shall not be deemed eligible unless such Receivable is subject to the Administrative Agent’s first priority perfected security interest and no other Lien (other than Permitted Liens described in clauses (a), (j) and (k) of Section 9.2 that in each case (other than with respect to clause (j)) are subordinate to the Lien of the Administrative Agent), and is evidenced by an invoice or other documentary evidence satisfactory to the Administrative Agent. In addition, no Receivable shall be an Eligible Receivable if:
(Credit Agreement)

     (a) it arises out of a sale made by any Credit Party to a Subsidiary, another Credit Party or an Affiliate of any Credit Party or to a Person controlled by a Subsidiary or an Affiliate of any Credit Party;
     (b) it is due or unpaid more than sixty (60) days after the original due date, not to exceed ninety (90) days after the original invoice date;
     (c) fifty percent (50%) or more of the Receivables owing to any Credit Party or to the Credit Parties in the aggregate from such Customer are not deemed Eligible Receivables hereunder;
     (d) any covenant, representation or warranty contained in this Agreement with respect to such Receivable has been breached;
     (e) the applicable Customer shall (i) apply for, suffer, or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case under any state, federal or foreign bankruptcy laws (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed, any petition which is filed against it in any involuntary case under such bankruptcy laws, or (viii) take any action for the purpose of effecting any of the foregoing;
     (f) the underlying sale is to a Customer outside the United States, unless such sale is on letter of credit, guaranty, acceptance terms or supported by credit insurance, in each case acceptable to the Administrative Agent in its reasonable discretion;
     (g) the underlying sale to the Customer is on a bill-and-hold basis or is a guaranteed sale or is on a sale-and-return, sale on approval, consignment or any other repurchase or return basis or is evidenced by chattel paper; provided, however, that Receivables that arise from bill-and-hold sales with no more than four (4) Customers at any one time (in a maximum aggregate amount of $1,000,000 for such four (4) Customers taken in the aggregate) shall not be excluded from Eligible Receivables under this clause (g) if, with respect to such Receivables, the applicable Credit Party provides the Administrative Agent with a letter to such Credit Party and the Administrative Agent from the applicable Customer which sets forth the agreement of such Customer to pay such Receivables in form and substance satisfactory to the Administrative Agent in its sole discretion;
     (h) the Administrative Agent believes, in the good faith exercise of its reasonable judgment, that collection of such Receivable is insecure or that such Receivable may not be paid by reason of the Customer’s financial inability to pay;
     (i) the applicable Customer is the United States, any State thereof, the District of Columbia or any federal or state department, agency or instrumentality, unless (x) in
(Credit Agreement)

the case of the United States or any agency or instrumentality thereof, the applicable Credit Party assigns its right to payment of such Receivable to the Administrative Agent pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. Section 3727 et seq. and 41 U.S.C. Section 15 et seq.) and (y) in any other case, the applicable Credit Party complies with any other applicable statutes or ordinances;
     (j) the goods giving rise to such Receivable have not been shipped and delivered to and accepted by the Customer or the services giving rise to such Receivable have not been performed by the applicable Credit Party and accepted by the Customer (provided that (x) the Administrative Agent may in its discretion include such Receivables as “Eligible Receivables” and (y) if the Administrative Agent does not include such Receivables as “Eligible Receivables,” then an amount equal to the amount that has been earned by the Credit Parties in respect of services performed but not yet billed shall be included in the calculation of the amount of “Eligible Receivables”) or the Receivable otherwise does not represent a final sale;
     (k) such Receivable is subject to any offset, deduction, defense, dispute, or counterclaim, the Customer is also a creditor or supplier of any Credit Party or such Receivable is contingent in any respect or for any reason;
     (l) the applicable Credit Party has made any agreement with any Customer for any deduction therefrom, except for discounts or allowances made in the ordinary course of business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto;
     (m) any return, rejection or repossession of the applicable merchandise has occurred;
     (n) such Receivable is not payable to the applicable Credit Party;
     (o) (i) such Receivables are with respect to a Customer located in New Jersey, Minnesota, or any other state denying creditors access to its courts in the absence of a Notice of Business Activities Report or other similar filing, unless the applicable Credit Party is incorporated under the laws of such state or has either qualified as a foreign corporation authorized to transact business in such state or has filed a Notice of Business Activities Report or similar filing with the applicable state agency for the then current year or the Administrative Agent is not in fact denied access to the courts of such jurisdiction and (ii) the Administrative Agent, in its good faith exercise of its reasonable discretion, deems such Receivables to not be Eligible Receivables;
     (q) any portion thereof represents a late fee, finance charge or similar charge, but only the portion of such Receivable that represents such a charge shall not constitute an Eligible Receivable pursuant to this clause (q);
     (r) the applicable Credit Party has received an attempted payment in respect of such Receivable by a check that has been returned for insufficient funds;
     (s) service to the Customer that owes such Receivable has been terminated;
(Credit Agreement)

\

     (t) such Receivable is subject to a reserve created by the applicable Credit Party, but only the portion of such Receivable equal to the amount of such reserve shall not constitute an Eligible Receivable pursuant to this clause (t);
     (u) such Receivable is owed to a Credit Party that became a Credit Party after the date of this Agreement (including ATX and its Subsidiaries) prior to the time that (x) each of the Lenders shall have received the results of a collateral audit (reasonably satisfactory to the Required Lenders for, in the case of ATX and its subsidiaries, an audit confirming the results of the audit hereto performed with regards to ATX) of the Receivables of such Credit Party and (y) this definition of “Eligible Receivables” shall have been amended to reflect the results of such collateral audit pursuant to an amendment reasonably satisfactory to the Required Lenders; or
     (v) such Receivable is not otherwise satisfactory to the Administrative Agent as determined in good faith by the Administrative Agent in the exercise of its reasonable judgment.
     “Employee Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA which (a) is maintained for employees of any Credit Party or any ERISA Affiliate or (b) has at any time within the preceding six (6) years been maintained for the employees of any Credit Party or any current or former ERISA Affiliate.
     “Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, accusations, allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law, including any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to human health or the environment.
     “Environmental Laws” means any and all federal, foreign, state, provincial and local laws, statutes, ordinances, codes, rules, standards and regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.
     “Equity Holder Agreements” means the Amended and Restated Shareholders Agreement, dated as of July 20, 2006 among Holdings, MCG Capital Corporation and the Banks, Existing Broadview Stockholders and BridgeCom Management Stockholders party thereto, as amended in accordance with Section 9.9.
(Credit Agreement)

     “Equity Issuance” means any issuance by a Credit Party to any Person which is not a Credit Party of (a) its Capital Stock, (b) its Capital Stock pursuant to the exercise of options or warrants or (c) its Capital Stock pursuant to the conversion of any debt securities to equity.
     “ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended or modified from time to time.
     “ERISA Affiliate” means any Person who together with any Credit Party is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.
     “Escrowed Funds” has the meaning assigned thereto in clause (h) of the definition of the term “Excluded Collateral”.
     “Eurodollar Reserve Percentage” means, for any day, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) which is in effect for such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including any basic, supplemental or emergency reserves) in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.
     “Event of Default” means any of the events specified in Section 10.1; provided that any requirement for passage of time, giving of notice, or any other condition, has been satisfied.
     “Excluded Collateral” means, collectively:
     (a) Voting Stock of any Subsidiary that is not a Domestic Subsidiary to the extent that such Voting Stock would exceed 65% of all of the Voting Stock of such Subsidiary;
     (b) motor vehicles and other goods covered by a certificate of title;
     (b) leasehold interests in real property with respect to which any Credit Party is a tenant or subtenant;
     (c) rights under any contracts that contain a valid and enforceable prohibition on assignment of such rights (other than to the extent that any such prohibition would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code of any relevant jurisdiction or any other applicable law or principles of equity), but only for so long as such prohibition exists and is effective and valid;
     (d) property and assets owned by any Credit Party that are the subject of any Permitted Lien described in clause (h)(i) or (ii) of Section 9.2 for so long as such Permitted Liens are in effect and the Indebtedness secured thereby otherwise prohibits any other Liens thereon;
     (e) any deposit account for which of which all or a substantial portion of the funds on deposit are used for funding (i) payroll accounts, (ii) 401(k) and other retirement
(Credit Agreement)

plans and employee benefits, including rabbi trusts for deferred compensation, (iii) health care benefits, and (iv) escrow arrangements (e.g., environmental indemnity accounts);
     (f) Permitted LC Cash Collateral Accounts;
     (g) property and assets owned by any Credit Party in which a Lien may not be granted without governmental approval or consent (but only for so long as such Credit Party has not obtained such approval or consents);
     (h) the Escrow Account (as defined in the Senior Secured Notes Indenture (as in effect on the date hereof)), all funds and investment property deposited therein or credited thereto on the date hereof and all funds and investment property on deposit therein or credited thereto that consist of any interest on, proceeds of or investment made with any of the foregoing (collectively, the “Escrowed Funds”);
     (i) property and assets owned by any Credit Party to the extent the cost of obtaining a Lien thereon would be excessive in relation to the benefit thereof in the Administrative Agent’s reasonable judgment after consultation with such Credit Party;
     (j) assets sold in compliance with this Agreement to a Person that is not a Credit Party;
     (k) assets owned by a Guarantor after the sale of such Guarantor pursuant to Section 9.5 of this Agreement; and
     (l) any Letter of Credit Rights for a specified purpose to the extent a Credit Party is required by Applicable Law to apply the proceeds of such Letter of Credit Rights for such specified purpose.
     “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) taxes imposed on or measured by its overall net income or profits (however denominated), and franchise taxes imposed on it (in lieu of net income or profits taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is constituted or organized or is resident or carries on business through a permanent establishment or by any jurisdiction in which such recipient is deemed to be doing business or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which such Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrowers under Section 4.12(b), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with 4.11(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from such Borrower with respect to such withholding tax pursuant to Section 4.11 (a).
(Credit Agreement)

     “Existing Facility” means the credit facility provided under the Amended and Restated Credit Agreement, dated as of January 14, 2005, by and among Holdings, the Subsidiaries thereof designated as “Credit Parties” thereunder, the lenders parties thereto, NTFC Capital Corporation, as administrative agent, and Wachovia Bank, National Association, as syndication agent, as amended from time to time prior to the date hereof.
     “Existing Subordinated Notes” means, collectively, Holdings’ senior unsecured subordinated notes due 2007 and senior unsecured subordinated notes due 2009.
     “Extensions of Credit” means, as to any Lender at any time and as the context may require, (a) an amount equal to the sum of (i) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding, (ii) such Lender’s Commitment Percentage of the L/C Obligations then outstanding, and (iii) such Lender’s Commitment Percentage of the Swingline Loans then outstanding or (b) the making of any Revolving Credit Loan (or, in the case where such Lender is (A) the Swingline Lender, the making of any Swingline Loan or (B) an Issuing Bank, the issuance of any Letter of Credit by such Lender) or participation in any Letter of Credit or Swingline Loan by such Lender.
     “FCC” means the Federal Communications Commission, or any successor thereto.
     “FDIC” means the Federal Deposit Insurance Corporation, or any successor thereto.
     “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day (or, if such day is not a Business Day, for the immediately preceding Business Day), as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if such rate is not so published for any day which is a Business Day, the average of the quotation for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.
     “Fee Letters” means, collectively, the CIT Fee Letter and the Jefferies Fee Letter.
     “Fiscal Year” means the fiscal year of Holdings and its Subsidiaries ending on December 31.
     “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which any Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
     “GAAP” means generally accepted accounting principles, as recognized by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, consistently applied and maintained on a consistent basis (except for changes in which Holding’s independent auditors concur) for Holdings and its Subsidiaries throughout the period indicated and (subject to Section 12.9) consistent with the prior financial practice of Holdings and its Subsidiaries.
(Credit Agreement)

     “Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.
     “Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including the FCC, any applicable PUC and including any supra-national bodies such as the European Union or the European Central Bank).
     “Granting Lender” has the meaning assigned thereto in Section 12.10(g).
     “Guarantors” means each direct or indirect Domestic Subsidiary of Holdings in existence on the Closing Date (other than any such Subsidiary that is a Borrower) or which becomes a party to the Guaranty Agreement pursuant to Section 8.11.
     “Guaranty Agreement” means the unconditional guaranty agreement, dated as of the date hereof, executed by the Guarantors in favor of the Administrative Agent for the ratable benefit of the Secured Parties (as defined therein), substantially in the form of Exhibit H, as amended, restated, supplemented or otherwise modified from time to time.
     “Guaranty Obligation” means, with respect to Holdings and its Subsidiaries, without duplication, any obligation, contingent or otherwise, of any such Person pursuant to which such Person has directly or indirectly guaranteed any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of any such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement condition or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that the term Guaranty Obligation shall not include endorsements for collection or deposit in the ordinary course of business.
     “Hazardous Materials” means any substances or materials (a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants, chemical substances or mixtures or toxic substances under any Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any Governmental Authority, (c) the presence of which require investigation or remediation under any Environmental Law or common law, (d) the discharge or emission or release of which requires a permit or license under any Environmental Law or other Governmental Approval, (e) which are deemed to constitute a nuisance or a trespass which pose a health or safety hazard to Persons or neighboring properties, (f) which consist of underground or aboveground storage tanks, whether empty, filled or partially filled with any substance, or (g) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum
(Credit Agreement)

hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.
     “Hedging Agreement” means any agreement with respect to any Interest Rate Contract, forward rate agreement, commodity swap, forward foreign exchange agreement, currency swap agreement, cross-currency rate swap agreement, currency option agreement or other agreement or arrangement designed to alter the risks of any Person arising from fluctuations in interest rates, currency values or commodity prices, all as amended, restated, supplemented or otherwise modified from time to time.
     “Hedging Obligations” means all existing or future payment and other obligations owing by any Credit Party under any Hedging Agreement (which such Hedging Agreement is permitted hereunder) with any Person that is a Lender or an Affiliate of a Lender at the time such Hedging Agreement is executed.
     “Holdings” has the meaning assigned thereto in the introductory paragraph hereto.
     “Indebtedness” means, with respect to Holdings and its Subsidiaries at any date and without duplication, the sum of the following calculated in accordance with GAAP:
     (a) all liabilities, obligations and indebtedness for borrowed money including obligations evidenced by bonds, debentures, notes or other similar instruments of any such Person;
     (b) all obligations to pay the deferred purchase price of property or services of any such Person (including all obligations under non-competition, earn-out or similar agreements), except trade payables arising in the ordinary course of business not more than ninety (90) days past due;
     (c) the Attributable Indebtedness of such Person with respect to such Person’s obligations in respect of Capital Leases (regardless of whether accounted for as indebtedness under GAAP);
     (d) all Indebtedness of any other Person secured by a Lien on any asset owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
     (e) all Guaranty Obligations of any such Person;
     (f) all obligations, contingent or otherwise, of any such Person relative to the face amount of letters of credit, whether or not drawn, including any Reimbursement Obligation, and banker’s acceptances issued for the account of any such Person;
     (g) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any; and
(Credit Agreement)

     (h) all Net Hedging Obligations
provided that, notwithstanding the foregoing, obligations or amounts in dispute with Verizon on the date hereof shall not constitute “Indebtedness.”
For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such Fair Market Value shall be determined reasonably and in good faith by the board of directors of the issuer of such Disqualified Capital Stock.
     “Indemnified Taxes” means Taxes and Other Taxes other than Excluded Taxes.
     “Insurance or Condemnation Event” means the receipt by any Credit Party of any cash insurance proceeds or condemnation award payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of their respective property or assets.
     “Intercreditor Agreement” means the intercreditor agreement, dated as of the date hereof, executed by and among the Credit Parties, the Administrative Agent, the Trustee and the Collateral Agent, substantially in the form of Exhibit J, as amended, restated, supplemented or otherwise modified from time to time.
     “Interest Period” has the meaning assigned thereto in Section 4.1(b).
     “Interest Rate Contract” means any interest rate swap agreement, interest rate cap agreement, interest rate floor agreement, interest rate collar agreement, interest rate option or any other agreement regarding the hedging of interest rate risk exposure executed in connection with hedging the interest rate exposure of any Person and any confirming letter executed pursuant to such agreement, all as amended, restated, supplemented or otherwise modified from time to time.
     “ISP98” means the International Standby Practices (1998 Revision, effective January 1, 1999), International Chamber of Commerce Publication No. 590.
     “Issuing Bank” means JPMorgan Chase Bank, N.A. and any other bank selected by the Administrative Agent (with the consent of the Administrative Borrower).
     “Jefferies Fee Letter” means the fee letter dated the Closing Date executed by Jefferies Finance LLC and CIT.
(Credit Agreement)

     “L/C Commitment” means the lesser of (a) $15,000,000 (and, in excess of $15,000,000 to the extent such excess L/C Obligations are fully cash-collateralized) and (b) the Revolving Credit Commitment.
     “L/C Facility” means the letter of credit facility established pursuant to Article III.
     “L/C Obligations” means at any time, an amount equal to the sum of (a) the aggregate undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 3.5.
     “L/C Participants” means the collective reference to all the Lenders other than the applicable Issuing Bank.
     “Lender” means each Person executing this Agreement as a Lender (including each Issuing Bank and the Swingline Lender unless the context otherwise requires) set forth on the signature pages hereto and each Person that hereafter becomes a party to this Agreement as a Lender pursuant to Section 12.11.
     “Lending Office” means, with respect to any Lender, the office of such Lender maintaining such Lender’s Extensions of Credit.
     “Letter of Credit Application” means an application, in the form specified by the applicable Issuing Bank from time to time, requesting such Issuing Bank to issue a Letter of Credit.
     “Letters of Credit” means the letters of credit issued pursuant to Section 3.1.
     “LIBOR” means the rate of interest per annum determined on the basis of the rate for deposits in Dollars in an amount substantially equal to the principal amount of the applicable LIBOR Rate Loan for a period equal to the applicable Interest Period which appears on the Telerate Page 3750 at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period (rounded upward, if necessary, to the nearest 1/100th of 1%). If, for any reason, such rate does not appear on Telerate Page 3750, then “LIBOR” shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars in an amount substantially equal to the principal amount of the applicable LIBOR Rate Loan would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period. Each calculation by the Administrative Agent of LIBOR shall be conclusive and binding for all purposes, absent manifest error.
     “LIBOR Rate” means a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by the Administrative Agent pursuant to the following formula:

LIBOR Rate =	LIBOR 1.00-Eurodollar Reserve Percentage
(Credit Agreement)

     “LIBOR Rate Loan” means any Loan bearing interest at a rate based upon the LIBOR Rate as provided in Section 4.1 (a).
     “License” means, as to any Credit Party, any license, permit, consent, certificate of need, authorization, certification, accreditation, franchise, approval, or grant of rights by, or any filing or registration with, any Governmental Authority or third Person (including the FCC or any applicable PUC) necessary for such Person to own, build, maintain, or operate its business or property.
     “Lien” means, with respect to any asset, any mortgage, leasehold mortgage, lien, pledge, charge, security interest, hypothecation or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.
     “Loan Documents” means, collectively, this Agreement, each Note, the Letter of Credit Applications, the Guaranty Agreement, the Security Documents, the Intercreditor Agreement and each other document, instrument, certificate and agreement executed and delivered by any Credit Party in connection with this Agreement or otherwise referred to herein or contemplated hereby (excluding any Hedging Agreement), all as may be amended, restated, supplemented or otherwise modified from time to time.
     “Loans” means the collective reference to the Revolving Credit Loans and the Swingline Loans, and “Loan” means any of such Loans.
     “Material Adverse Effect” means a material adverse effect on (a) the condition (financial or otherwise), results of operation, assets, liabilities (contingent or otherwise), properties, solvency, business, management or value of Holdings and its Subsidiaries, taken as a whole, (b) the ability of any Credit Party to perform its obligations under any Loan Document to which it is a party in any material respect or (c) the rights and remedies of any Lender or any Secured Party (as defined in any applicable Loan Document) under any Loan Document in any material respect.
     “Material Contract” means (a) any contract or other agreement, written or oral, of any Credit Party involving monetary liability of or to any such Person in an amount in excess of $1,000,000 per annum, or (b) any other contract or agreement, written or oral, of any Credit Party the failure to comply with which or the termination of which could reasonably be expected to have a Material Adverse Effect.
     “Maturity Date” means the earliest to occur of (a) August 23, 2011, (b) the date that the Revolving Credit Commitment is reduced to $0 pursuant to Section 2.5, or (c) the date of termination of the Revolving Credit Commitment by the Administrative Agent on behalf of the Lenders pursuant to Section 10.2(a).
     “Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
     “Mortgages” means the collective reference to each mortgage, deed of trust or other real property security document, encumbering all material (as determined by the Administrative
(Credit Agreement)

Agent in its sole discretion) real property now or hereafter owned in fee by any Credit Party, including such documentation as may be necessary to obtain a security interest under Right-of-Way Agreements, in each case, in form and substance reasonably satisfactory to the Administrative Agent and executed by such Credit Party in favor of the Administrative Agent, for the ratable benefit of the Secured Parries (as defined therein), as any such document may be amended, restated, supplemented or otherwise modified from time to time.
     “Multiemplover Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Credit Party or any ERISA Affiliate is making, or is accruing an obligation to make, or has accrued an obligation to make contributions within the preceding six (6) years.
     “Net Cash Proceeds” means, as applicable, (a) with respect to any Asset Disposition by any Credit Party, the gross cash proceeds received by such Credit Party from such sale less the sum of (i) all income taxes and other taxes payable as a result of such sale and any other fees and expenses incurred in connection therewith and (ii) the principal amount of, premium, if any, and interest on any Indebtedness secured by a Lien on the asset (or a portion thereof) sold, which Indebtedness is required to be repaid in connection with such sale, (b) with respect to any Debt Issuance, the gross cash proceeds received by any Credit Party therefrom less all legal, underwriting and other fees and expenses incurred in connection therewith and (c) with respect to any Insurance or Condemnation Event, the gross cash proceeds received by any Credit Party from an insurance company or Governmental Authority, as applicable, less the sum of (i) all fees and expenses in connection therewith, and (ii) the principal amount of, premium, if any, and interest on any Indebtedness secured by a Lien on the asset (or a portion thereof) subject to such loss or condemnation proceeding, which Indebtedness is required to be repaid in connection with such loss or condemnation proceeding.
     “Net Hedging Obligations” means, as of any date, the Termination Value of any such Hedging Agreement on such date.
     “Network Regions” means fiber networks and colocations outside the Core Markets.
     “Non-Core Markets” means all markets other than Core Markets.
     “Notes” means the collective reference to the Revolving Credit Notes and the Swingline Note.
     “Notice of Account Designation” has the meaning assigned thereto in Section 2.3(b).
     “Notice of Borrowing” has the meaning assigned thereto in Section 2.3 (a) .
     “Notice of Conversion/Continuation” has the meaning assigned thereto in Section 4.2.
     “Notice of Prepayment” has the meaning assigned thereto in Section 2.4(c).
     “Obligations” means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Loans, (b) the L/C Obligations, (c) all Hedging Obligations and (d) all other fees and commissions (including attorneys’ fees), charges, indebtedness, loans, liabilities,
(Credit Agreement)

financial accommodations, obligations, covenants and duties owing by any Credit Party to the Lenders or the Administrative Agent, in each case under any Loan Document or otherwise, with respect to any Loan or Letter of Credit of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note.
     “OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.
     “Officer’s Compliance Certificate” means a certificate of the chief financial or accounting officer of Holdings substantially in the form of Exhibit K.
     “Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
     “Participant” has the meaning assigned thereto in Section 12.11(d).
     “Patriot Act” means the USA PATRIOT Improvement and Reauthorization Act, Pub. L. No. 109-177 (Mar. 9, 2006).
     “PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.
     “Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and which (a) is maintained for the employees of any Credit Party or any ERISA Affiliates or (b) has at any time within the preceding six (6) years been maintained for the employees of a Credit Party or any of its current or former ERISA Affiliates.
     “Permitted Acquisition” means, other than with respect to the ATX Acquisition, any investment by any Credit Party in the form of acquisitions of all or substantially all of the business or a line of business (whether by the acquisition of Capital Stock, assets or any combination thereof) of any other Person if each such acquisition meets all of the following requirements:
     (a) no less than fifteen (15) Business Days prior to the proposed closing date of such acquisition, the Administrative Borrower shall have delivered written notice of such acquisition to the Administrative Agent and the Lenders, which notice shall include the proposed closing date of such acquisition;
     (b) Holdings shall have certified on or before the closing date of such acquisition, in writing and in a form reasonably acceptable to the Administrative Agent, that such acquisition has been approved by the board of directors or equivalent governing body of the Person to be acquired;
     (c) the Person or business to be acquired (i) shall be organized under the laws of the United States, (ii) shall be in a substantially similar line of business as the Credit Parties pursuant to Section 9.12 and shall operate in the Credit Parties’ existing or
(Credit Agreement)

contiguous markets, and (ii) shall have no outstanding Indebtedness after giving effect to such acquisition on a pro forma basis other than Indebtedness permitted pursuant to Section 9.1;
     (d) no Change of Control shall have been effected thereby;
     (e) the Administrative Borrower shall have delivered to the Administrative Agent such documents reasonably requested by the Administrative Agent or the Required Lenders (through the Administrative Agent) pursuant to Section 8.11 to be delivered at the time required pursuant to Section 8.11;
     (f) no later than five (5) Business Days prior to the proposed closing date of such acquisition, the Administrative Borrower, to the extent requested by the Administrative Agent, (i) shall have delivered to the Administrative Agent promptly upon the finalization thereof copies of substantially final Permitted Acquisition Documents, and (ii) shall have delivered to, or made available for inspection by, the Administrative Agent substantially complete Permitted Acquisition Diligence Information;
     (g) no Event of Default shall have occurred and be continuing both before and after giving effect to such acquisition;
     (h) after giving effect to any such acquisition, Holdings shall be able to borrow at least $8,000,000 in Loans; and
     (i) Holdings shall provide such other documents and other information as may be reasonably requested by the Administrative Agent or the Required Lenders (through the Administrative Agent) in connection with the acquisition.
     “Permitted Acquisition Consideration” means the aggregate amount of the purchase price (including any assumed debt, earn-outs (valued at the maximum amount payable thereunder), deferred payments, or Qualified Capital Stock of Holdings, net of the applicable acquired company’s cash balance as shown on its most recent financial statements delivered in connection with the applicable Permitted Acquisition) to be paid on a singular basis in connection with any applicable Permitted Acquisition as set forth in the applicable Permitted Acquisition Documents executed by any Credit Party in order to consummate the applicable Permitted Acquisition.
     “Permitted Acquisition Diligence Information” means with respect to any acquisition proposed by any Credit Party, to the extent applicable, all material financial information, all material contracts, all material customer lists, all material supply agreements, and all other material information, in each case, reasonably requested to be delivered to the Administrative Agent in connection with such acquisition (except to the extent that any such information is (a) subject to any confidentiality agreement, unless mutually agreeable arrangements can be made to preserve such information as confidential, (b) classified or (c) subject to any attorney-client privilege).
     “Permitted Acquisition Documents” means with respect to any acquisition proposed by any Credit Party, final copies or substantially final drafts if not executed at the required time of delivery of the purchase agreement, sale agreement, merger agreement or other agreement
(Credit Agreement)

evidencing such acquisition, including all legal opinions and each other material document executed, delivered, contemplated by or prepared in connection therewith and any amendment, modification or supplement to any of the foregoing.
     “Permitted Holders” means each of MCG Capital Corporation, Baker Communications Fund, L.P., Baker Communications Fund II (QP) L.P., New Enterprise Associates VII, L.P., New Enterprise Associates 9, L.P., NEA Ventures 1998, L.P. and their respective controlled Affiliates.
     “Permitted LC Cash Collateral Accounts” means the accounts in which cash and cash equivalents are deposited to secure Permitted LCs in accordance with clauses (c)(ii) and (d)(iii) of Section 9.1 pursuant to Permitted Liens of the type described in clause (i) of Section 9.2.
     “Permitted LCs” has the meaning assigned thereto in clause (d) of Section 9.1.
      “Permitted Liens” means the Liens permitted pursuant to Section 9.2.
     “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.
     “Primary Syndication Period” means the period commencing on or prior to the Closing Date and ending on the earlier of (a) the date that is 30 days following the Closing Date and (b) the date that the Syndication Agent has notified the Administrative Agent and the Borrowers that the primary syndication of the Revolving Credit Commitments has ended.
     “Prime Rate” means, at any time, a variable rate of interest per annum equal to the rate of interest from time to time published by the Board of Governors of the Federal Reserve System in Federal Reserve statistical release H. I5 (519) entitled “Selected Interest Rates” as the Bank Prime Loan Rate, such rate to be adjusted automatically, without notice, on the effective date of any change in such rate. Prime Rate also includes rates published in any successor publications of the Federal Reserve System reporting the Bank Prime Loan Rate or its equivalent. The statistical release generally sets forth a Bank Prime Loan Rate for each Business Day. The applicable Bank Prime Loan Rate for any date not set forth in such statistical release or equivalent document shall be the rate set forth for the last preceding date. In the event the Board of Governors of the Federal Reserve System ceases to publish a Bank Prime Loan Rate or equivalent, the term “Prime Rate” shall mean a variable rate of interest per annum equal to the highest of the “prime rate,” “reference rate,” “base rate” or other similar rate as determined by the Administrative Agent announced from time to time by any of the three largest banks (based on combined capital and surplus) headquartered in New York, New York (with the understanding that any such rate may merely be a reference rate and may not necessarily represent the lowest or best rate actually charged to any customer by such bank).
     “PUC” means any state regulatory agency or body that exercises jurisdiction over the rates or services or the ownership, construction or operation of any network facility or long distance telecommunications systems or over Persons who own, construct or operate a network facility or long distance telecommunications systems, in each case by reason of the nature or type of the business subject to regulation and not pursuant to laws and regulations of general applicability to Persons conducting business in such state.
(Credit Agreement)

     “Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.
     “Receivables” means, as to each Credit Party, all of such Credit Party’s accounts, contract rights, instruments, documents, chattel paper (whether tangible or electronic), drafts and acceptances, general intangibles and all other forms of obligations owing to such Credit Party, in each case arising out of or in connection with the sale, lease or other disposition of inventory or the rendition of services, all guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically sold or assigned to the Administrative Agent hereunder.
     “Register” has the meaning assigned thereto in Section 12.10(c).
     “Refinancing” means the repayment in full and termination of the Existing Facility in an aggregate principal amount not exceeding $81,500,000 and the redemption of certain Existing Subordinated Notes of Holdings in an aggregate principal amount not exceeding $1,800,000, in each case, with a portion of the proceeds of the Senior Secured Notes Issuance.
     “Reimbursement Obligation” means the joint and several obligation of the Borrowers to reimburse the applicable Issuing Bank pursuant to Section 3.5 for amounts drawn under Letters of Credit issued by such Issuing Bank.
     “Related Parties” means, with respect to any Person, such Person’s Affiliates and the directors, trustees, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
     “Required Lenders” means, at any date, any combination of Lenders having more than fifty percent (50%) of the aggregate amount of the Revolving Credit Commitment; provided that the Revolving Credit Commitment of, held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
     “Responsible Officer” means the chief executive officer, president, vice-president, chief financial officer, controller, treasurer or assistant treasurer of a Credit Party or any other officer of a Credit Party reasonably acceptable to the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Credit Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Credit Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Credit Party.
     “Restricted Telecom Operator” means any Person that is a provider of telecommunication, information and data services and the majority of whose revenues are derived from the provision of such services.
     “Revolving Credit Commitment” means (a) as to any Lender, the obligation of such Lender to make Revolving Credit Loans to the account of the Borrowers hereunder in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite the name of such Lender on the signature pages hereto (and thereafter opposite such Lender’s name on the Register), as such amount may be reduced or modified at any time or from time to time pursuant to the terms hereof and (b) as to all Lenders, the aggregate commitment of all
(Credit Agreement)

Lenders to make Revolving Credit Loans, as such amount may be reduced at any time or from time to time pursuant to the terms hereof. The Revolving Credit Commitment of all Lenders on the Closing Date shall be $25,000,000.
     “Revolving Credit Facility” means the revolving credit facility established pursuant to Article II.
     “Revolving Credit Loans” means any revolving loan made to the Borrowers pursuant to Section 2.1, and all such revolving loans collectively as the context requires.
     “Revolving Credit Note” means a promissory note made, jointly and severally, by the Borrowers in favor of a Lender evidencing the Revolving Credit Loans made by such Lender, substantially in the form of Exhibit A-1, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.
     “Right-of-Way Agreements” means agreements, documents or instruments that secure or evidence access to real property or rights-of-way for the purpose of constructing, installing, obtaining or operating facilities in connection with the conduct of business by Holdings or any Subsidiary.
     “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.
     “Sanctioned Entity” means (i) an agency of the government of, (ii) an organization directly or indirectly controlled by, or (iii) a person resident in a country that is subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/programs/index.shtml, or as otherwise published from time to time as such program may be applicable to such agency, organization or person.
     “Sanctioned Person” means a person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn/index.shtml, or as otherwise published from time to time.
     “Security Documents” means the collective reference to the Collateral Agreement, the Guaranty Agreement, the Mortgages, and each other agreement or writing pursuant to which any Credit Party purports to pledge or grant a security interest in any property or assets securing the Obligations or any such Person purports to guaranty the payment and/or performance of the Obligations, in each case, as amended, restated, supplemented or otherwise modified from time to time.
     “Senior Secured Notes” means the Holdings’ 11 3/8% senior secured notes due 2012 issued in an aggregate principal amount of $210,000,000, together with any exchange notes issued in exchange therefor, pursuant to the Senior Secured Notes Indenture.
     “Senior Secured Notes Indenture” means the indenture, dated as of the date hereof, executed by and among the Credit Parties parties thereto, the Trustee and the Collateral Agent.
(Credit Agreement)

     “Senior Secured Notes Issuance” means the issuance by Holdings of the Senior Secured Notes pursuant to the Senior Secured Notes Indenture for gross proceeds of $210,000,000.
     “Solvent” means, as to any Person on a particular date, that any such Person (a) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage and is able to pay its debts as they mature, (b) has assets having a value, both at fair valuation and at present fair saleable value, greater than the amount required to pay its probable liabilities (including contingencies), and (c) does not believe that it will incur debts or liabilities beyond its ability to pay such debts or liabilities as they mature.
     “SPC” has the meaning assigned thereto in Section 12.10(g).
     “Subordinated Indebtedness” means the collective reference to any Indebtedness of any Credit Party subordinated in right and time of payment to the Obligations and containing such other terms and conditions, in each case as are satisfactory to the Required Lenders.
     “Subsidiary” means as to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity is at the time owned by or the management is otherwise controlled by such Person (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency). Unless otherwise qualified references to “Subsidiary” or “Subsidiaries” herein shall refer to those of Holdings.
     “Swingline Commitment” means the lesser of (a) $3,000,000 and (b) the Revolving Credit Commitment.
     “Swingline Facility” means the swingline facility established pursuant to Section 2.2.
     “Swingline Lender” means CIT or if CIT is no longer a Lender, any other Lender selected by the Administrative Agent who agrees to act as the Swingline Lender hereunder.
     “Swingline Loan” means any swingline loan made by the Swingline Lender to the Borrowers pursuant to Section 2.2, and all such swingline loans collectively as the context requires.
     “Swingline Note” means a promissory note made, jointly and severally, by the Borrowers in favor of the Swingline Lender evidencing the Swingline Loans made by the Swingline Lender, substantially in the form of Exhibit A-2, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.
     “Syndication Agent” has the meaning assigned thereto in the introductory paragraph hereto.
(Credit Agreement)

     “Tax Reserves” means, as of any date of determination, but only if any federal, state, local or other taxes, assessments or other governmental charges (including any Universal Service Fund charges) or levies upon any Credit Party or any of their respective properties, income, profits or assets is then delinquent, the amount of all such taxes, assessments and governmental charges or levies that is due and payable as of such date.
     “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
     “Termination Event” means except for any such event or condition that could not reasonably be expected to have a Material Adverse Effect: (a) a “Reportable Event” described in Section 4043 of ERISA for which the notice requirement has not been waived by the PBGC, or (b) the withdrawal of any Credit Party or any ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, or (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, if the plan assets are not sufficient to pay all plan liabilities, or (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC, or (e) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or (f) the imposition of a Lien pursuant to Section 412 of the Code or Section 302 of ERISA, or (g) the partial or complete withdrawal of any Credit Party of any ERISA Affiliate from a Multiemployer Plan if withdrawal liability is asserted by such plan, or (h) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Sections 4241 or 4245 of ERISA, or (i) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA.
     “Termination Value” means, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include a Lender or any Affiliate of a Lender).
     “Transactions” means, collectively, the ATX Acquisition, the Senior Secured Notes Issuance, the Refinancing and the Conversion.
     “Transaction Documents” means, collectively, the ATX Acquisition Agreement, the Senior Secured Notes Indenture, the Equity Holder Agreements and all other material agreements, instruments, certificates and other documents relating to the Transactions, in each case, as amended, supplemented, amended and restated or otherwise modified from time to time in accordance with Section 9.10.
(Credit Agreement)

     “Trigger Event” means the occurrence of any of the following:
     (a) any Event of Default shall continue unremedied for at least three (3) Business Days,
     (b) any Default of the type described in Section 10.1(k) shall occur,
     (c) on any day, the Borrowing Base Amount as of such day minus the aggregate amount of Extensions of Credit outstanding on such day is an amount less than $5,000,000, or
     (d) for more than 15 consecutive days, the Borrowers are not able to borrow Loans in an aggregate amount at least equal to $5,000,000.
     “Trustee” means The Bank of New York, in its capacity as the trustee under the Senior Secured Notes Indenture.
     “UCC” means the Uniform Commercial Code as in effect in the State of New York, as amended or modified from time to time.
     “Uniform Customs” means the Uniform Customs and Practice for Documentary Credits (1993 Revision), effective January, 1994 International Chamber of Commerce Publication No. 500.
     “United States” means the United States of America.
     “Verizon” means, collectively, Verizon Communications Inc. and its affiliates.
     “Verizon Permitted LCs” has the meaning assigned thereto in clause (d) of Section 9.1.
     “Voting Stock” means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees (or Persons performing similar functions) of any Person (irrespective of whether or not, at the time, Capital Stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).
     “Wholly-Owned” means, with respect to a Subsidiary, that all of the shares of Capital Stock of such Subsidiary are, directly or indirectly, owned or controlled by Holdings and/or one or more of its Wholly-Owned Subsidiaries (except for directors’ qualifying shares or other shares required by Applicable Law to be owned by a Person other than Holdings or any other Subsidiary).
     Section 1.2 Other Definitions and Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document: (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (d) the word
(Credit Agreement)

“will” shall be construed to have the same meaning and effect as the word “shall”, (e) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (f) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (g) the words “herein”, “hereof and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (h) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (i) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (j) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form, (k) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to “ and “until” each mean “to but excluding;” and the word “through” means “to and including”, and (1) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
     Section 1.3 Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited financial statements required by Section 7.1(b), except as otherwise specifically prescribed herein.
     Section 1.4 UCC Terms. Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions. Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.
     Section 1.5 Rounding. Any financial ratios required to be satisfied by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
     Section 1.6 References to Agreement and Laws. Unless otherwise expressly provided herein, (a) references to formation documents, governing documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.
(Credit Agreement)

     Section 1.7 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
     Section 1.8 Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Letter of Credit Application therefor, whether or not such maximum face amount is in effect at such time.
ARTICLE II
REVOLVING CREDIT FACILITY
     Section 2.1 Revolving Credit Loans. Subject to the terms and conditions of this Agreement, and in reliance upon the representations and warranties set forth herein, each Lender severally agrees to make Revolving Credit Loans to the Borrowers from time to time after the Closing Date to, but not including, the Maturity Date as requested by the Borrowers in accordance with the terms of Section 2.3; provided that (a) the aggregate principal amount of all outstanding Revolving Credit Loans (after giving effect to any amount requested) shall not exceed (i) the lesser of (x) the Revolving Credit Commitment and (y) the Borrowing Base Amount less (ii) the sum of all outstanding Swingline Loans and L/C Obligations and (b) the principal amount of outstanding Revolving Credit Loans from any Lender to the Borrowers shall not at any time exceed such Lender’s Revolving Credit Commitment less such Lender’s Commitment Percentage of outstanding L/C Obligations and outstanding Swingline Loans. Each Revolving Credit Loan by a Lender shall be in a principal amount equal to such Lender’s Commitment Percentage of the aggregate principal amount of Revolving Credit Loans requested on such occasion. Subject to the terms and conditions hereof, the Borrowers may, jointly and severally, borrow, repay and reborrow Revolving Credit Loans hereunder until the Maturity Date.
     Section 2.2 Swingline Loans. (a) Availability. Subject to the terms and conditions of this Agreement, the Swingline Lender agrees to make Swingline Loans to the Borrowers from time to time from the Closing Date to, but not including, the Maturity Date; provided, that the aggregate principal amount of all outstanding Swingline Loans (after giving effect to any amount requested), shall not exceed the lesser of (i) (A) the lesser of (x) the Revolving Credit Commitment and (y) the Borrowing Base Amount less (B) the sum of all outstanding Revolving Credit Loans and the L/C Obligations and (ii) the Swingline Commitment.
     (b) Refunding.
     (i) Swingline Loans shall be refunded by the Lenders on demand by the wingline Lender. Such refundings shall be made by the Lenders in accordance with their respective Commitment Percentages and shall thereafter be reflected as Revolving Credit Loans of the Lenders on the books and records of the Administrative Agent. Each Lender shall fund its respective Commitment Percentage of Revolving Credit Loans as required to repay Swingline Loans outstanding to the Swingline Lender upon demand by the Swingline Lender but in no event later than 1:00 p.m. on the next succeeding
(Credit Agreement)

Business Day after such demand is made. No Lender’s obligation to fund its respective Commitment Percentage of a Swingline Loan shall be affected by any other Lender’s failure to fund its Commitment Percentage of a Swingline Loan, nor shall any Lender’s Commitment Percentage be increased as a result of any such failure of any other Lender to fund its Commitment Percentage of a Swingline Loan.
     (ii) The Borrowers shall, jointly and severally, pay to the Swingline Lender on demand the amount of such Swingline Loans to the extent amounts received from the Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded. In addition, the Borrowers hereby authorize the Administrative Agent to charge any account maintained by any Borrower with the Swingline Lender (up to the amount available therein) in order to immediately pay the Swingline Lender the amount of such Swingline Loans to the extent amounts received from the Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded. If any portion of any such amount paid to the Swingline Lender shall be recovered by or on behalf of any Borrower from the Swingline Lender in bankruptcy or otherwise, the loss of the amount so recovered shall be ratably shared among all the Lenders in accordance with their respective Commitment Percentages (unless the amounts so recovered by or on behalf of such Borrower pertain to a Swingline Loan extended after the occurrence and during the continuance of an Event of Default of which the Administrative Agent has received notice in the manner required pursuant to Section 11.3 and which such Event of Default has not been waived by the Required Lenders or the Lenders, as applicable).
     (iii) Each Lender acknowledges and agrees that its obligation to refund Swingline Loans in accordance with the terms of this Section is absolute and unconditional and shall not be affected by any circumstance whatsoever, including non-satisfaction of the conditions set forth in Article V. Further, each Lender agrees and acknowledges that if prior to the refunding of any outstanding Swingline Loans pursuant to this Section, one of the events described in Section 10.1(j) or (k) shall have occurred, each Lender will, on the date the applicable Revolving Credit Loan would have been made, purchase an undivided participating interest in the Swingline Loan to be refunded in an amount equal to its Commitment Percentage of the aggregate amount of such Swingline Loan. Each Lender will immediately transfer to the Swingline Lender, in immediately available funds, the amount of its participation and upon receipt thereof the Swingline Lender will deliver to such Lender a certificate evidencing such participation dated the date of receipt of such funds and for such amount. Whenever, at any time after the Swingline Lender has received from any Lender such Lender’s participating interest in a Swingline Loan, the Swingline Lender receives any payment on account thereof, the Swingline Lender will distribute to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded).
     Section 2.3 Procedure for Advances of Revolving Credit Loans and Swingline Loans. (a) Requests for Borrowing. The Administrative Borrower shall give the Administrative Agent irrevocable prior written notice substantially in the form of Exhibit B (a “Notice of Borrowing”) not later than 11:00 a.m. (i) on the same Business Day as each Base Rate Loan and each
(Credit Agreement)

Swingline Loan and (ii) at least three (3) Business Days before each LIBOR Rate Loan, of its intention to borrow, specifying (A) the date of such borrowing, which shall be a Business Day, (B) the amount of such borrowing, which shall be, (x) with respect to Base Rate Loans (other than Swingline Loans) in an aggregate principal amount of $50,000 or a whole multiple of $10,000 in excess thereof, (y) with respect to LIBOR Rate Loans in an aggregate principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof and (z) with respect to Swingline Loans in an aggregate principal amount of $50,000 or a whole multiple of $10,000 in excess thereof, (C) whether such Loan is to be a Revolving Credit Loan or Swingline Loan, (D) in the case of a Revolving Credit Loan whether the Loans are to be LIBOR Rate Loans or Base Rate Loans, and (E) in the case of a LIBOR Rate Loan, the duration of the Interest Period applicable thereto. A Notice of Borrowing received after 11:00 a.m. shall be deemed received on the next Business Day. The Administrative Agent shall promptly notify the Lenders of each Notice of Borrowing.
     (b) Disbursement of Revolving Credit and Swingline Loans. Not later than 1:00 p.m. on the proposed borrowing date, (i) each Lender will make available to the Administrative Agent, for the account of the Borrowers, at the office of the Administrative Agent in funds immediately available to the Administrative Agent, such Lender’s Commitment Percentage of the Revolving Credit Loans to be made on such borrowing date and (ii) the Swingline Lender will make available to the Administrative Agent, for the account of the Borrowers, at the office of the Administrative Agent in funds immediately available to the Administrative Agent, the Swingline Loans to be made on such borrowing date. The Borrowers hereby irrevocably authorize the Administrative Agent to disburse the proceeds of each borrowing requested pursuant to this Section in immediately available funds by crediting or wiring such proceeds to the deposit account of the Borrowers identified in the most recent notice substantially in the form of Exhibit C (a “Notice of Account Designation”) delivered by the Administrative Borrower to the Administrative Agent or as may be otherwise agreed upon by the Borrowers and the Administrative Agent from time to time. Subject to Section 4.7 hereof, the Administrative Agent shall not be obligated to disburse the portion of the proceeds of any Revolving Credit Loan requested pursuant to this Section to the extent that any Lender has not made available to the Administrative Agent its Commitment Percentage of such Loan. Revolving Credit Loans to be made for the purpose of refunding Swingline Loans shall be made by the Lenders as provided in Section 2.2(b).
     Section 2.4 Repayment and Prepayment of Revolving Credit and Swingline Loans. (a) Repayment on Maturity Date. The Borrowers hereby, jointly and severally, agree to repay the outstanding principal amount of (i) all Revolving Credit Loans in full on the Maturity Date and (ii) all Swingline Loans in accordance with Section 2.2(b) and, in any event, in full on the Maturity Date, together, in each case, with all accrued but unpaid interest thereon.
     (b) Mandatory Prepayments. If at any time the outstanding principal amount of all Revolving Credit Loans plus the sum of all outstanding Swingline Loans and L/C Obligations exceeds the lesser of (x) the Revolving Credit Commitment and (y) the Borrowing Base Amount, the Borrowers, jointly and severally, agree to repay immediately, by payment to the Administrative Agent for the account of the Lenders, Extensions of Credit in an amount equal to such excess with each such repayment applied first to the principal amount of outstanding Swingline Loans, second to the principal amount of outstanding Revolving Credit Loans and
(Credit Agreement)

third, with respect to any Letters of Credit then outstanding, a payment of cash collateral into a cash collateral account opened by the Administrative Agent, for the benefit of the Lenders in an amount equal to 105% of the aggregate then undrawn and unexpired amount of such Letters of Credit (such cash collateral to be applied in accordance with Section 10.2(b)).
     (c) Optional Prepayments. The Borrowers may at any time and from time to time prepay Revolving Credit Loans and Swingline Loans, in whole or in part, with irrevocable prior written notice from the Administrative Borrower to the Administrative Agent substantially in the form of Exhibit D (a “Notice of Prepayment”) given not later than 11:00 a.m. (i) on the same Business Day as each Base Rate Loan and each Swingline Loan and (ii) at least three (3) Business Days before each LIBOR Rate Loan, specifying the date and amount of prepayment and whether the prepayment is of LIBOR Rate Loans, Base Rate Loans, Swingline Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each. Upon receipt of such notice, the Administrative Agent shall promptly notify each Lender. If any such notice is given, the amount specified in such notice shall be due and payable on the date set forth in such notice. Partial prepayments shall be in an aggregate amount of $50,000 or a whole multiple of $10,000 in excess thereof with respect to Base Rate Loans (other than Swingline Loans), $1,000,000 or a whole multiple of $1,000,000 in excess thereof with respect to LIBOR Rate Loans and $50,000 or a whole multiple of $10,000 in excess thereof with respect to Swingline Loans. A Notice of Prepayment received after 11:00 a.m. shall be deemed received on the next Business Day. Each such repayment shall be accompanied by any amount required to be paid pursuant to Section 4.9 hereof.
     (d) Limitation on Prepayment of LIBOR Rate Loans. The Borrowers may not prepay any LIBOR Rate Loan on any day other than on the last day of the Interest Period applicable thereto unless such prepayment is accompanied by any amount required to be paid pursuant to Section 4.9 hereof.
     (e) Hedging Agreements. No repayment or prepayment pursuant to this Section shall affect any of any Borrower’s obligations under any Hedging Agreement.
     Section 2.5 Permanent Reduction of the Revolving Credit Commitment. (a) Voluntary Reduction. The Borrowers shall have the right at any time and from time to time, upon at least five (5) Business Days’ prior written notice from the Administrative Borrower to the Administrative Agent, to permanently reduce, without premium or penalty, (i) the entire Revolving Credit Commitment at any time or (ii) portions of the Revolving Credit Commitment, from time to time, in an aggregate principal amount not less than $1,000,000 or any whole multiple of $1,000,000 in excess thereof so long as after giving effect to any such reduction the aggregate amount of outstanding Extensions of Credit does not exceed the Revolving Credit Commitment after giving effect to such reduction. Any reduction of the Revolving Credit Commitment shall be applied to the Revolving Credit Commitment of each Lender according to its Commitment Percentage. All commitment fees accrued until the effective date of any termination of the Revolving Credit Commitment shall be paid on the effective date of such termination.
     (b) Mandatory Reduction. The Revolving Credit Commitment shall be permanently reduced as set forth below.
(Credit Agreement)

     (i) Debt Issuances. The Revolving Credit Commitment shall be permanently reduced by an amount equal to one hundred percent (100%) of the aggregate Net Cash Proceeds from any Debt Issuance.
     (ii) Asset Dispositions. The Revolving Credit Commitment shall be permanently reduced by an amount equal to one hundred percent (100%) of the aggregate Net Cash Proceeds from any Asset Disposition; provided that, so long as no Default or Event of Default has occurred and is continuing, no reduction shall be required hereunder in connection with (A) up to $500,000 aggregate Net Cash Proceeds from Asset Dispositions by any Credit Party, (B) any Asset Disposition or series of related Asset Dispositions by any Credit Party in which the aggregate Net Cash Proceeds from such disposition(s) are reinvested within 350 days after receipt of such Net Cash Proceeds by such Credit Party in replacement assets (useful to the business of the Borrowers and the Guarantors as conducted in accordance with Section 9.12), or (C) Asset Dispositions permitted pursuant to clauses (a) through (f) of Section 9.5.
     (iii) Insurance or Condemnation Events. The Revolving Credit Commitment shall be permanently reduced by an amount equal to one hundred percent (100%) of the aggregate Net Cash Proceeds from any Insurance or Condemnation Event; provided that, so long as no Default or Event of Default has occurred and is continuing, no reduction shall be required hereunder (A) in connection with up to $500,000 aggregate Net Cash Proceeds from Insurance or Condemnation Events received by any Credit Party or any Subsidiary thereof or (B) in connection with Insurance or Condemnation Events with respect to any Credit Party in which the aggregate Net Cash Proceeds are reinvested within 350 days after receipt of such Net Cash Proceeds by such Credit Party or Subsidiary in similar replacement assets.
     (c) Corresponding Payment. Each permanent reduction permitted or required pursuant to this Section shall be accompanied by a payment of principal sufficient to reduce the aggregate outstanding Revolving Credit Loans, Swingline Loans and L/C Obligations, as applicable, after such reduction to the Revolving Credit Commitment as so reduced and if the Revolving Credit Commitment as so reduced is less than the aggregate amount of all outstanding Letters of Credit, the Borrowers shall, jointly and severally, be required to deposit cash collateral in a cash collateral account opened by the Administrative Agent in an amount equal to 105% of the aggregate then undrawn and unexpired amount of such Letters of Credit. Such cash collateral shall be applied in accordance with Section 10.2(b). Any reduction of the Revolving Credit Commitment to zero shall be accompanied by, first, payment of all outstanding Swingline Loans, second, payment of all outstanding Revolving Credit Loans and third, furnishing of cash collateral satisfactory to the Administrative Agent for all L/C Obligations, together with accrued and unpaid interest or fees, as the case may be, related thereto to the date of such prepayment, and shall result in the termination of the Revolving Credit Commitment and the Swingline Commitment and the Revolving Credit Facility. Such cash collateral shall be applied in accordance with Section 10.2(b). If the reduction of the Revolving Credit Commitment requires the repayment of any LIBOR Rate Loan, such repayment shall be accompanied by any amount required to be paid pursuant to Section 4.9 hereof.
(Credit Agreement)

     Section 2.6 Termination of Revolving Credit Facility. The Revolving Credit Facility shall terminate on the Maturity Date.
ARTICLE III
LETTER OF CREDIT FACILITY
     Section 3.1 L/C Commitment. Subject to the terms and conditions hereof, the Administrative Agent, in reliance on the agreements of the other Lenders set forth in Section 3.4(a), agrees to arrange for the Issuing Bank to issue Letters of Credit for the account of the Borrowers on any Business Day from the Closing Date through but not including the Maturity Date in such form as may be approved from time to time by such Issuing Bank; provided, that the Administrative Agent shall have no obligation to arrange for the issuance of any such Letter of Credit if, after giving effect to such issuance, (a) the L/C Obligations would exceed the L/C Commitment or (b) the aggregate principal amount of outstanding Revolving Credit Loans, plus the aggregate principal amount of outstanding Swingline Loans, plus the aggregate amount of L/C Obligations would exceed the lesser of (x) the Revolving Credit Commitment and (y) the Borrowing Base Amount. Each Letter of Credit shall (i) be denominated in Dollars in a minimum amount of $5,000, (ii) be a standby or commercial letter of credit issued to support obligations of any Credit Party, contingent or otherwise, incurred in the ordinary course of business (including bid, performance, surety and similar bonds or obligations), (iii) expire on a date no more than twelve (12) months after the date of issuance or last renewal of such Letter of Credit (it being understood and agreed that such limitation shall not be construed to prohibit the issuance by such Issuing Bank of “evergreen” Letters of Credit providing for automatic extension for periods not exceeding 12 months), which expiry date (including any such date that could automatically be extended pursuant to an “evergreen” provision contained in a Letter of Credit) shall be no later than the fifth (5th) Business Day prior to the date specified in clause (a) of the definition of the term “Maturity Date” and (iv) be subject to the Uniform Customs and/or ISP98, as set forth in the Letter of Credit Application or as determined by such Issuing Bank and, to the extent not inconsistent therewith, the laws of the State of New York. The Administrative Agent shall not be obligated to arrange for the issuance of any Letter of Credit hereunder if such issuance would conflict with, or cause such Issuing Bank or any L/C Participant to exceed any limits imposed by, any Applicable Law. References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any outstanding Letters of Credit, unless the context otherwise requires.
     Section 3.2 Procedure for Issuance of Letters of Credit. The Borrowers may from time to time request that any Issuing Bank issue a Letter of Credit by the Administrative Borrower delivering to such Issuing Bank at the Administrative Agent’s Office a Letter of Credit Application therefor, completed to the satisfaction of such Issuing Bank, and such other certificates, documents and other papers and information as such Issuing Bank may request. Upon receipt of any Letter of Credit Application, such Issuing Bank shall process such Letter of Credit Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall, subject to Section 3.1 and Article V, promptly issue the Letter of Credit requested thereby (but in no event shall such Issuing Bank be required to issue any Letter of Credit earlier than three (3) Business Days after its receipt of the Letter of Credit Application therefor and all such other certificates,
(Credit Agreement)

documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by such Issuing Bank and the Borrowers. Such Issuing Bank shall promptly furnish to the Administrative Borrower a copy of such Letter of Credit and promptly notify each Lender of the issuance and upon request by any Lender, furnish to such Lender a copy of such Letter of Credit and the amount of such Lender’s participation therein.
     Section 3.3 Commissions and Other Charges. (a) Letter of Credit Commissions. The Borrowers shall, jointly and severally, pay to the Administrative Agent, for the account of each Issuing Bank and the L/C Participants, a letter of credit commission with respect to each Letter of Credit issued by such Issuing Bank in an amount equal to the undrawn face amount of such Letter of Credit multiplied by the Applicable Margin with respect to Revolving Credit Loans that are LIBOR Rate Loans (determined on a per annum basis). Such commission shall be payable quarterly in arrears on the last Business Day of each calendar quarter, on the Maturity Date and thereafter on demand of the Administrative Agent. The Administrative Agent shall, promptly following its receipt thereof, distribute to such Issuing Bank and the L/C Participants all commissions received with respect to such Letter of Credit pursuant to this Section in accordance with their respective Commitment Percentages.
     (b) Issuance Fee. In addition to the foregoing commission, the Borrowers shall, jointly and severally, pay to the Administrative Agent, for the account of each Issuing Bank, an issuance fee with respect to each Letter of Credit issued by such Issuing Bank in an amount equal to the face amount of such Letter of Credit multiplied by 1/8 of 1 percent (0.125%) per annum. Such issuance fee shall be payable on the date of issuance of such Letter of Credit.
     (c) Other Costs. In addition to the foregoing fees and commissions, the Borrowers shall, jointly and severally, pay or reimburse each Issuing Bank for such normal and customary costs and expenses as are incurred or charged by such Issuing Bank in issuing, effecting payment under, amending or otherwise administering any Letter of Credit issued by such Issuing Bank.
     Section 3.4 L/C Participations. (a) Each L/C Participant unconditionally and irrevocably agrees with the Administrative Agent that, if a draft is paid under any Letter of Credit for which the Administrative Agent (or such Issuing Bank) is not reimbursed in full by the Borrowers through a Revolving Credit Loan or otherwise in accordance with the terms of this Agreement, such L/C Participant shall pay to the Administrative Agent (for account of such Issuing Bank) upon demand at the Administrative Agent’s address for notices specified herein an amount equal to such L/C Participant’s Commitment Percentage of the amount of such draft, or any part thereof, which is not so reimbursed.
     (b) Upon becoming aware of any amount required to be paid by any L/C Participant to the Administrative Agent pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by any Issuing Bank under any Letter of Credit, the Administrative Agent shall notify each L/C Participant of the amount and due date of such required payment and such L/C Participant shall pay to the Administrative Agent the amount specified on the applicable due date. If any such amount is paid to the Administrative Agent after the date such payment is due, such L/C Participant shall pay to the Administrative Agent (for account of the Issuing
(Credit Agreement)

Bank) on demand, in addition to such amount, the product of (i) such amount, times (ii) the daily average Federal Funds Rate as determined by the Administrative Agent during the period from and including the date such payment is due to the date on which such payment is immediately available to the Administrative Agent, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. A certificate of the Administrative Agent with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error. With respect to payment to the Administrative Agent of the unreimbursed amounts described in this Section, if the L/C Participants receive notice that any such payment is due (A) prior to 1:00 p.m. on any Business Day, such payment shall be due that Business Day, and (B) after 1:00 p.m. on any Business Day, such payment shall be due on the following Business Day.
     (c) Whenever, at any time after any Issuing Bank has made payment under any Letter of Credit and the Administrative Agent has received from any L/C Participant its Commitment Percentage of such payment in accordance with this Section, the Administrative Agent receives from such Issuing Bank any payment that such Issuing Bank received related to such Letter of Credit (whether directly from the Borrowers or otherwise), or any payment of interest on account thereof, the Administrative Agent will distribute to such L/C Participant its pro rata share thereof; provided, that in the event that any such payment received by the Administrative Agent from such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to the Administrative Agent the portion thereof previously distributed by such Issuing Lender to it.
     Section 3.5 Reimbursement Obligation of the Borrowers. In the event of any drawing under any Letter of Credit, the Borrowers, jointly and severally, agree to reimburse (either with the proceeds of a Revolving Credit Loan as provided for in this Section or with funds from other sources), in same day funds, the Administrative Agent on each date on which the Administrative Agent notifies the Administrative Borrower of the date and amount of a draft paid under any Letter of Credit for the amount of (a) such draft so paid and (b) any amounts referred to in Section 3.3(c) incurred by such Issuing Bank in connection with such payment. Unless the Administrative Borrower shall immediately notify the Administrative Agent that the Borrowers intend to reimburse such drawing from other sources or funds, the Administrative Borrower shall be deemed to have timely given a Notice of Borrowing to the Administrative Agent requesting that the Lenders make a Revolving Credit Loan bearing interest at the Base Rate on such date in the amount of (a) such draft so paid and (b) any amounts referred to in Section 3.3(c) incurred by such Issuing Bank in connection with such payment, and the Lenders shall make a Revolving Credit Loan bearing interest at the Base Rate in such amount, the proceeds of which shall be applied to reimburse the Administrative Agent for the amount of the related drawing and costs and expenses. Each Lender acknowledges and agrees that its obligation to fund a Revolving Credit Loan in accordance with this Section to reimburse such Issuing Bank for any draft paid under a Letter of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including non-satisfaction of the conditions set forth in Section 2.3(a) or Article V. If the Borrowers have elected to pay the amount of such drawing with funds from other sources and shall fail to reimburse such Issuing Bank as provided above, the unreimbursed amount of such drawing shall bear interest at the rate which would be payable on any outstanding Base Rate Loans which were then overdue from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full.
(Credit Agreement)

     Section 3.6 Obligations Absolute. The Borrowers’ obligations under this Article III (including the Reimbursement Obligation) shall be joint and several and absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which the Borrowers may have or have had against the applicable Issuing Bank or any beneficiary of a Letter of Credit or any other Person. The Borrowers also agree that such Issuing Bank and the L/C Participants shall not be responsible for, and the Borrowers’ Reimbursement Obligation under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrowers and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrowers against any beneficiary of such Letter of Credit or any such transferee. No Issuing Bank shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by such Issuing Bank’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction by final nonappealable judgment. The Borrowers agree that any action taken or omitted by such Issuing Bank under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct shall be binding on the Borrowers and shall not result in any liability of such Issuing Bank or any L/C Participant to the Borrowers. The responsibility of the applicable Issuing Bank to the Borrowers in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.
     Section 3.7 Effect of Letter of Credit Application. To the extent that any provision of any Letter of Credit Application related to any Letter of Credit is inconsistent with the provisions of this Article III, the provisions of this Article III shall apply.
ARTICLE IV
GENERAL LOAN PROVISIONS
     Section 4.1 Interest. (a) Interest Rate Options. Subject to the provisions of this Section, at the election of the Borrowers, (i) Revolving Credit Loans shall bear interest at (A) the Base Rate plus the Applicable Margin or (B) the LIBOR Rate plus the Applicable Margin; provided that, unless the Primary Syndication Period has been successfully completed, the LIBOR Rate shall not be available until ten (10) Business Days after the Closing Date and (ii) any Swingline Loan shall bear interest at the Base Rate plus the Applicable Margin. The Borrowers shall select the rate of interest and Interest Period, if any, applicable to any Loan at the time a Notice of Borrowing is given by the Administrative Borrower or at the time a Notice of Conversion/Continuation is given by the Administrative Borrower pursuant to Section 4.2. Any Loan or any portion thereof as to which the Borrowers have not duly specified an interest rate as provided herein shall be deemed a Base Rate Loan.
     (b) Interest Periods. In connection with each LIBOR Rate Loan, the Administrative Borrower, by giving notice at the times described in Section 2.3 or 4.2, as applicable, shall elect
(Credit Agreement)

an interest period (each, an “Interest Period”) to be applicable to such Loan, which Interest Period shall be a period of one (1), two (2), three (3), six (6) or if then available from each Lender, nine (9) or twelve (12) months; provided that:
     (i) the Interest Period shall commence on the date of advance of or conversion to any LIBOR Rate Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires;
     (ii) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, that if any Interest Period with respect to a LIBOR Rate Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;
     (iii) any Interest Period with respect to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;
     (iv) no Interest Period shall extend beyond the date specified in clause (a) of the definition of the term “Maturity Date”, without payment of any amounts pursuant to Section 4.9; and
     (v) there shall be no more than eight (8) Interest Periods in effect at any time.
     (c) Default Rate. Subject to Section 10.3, (i) (A) immediately upon the occurrence and during the continuance of any Event of Default, (i) the Borrowers shall no longer have the option to request any Loans (including Swingline Loans) or Letters of Credit or continue any LIBOR Rate Loans as LIBOR Rate Loans or convert any Base Rate Loans into LIBOR Rate Loans and (ii) all outstanding Loans shall bear interest at a rate per annum of two percent (2%) in excess of the rate then applicable to such Loans, and (ii) immediately upon the occurrence and during the continuance of an Event of Default under Section 10.1(b), all outstanding interest and other Obligations arising hereunder or under any other Loan Document shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate then applicable to Base Rate Loans. Interest shall continue to accrue on the Obligations after the filing by or against any Borrower of any petition seeking any relief in bankruptcy or under any act or law pertaining to insolvency or debtor relief, whether state, federal or foreign.
     (d) Interest Payment and Computation. Interest on each Base Rate Loan shall be due and payable in arrears on the last Business Day of each calendar quarter commencing September 30, 2006; and interest on each LIBOR Rate Loan shall be due and payable on the last day of each Interest Period applicable thereto, and if such Interest Period extends over three (3) months, at the end of each three (3) month interval during such Interest Period. Interest on LIBOR Rate Loans, Base Rate Loans accruing interest based on clause (b) of the definition of the term “Base Rate” and all fees payable hereunder shall be computed on the basis of a 360-day
(Credit Agreement)

year and assessed for the actual number of days elapsed and interest on Base Rate Loans accruing interest based on clause (a) of the definition of the term “Base Rate” shall be computed on the basis of a 365/366-day year and assessed for the actual number of days elapsed.
     (e) Maximum Rate. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest under this Agreement charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Lenders have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lenders shall at the Administrative Agent’s option (i) promptly refund to the Borrowers any interest received by the Lenders in excess of the maximum lawful rate or (ii) apply such excess to the principal balance of the Obligations on a pro rata basis. It is the intent hereof that no Borrower pay or contract to pay, and that neither the Administrative Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by such Borrower under Applicable Law.
     Section 4.2 Notice and Manner of Conversion or Continuation of Loans. Provided that no Default or Event of Default has occurred and is then continuing, the Borrowers shall have the option to (a) convert at any time following the tenth (10th) Business Day after the Closing Date (unless the Primary Syndication Period has been successfully completed) all or any portion of any outstanding Base Rate Loans (other than Swingline Loans) in a principal amount equal to $3,000,000 or any whole multiple of $1,000,000 in excess thereof into one or more LIBOR Rate Loans and (b) upon the expiration of any Interest Period, (i) convert all or any part of its outstanding LIBOR Rate Loans in a principal amount equal to $1,000,000 or a whole multiple of $1,000,000 in excess thereof into Base Rate Loans (other than Swingline Loans) or (ii) continue such LIBOR Rate Loans as LIBOR Rate Loans. Whenever the Borrowers desire to convert or continue Loans as provided above, the Administrative Borrower shall give the Administrative Agent irrevocable prior written notice in the form attached as Exhibit E (a “Notice of Conversion/Continuation”) not later than 11:00 a.m. three (3) Business Days before the day on which a proposed conversion or continuation of such Loan is to be effective specifying (A) the Loans to be converted or continued, and, in the case of any LIBOR Rate Loan to be converted or continued, the last day of the Interest Period therefor, (B) the effective date of such conversion or continuation (which shall be a Business Day), (C) the principal amount of such Loans to be converted or continued, and (D) the Interest Period to be applicable to such converted or continued LIBOR Rate Loan. The Administrative Agent shall promptly notify the Lenders of such Notice of Conversion/Continuation.
     Section 4.3 Fees. (a) Commitment Fee. Commencing on the date of this Agreement, the Borrowers shall, jointly and severally, pay to the Administrative Agent, for the account of the Lenders, a non-refundable commitment fee at a rate per annum equal to 0.50% on the average daily unused portion of the Revolving Credit Commitment (for which purpose the aggregate outstanding amount of L/C Obligation shall be deemed to be a use of the Revolving Credit Commitment); provided, that the amount of outstanding Swingline Loans shall not be considered usage of the Revolving Credit Commitment for the purpose of calculating such commitment fee
(Credit Agreement)

(other than with respect to calculating any commitment fee due to the Swingline Lender). The commitment fee shall be payable in arrears on the last Business Day of each calendar month during the term of this Agreement commencing August 31, 2006 and ending on the Maturity Date. Such commitment fee shall be distributed by the Administrative Agent to the Lenders pro rata in accordance with the Lenders’ respective Commitment Percentages.
     (b) Administrative Agent’s and Other Fees. In order to compensate the Administrative Agent for acting in its capacity as such hereunder and under the other Loan Documents, the Borrowers, jointly and severally, agree to pay to the Administrative Agent, for its own account, the fees set forth in the CIT Fee Letter.
     Section 4.4 Manner of Payment. Each payment by the Borrowers on account of the principal of or interest on the Loans or of any fee, commission or other amounts (including the Reimbursement Obligation) payable to the Lenders under this Agreement shall be made not later than 1:00 p.m. on the date specified for payment under this Agreement to the Administrative Agent at the Administrative Agent’s Office for the account of the Lenders (other than as set forth below) pro rata in accordance with their respective Commitment Percentages, (except as specified below), in Dollars, in immediately available funds and shall be made without any setoff, counterclaim or deduction whatsoever. Any payment received after such time but before 2:00 p.m. on such day shall be deemed a payment on such date for the purposes of Section 10.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 2:00 p.m. shall be deemed to have been made on the next succeeding Business Day for all purposes. Upon receipt by the Administrative Agent of each such payment, the Administrative Agent shall distribute to each Lender at its address for notices set forth herein its pro rata share of such payment in accordance with such Lender’s Commitment Percentage, (except as specified below) and shall wire advice of the amount of such credit to each Lender. Each payment to the Administrative Agent of the applicable Issuing Bank’s fees or L/C Participants’ commissions shall be made in like manner, but for the account of such Issuing Bank or the L/C Participants, as the case may be. Each payment to the Administrative Agent of Administrative Agent’s fees or expenses shall be made for the account of the Administrative Agent and any amount payable to any Lender under Sections 4.9, 4.10, 4.11 or 12.3 shall be paid to the Administrative Agent for the account of the applicable Lender. Subject to Section 4.1(b)(ii) if any payment under this Agreement shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment.
     Section 4.5 Evidence of Indebtedness. (a) Extensions of Credit. The Extensions of Credit made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Extensions of Credit made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to, jointly and severally, pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the
(Credit Agreement)

Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Revolving Credit Note and/or Swingline Note, as applicable, which shall evidence such Lender’s Revolving Credit Loans and/or Swingline Loans, as applicable, in addition to such accounts or records. Each Lender may attach schedules to its Notes and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.
     (b) Participations. In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swingline Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
     Section 4.6 Adjustments. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations (other than pursuant to Sections 4.9, 4.10, 4.11 or 12.3 hereof) greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:
     (a) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and
     (b) the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Swingline Loans and Letters of Credit to any assignee or participant, other than to any Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).
Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Credit Party in the amount of such participation.
     Section 4.7 Nature of Obligations of Lenders Regarding Extensions of Credit; Assumption by the Administrative Agent. The obligations of the Lenders under this Agreement
(Credit Agreement)

to make the Loans and issue or participate in Letters of Credit are several and are not joint or joint and several. Unless the Administrative Agent shall have received notice from a Lender prior to a proposed borrowing date that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of the amount to be borrowed on such date (which notice shall not release such Lender of its obligations hereunder), the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the proposed borrowing date in accordance with Section 2.3(b), and the Administrative Agent may, in reliance upon such assumption, make available to the Borrowers on such date a corresponding amount. If such amount is made available to the Administrative Agent on a date after such borrowing date, such Lender shall pay to the Administrative Agent on demand an amount, until paid, equal to the product of (a) the amount not made available by such Lender in accordance with the terms hereof, times (b) the daily average Federal Funds Rate during such period as determined by the Administrative Agent, times (c) a fraction the numerator of which is the number of days that elapse from and including such borrowing date to the date on which such amount not made available by such Lender in accordance with the terms hereof shall have become immediately available to the Administrative Agent and the denominator of which is 360. A certificate of the Administrative Agent with respect to any amounts owing under this Section shall be conclusive, absent manifest error. If such Lender’s Commitment Percentage of such borrowing is not made available to the Administrative Agent by such Lender within three (3) Business Days after such borrowing date, the Administrative Agent shall be entitled to recover such amount made available by the Administrative Agent with interest thereon at the rate per annum applicable to Base Rate Loans hereunder, on demand, from the Borrowers. The failure of any Lender to make available its Commitment Percentage of any Loan requested by the Borrowers shall not relieve it or any other Lender of its obligation, if any, hereunder to make its Commitment Percentage of such Loan available on the borrowing date, but no Lender shall be responsible for the failure of any other Lender to make its Commitment Percentage of such Loan available on the borrowing date.
     Section 4.8 Changed Circumstances. (a) Circumstances Affecting LIBOR Rate Availability. If with respect to any Interest Period the Administrative Agent or any Lender (after consultation with the Administrative Agent) shall determine that, by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in eurodollars, in the applicable amounts are not being quoted via the Telerate Page 3750 or offered to the Administrative Agent or such Lender for such Interest Period, then the Administrative Agent shall forthwith give notice thereof to the Administrative Borrower. Thereafter, until the Administrative Agent notifies the Administrative Borrower that such circumstances no longer exist, the obligation of the Lenders to make LIBOR Rate Loans and the right of the Borrowers to convert any Loan to or continue any Loan as a LIBOR Rate Loan shall be suspended, and the Borrowers shall, jointly and severally, repay in full (or cause to be repaid in full) the then outstanding principal amount of each such LIBOR Rate Loan together with accrued interest thereon, on the last day of the then current Interest Period applicable to such LIBOR Rate Loan or convert the then outstanding principal amount of each such LIBOR Rate Loan to a Base Rate Loan as of the last day of such Interest Period.
     (b) Laws Affecting LIBOR Rate Availability. If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency
(Credit Agreement)

charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any LIBOR Rate Loan, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Administrative Borrower and the other Lenders. Thereafter, until the Administrative Agent notifies the Administrative Borrower that such circumstances no longer exist, (i) the obligations of the Lenders to make LIBOR Rate Loans and the right of the Borrowers to convert any Loan or continue any Loan as a LIBOR Rate Loan shall be suspended and thereafter the Borrowers may select only Base Rate Loans hereunder, and (ii) if any of the Lenders may not lawfully continue to maintain a LIBOR Rate Loan to the end of the then current Interest Period applicable thereto as a LIBOR Rate Loan, the applicable LIBOR Rate Loan shall immediately be converted to a Base Rate Loan for the remainder of such Interest Period.
     Section 4.9 Indemnity. The Borrowers hereby, jointly and severally, indemnify each of the Lenders against any loss or expense which may arise or be attributable to each Lender’s obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Loan (a) as a consequence of any failure by the Borrowers to make any payment when due of any amount due hereunder in connection with a LIBOR Rate Loan, (b) due to any failure of the Borrowers to borrow, continue or convert on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation or (c) due to any payment, prepayment or conversion of any LIBOR Rate Loan on a date other than the last day of the Interest Period therefor. The amount of such loss or expense shall be determined, in the applicable Lender’s sole discretion, based upon the assumption that such Lender funded its Commitment Percentage of the LIBOR Rate Loans in the London interbank market and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical. A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrowers through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error.
     Section 4.10 Increased Costs. (a) Increased Costs Generally. If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate) or any Issuing Bank;
     (ii) subject any Lender or any Issuing Bank to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any LIBOR Rate Loan made by it, or change the basis of taxation of payments to such Lender or such Issuing Bank in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 4.11 and the imposition of, or any change in the rate of any Excluded Tax payable by such Lender or such Issuing Bank); or
(Credit Agreement)

     (iii) impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Rate Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting into or maintaining any LIBOR Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender or such Issuing Bank, the Borrowers shall, jointly and severally, promptly pay to any such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.
     (b) Capital Requirements. If any Lender or any Issuing Bank determines that any Change in Law affecting such Lender or such Issuing Bank or any lending office of such Lender or such Lender’s or such Issuing Bank’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Revolving Credit Commitment of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time upon written request of such Lender or such Issuing Bank the Borrowers shall, jointly and severally, promptly pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.
     (c) Certificates for Reimbursement. A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Administrative Borrower shall be conclusive absent manifest error. The Borrowers shall, jointly and severally, pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within fifteen (15) days after receipt thereof.
     (d) Delay in Requests. Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate such Lender or such Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Administrative Borrower of the Change in Law giving rise to such increased costs or reductions
(Credit Agreement)

and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
     Section 4.11 Taxes. (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes; provided that if such Borrower shall be required by Applicable Law to deduct any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, the applicable Lender or the applicable Issuing Bank, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.
     (b) Payment of Other Taxes by the Borrowers. Without limiting the provisions of paragraph (a) above, the Borrowers shall, jointly and severally, timely pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law. The Administrative Agent, and each Lender, represents that it is not aware, as of the date of this Agreement, of any Other Taxes that may apply to payments by or on account of any obligation of the Borrower or under any Loan Document.
     (c) Indemnification by the Borrowers. Each Borrower and each other Credit Party shall, jointly and severally, indemnify the Administrative Agent, each Lender and each Issuing Bank, within thirty (30) days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Administrative Borrower by a Lender or an Issuing Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of such Lender or such Issuing Bank, shall be conclusive absent manifest error.
     (d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrowers to a Governmental Authority, the Administrative Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
     (e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments
(Credit Agreement)

hereunder or under any other Loan Document shall deliver to such Borrower (with a copy to the Administrative Agent), at the time or times prescribed by Applicable Law or reasonably requested by such Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by any Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by such Borrower or the Administrative Agent as will enable such Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing, in the event that any Borrower is a resident for tax purposes in the United States, any Foreign Lender shall deliver to the Administrative Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of any Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
     (i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,
     (ii) duly completed copies of Internal Revenue Service Form W-8ECI,
     (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of any Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or
     (iv) any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrowers to determine the withholding or deduction required to be made.
     (f) Treatment of Certain Refunds. If the Administrative Agent, a Lender or an Issuing Bank determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by any Borrower or with respect to which such Borrower has paid additional amounts pursuant to this Section, it shall pay to such Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by any Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or such Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Borrower, upon the request of the Administrative Agent, such Lender or such Issuing Bank,
(Credit Agreement)

agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or such Issuing Bank in the event the Administrative Agent, such Lender or such Issuing Bank is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent, any Lender or any Issuing Bank to make available its tax returns (or any other information relating to its taxes which it deems confidential) to any Borrower or any other Person.
     (g) Survival. Without prejudice to the survival of any other agreement of the Borrowers hereunder, the joint and several agreements and obligations of the Borrowers contained in this Section shall survive the payment in full of the Obligations and the termination of the Revolving Credit Commitment.
     Section 4.12 Mitigation Obligations; Replacement of Lenders, (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 4.10, or requires any Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.11, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.10 or 4.11, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. The Borrowers hereby, jointly and severally, agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment. In addition, the Administrative Agent and each Lender shall take all reasonable actions reasonably requested by the Borrower that are without material risk and cost to such Administrative Agent or Lender, and consistent with the internal policies of such Administrative Agent or Lender and applicable legal and regulatory restrictions, in order to maintain all exemptions, if any, available to it from withholding taxes (whether available by treaty or existing administrative waiver) and otherwise to minimize any amounts payable by the Borrower under Section 2.11, provided, however, the Borrowers agree to pay all reasonable costs and expenses incurred by the Administrative Agent or Lender in connection with taking such reasonable actions reasonably requested by the Borrower.
     (b) Replacement of Lenders. If any Lender requests compensation under Section 4.10 in amounts disproportionate to the amounts requested by any other Lender under such Section, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.11 in an amount disproportionate to the amount the Borrowers are required to pay any other Lender or such Governmental Authority for the account of such other Lender pursuant to such Section, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrowers may, at their sole expense and effort, upon notice by the Administrative Borrower to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.10), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that
(Credit Agreement)

     (i) the Borrowers shall have paid to the Administrative Agent the assignment fee specified in Section 12.10,
     (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 4.9) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts),
     (iii) in the case of any such assignment resulting from a claim for compensation under Section 4.10 or payments required to be made pursuant to Section 4.11, such assignment will result in a reduction in such compensation or payments thereafter, and
     (iv) such assignment does not conflict with Applicable Law.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.
     Section 4.13 Security. The Obligations of each Borrower shall be secured as provided in the Security Documents.
ARTICLE V
CONDITIONS OF CLOSING AND BORROWING
     Section 5.1 Conditions to Closing and Initial Extensions of Credit. The effectiveness of this Agreement, and the obligation of the Lenders to make the initial Loan or issue or participate in the initial Letter of Credit, if any, is subject to the satisfaction of each of the following conditions:
     (a) Executed Loan Documents. This Agreement, a Revolving Credit Note in favor of each Lender requesting a Revolving Credit Note, a Swingline Note in favor of the Swingline Lender (if requested thereby), the Security Documents, the Intercreditor Agreement, together with any other applicable Loan Documents, shall have been duly authorized, executed and delivered to the Administrative Agent by the parties thereto, shall be in full force and effect and no Default or Event of Default shall exist hereunder or thereunder.
     (b) Consummation of the Transactions. The Transactions (other than the ATX Acquisition) shall have been consummated pursuant to the definitive documentation relating thereto and all conditions precedent to the consummation of the Transactions (other than the receipt of all governmental approvals or consents necessary or desirable in connection with the ATX Acquisition) shall have been satisfied or, with the prior approval of the Administrative Agent, waived. The Administrative Agent shall have also received true and correct copies of all Transaction Documents (including the ATX Acquisition Agreement and the related
(Credit Agreement)

schedules and exhibits, the Senior Secured Notes Indenture and the Senior Secured Notes and the Equity Holder Agreements).
     (c) Closing Certificates; Etc. The Administrative Agent shall have received each of the following in form and substance reasonably satisfactory to the Administrative Agent:
     (i) Officer’s Certificate of Holdings and the other Borrowers. A certificate from a Responsible Officer of each of Holdings and each other Credit Party, delivered on behalf of the Credit Parties, to the effect that all representations and warranties contained in this Agreement and the other Loan Documents are true and correct; that none of the Credit Parties is in violation of any of the covenants contained in this Agreement and the other Loan Documents; that, after giving effect to the transactions contemplated by this Agreement, no Default or Event of Default has occurred and is continuing; and that each of the Credit Parties, as applicable, has satisfied each of the conditions set forth in Section 5.1.
     (ii) Certificate of Secretary of each Credit Party. A certificate of a Responsible Officer of each Credit Party certifying as to the incumbency and genuineness of the signature of each officer of such Credit Party executing Loan Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of (A) the articles or certificate of incorporation or formation of such Credit Party and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation or formation, (B) the bylaws or other governing document of such Credit Party as in effect on the Closing Date, (C) resolutions duly adopted by the board of directors or other governing body of such Credit Party authorizing the transactions contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, and (D) each certificate required to be delivered pursuant to Section 5.1(c)(iii).
     (iii) Certificates of Good Standing. Certificates as of a recent date of the good standing of each Credit Party under the laws of its jurisdiction of organization and, to the extent requested by the Administrative Agent, each other jurisdiction where such Credit Party is qualified to do business and, to the extent available, a certificate of the relevant taxing authorities of such jurisdictions certifying that such Credit Party has filed required tax returns and owes no delinquent taxes.
     (iv) Opinions of Counsel. Favorable opinions addressed to the Administrative Agent and the Lenders (and their respective successors and assigns) of (A) corporate and local counsel to the Credit Parties with respect to organizational matters, authorization, execution, enforceability, no conflict with Applicable Laws or agreements, etc. with respect to the Credit Parties, the Loan Documents and such other matters as the Lenders shall reasonably request and (B) special FCC counsel and/or PUC counsel to the Credit Parties, as applicable, with respect to the Licenses of the Credit Parties and the transactions contemplated hereby.
(Credit Agreement)

     (d) Personal Property Collateral.
     (i) Filings and Recordings. The Administrative Agent shall have received all filings and recordations that are necessary to perfect the security interests of the Administrative Agent, on behalf of itself and the Lenders, in the Collateral and the Administrative Agent shall have received reasonably satisfactory evidence that upon such filings and recordations such security interests constitute valid and perfected first priority Liens thereon (subject to Permitted Liens).
     (ii) Pledged Collateral. The Administrative Agent shall have received (A) original stock certificates or other certificates evidencing the Capital Stock pledged pursuant to the Security Documents, together with an undated stock power for each such certificate duly executed in blank by the registered owner thereof and (B) each original promissory note pledged pursuant to the Security Documents.
     (iii) Lien Search. The Administrative Agent shall have received the results of a Lien search (including a search as to judgments, pending litigation and tax matters), in form and substance reasonably satisfactory to the Administrative Agent, made against each Credit Party and ATX under the Uniform Commercial Code (or applicable judicial docket) as in effect in each relevant jurisdiction, indicating among other things that its assets are free and clear of any Lien except for Permitted Liens.
     (iv) Hazard and Liability Insurance. The Administrative Agent shall have received certificates of property hazard, business interruption and liability insurance (or evidence of self-insurance programs in form and substance satisfactory to the Administrative Agent), evidence of payment of all insurance premiums for the current policy year of each (with proper endorsements naming the Administrative Agent as loss payee (and mortgagee, as applicable) on all certificates for property hazard insurance and as additional insured on all certificates for liability insurance) and providing the Administrative Agent with at least thirty (30) days’ advance notification of cancellation of any such insurance policy, and, if requested by the Administrative Agent, copies (certified by a Responsible Officer) of insurance policies in the form required under any Loan Document and otherwise in form and substance, including coverages and amounts, reasonably satisfactory to the Administrative Agent.
     (v) Borrowing Base. The Administrative Agent shall have received a duly executed Borrowing Base Certificate which shall reflect, among other things, a Borrowing Base Amount (excluding, for this purpose Receivables owed to ATX and its Subsidiaries) of at least $7,500,000 as of the Closing Date.
     (e) Consents; Defaults.
     (i) Governmental and Third Party Approvals. The Credit Parties shall have received all material governmental, shareholder and third party consents and approvals necessary (or any other material consents as determined in the reasonable discretion of the Administrative Agent) in connection with the Transactions and the other transactions contemplated by this Agreement and the other Loan Documents (other than the receipt of
(Credit Agreement)

all governmental approvals or consents necessary of desirable in connection with the ATX Acquisition) and all applicable waiting periods shall have expired without any action being taken by any Person that could reasonably be expected to restrain, prevent or impose any material adverse conditions on any of the Credit Parties or such other transactions or that could seek or threaten any of the foregoing, and no law or regulation shall be applicable which in the reasonable judgment of the Administrative Agent could reasonably be expected to have such effect; provided, however, that with respect to governmental approvals, this Section shall apply only to approval from jurisdictions from which Holdings derived in the aggregate at least 92% of its total revenues during the fiscal quarter ended March 31, 2006. All governmental approvals and consents that are required to be obtained under the ATX Acquisition shall have been applied for without any action being taken by any applicable authority that would restrain, prevent or otherwise impose adverse conditions on the ATX Acquisition or the financing thereof.
     (ii) Litigation, Etc. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement, the other Loan Documents or the Transaction Documents or the consummation of the transactions contemplated hereby or thereby, which, in the Administrative Agent’s reasonable discretion, (A) would make it inadvisable to consummate the transactions contemplated by this Agreement, the other Loan Documents or the Transaction Documents or the consummation of the transactions contemplated hereby or thereby or (B) has had or would reasonably be expected to have a Material Adverse Effect.
     (f) Financial Matters.
     (i) Financial Statements. The Administrative Agent shall have received (a) Consolidated audited financial statements of Holdings and its Subsidiaries for the Fiscal Years ended December 31, 2003, December 31, 2004 and December 31, 2005 and audited financial statements of ATX for the period commencing April 23, 2005 and ending December 31, 2005, and (b) Consolidated unaudited financial statements for (i) each fiscal quarter ended after December 31, 2005 and ended at least 45 days prior to the Closing Date and (ii) the most recent twelve-calendar month period, ended after December 31, 2005 but prior to the date that is 30 days prior to the Closing Date for each of Holdings and ATX, and in each case, all meeting the requirements of Regulation S-X for Form S-1 registration statements. Such financial statements shall show pro forma Consolidated EBITDA (as defined in the Senior Secured Notes Indenture), including only those adjustments agreed between Holdings and the Administrative Agent, for the twelve month period ending with the last fiscal quarter ended prior to the Closing Date, (A) after giving effect to the Transactions, of not less than $47,500,000 and (B) after giving effect to the Transactions other than the ATX Acquisition, of not less than $29,000,000.
     (ii) Financial Condition Certificate. Holdings shall have delivered to the Administrative Agent a certificate, in form and substance satisfactory to the Administrative Agent, and certified as accurate on behalf of Holdings by a Responsible Officer of Holdings, that (A) Holdings and its Subsidiaries, taken as a whole, are Solvent,
(Credit Agreement)

(B) the payables of Holdings and its Subsidiaries, taken as a whole, are current and not past due, in the ordinary course of business (other than payables which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP), (C) on a pro forma basis for the twelve month period ended immediately prior to the Closing Date, the Consolidated Total Leverage Ratio (as defined in the Senior Secured Notes Indenture) (excluding the amount of any Permitted LCs and including only those adjustments agreed between Holdings and the Administrative Agent), as of the Closing Date (a) after giving effect to the Transactions, of Holdings and its Subsidiaries (including, for the avoidance of doubt, ATX) not greater than 4.25:1.00 and (b) after giving effect to the Transactions other than the ATX Acquisition, of Holdings and its Subsidiaries (excluding, for the avoidance of doubt, ATX and excluding $95,000,000 of Indebtedness evidenced by the Senior Secured Notes) not greater than 3.75:1.00, together with, in each case, calculations evidencing the same, and (D) the financial projections contained in the Offering Circular dated August 15, 2006 previously delivered to the Administrative Agent represent the good faith estimates based on reasonable assumptions of the financial condition and operations of Holdings and its Subsidiaries, taken as a whole.
     (iii) Payment at Closing; Fee Letters. (a) Holdings shall have paid (or caused to be paid) to (x) the Administrative Agent the fees set forth or referenced in Section 4.3, and (y) the Syndication Agent and certain of its affiliates the fees and expense reimbursements separately agreed among Holdings, the Syndication Agent and such affiliates in respect of this Agreement and the contemplated bridge financing, (b) CIT shall have received from Jefferies Finance LLC the fees payable to CIT under the Jefferies Fee Letter, and (c) Holdings shall have paid any other accrued and unpaid fees or commissions due hereunder (including legal fees and expenses) and to any other Person such amount as may be due thereto in connection with the transactions contemplated hereby, including all taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents.
     (iv) Absence of Material Adverse Changes There shall not have occurred or become known to the Administrative Agent or any Lender any event, development or circumstance since December 31, 2005 as to Holdings and its Subsidiaries, taken as a whole, that has caused or could reasonably be expected to cause a Material Adverse Effect.
     (v) Absence of Market Disruption. There shall not have occurred any event or circumstance that has resulted in (or in the reasonable opinion of the Administrative Agent, would result in) a cessation of trading in at least one national securities market for more than one-half of a trading day for such market during three (3) consecutive Business Days or for at least five (5) Business Days during any period consisting of ten consecutive Business Days. No banking moratorium shall have been declared by any applicable Governmental Authority.
     (g) Representations and Warranties. The representations and warranties contained in each of (i) Article VI and (ii) the ATX Acquisition Agreement shall be true and correct on and as of the Closing Date in all material respects, except for any representation and warranty
(Credit Agreement)

made as of an earlier date, which representation and warranty shall remain true and correct as of such earlier date.
     (h) No Existing Default. No Default or Event of Default shall have occurred and be continuing on the Closing Date.
     (i) Miscellaneous.
     (i) Corporate Structure. The Administrative Agent (in its reasonable credit judgment) shall be satisfied with the capitalization and corporate and organizational structure of Holdings and its Subsidiaries (after giving effect to the ATX Acquisition and the other transactions contemplated hereby), including as to direct and indirect ownership and as to the terms of the Indebtedness and Capital Stock of Holdings and its Subsidiaries.
     (ii) Refinancing. Not in limitation of clause (b) above but in furtherance thereof, contemporaneously with the consummation of the other Transactions (other than the ATX Acquisition), the Existing Facility shall have been repaid in full, all commitments relating thereto shall have been terminated, and all liens or security interests related thereto shall have been terminated or released or arrangements made therefor, and the Administrative Agent shall have received a pay-off letter in form and substance satisfactory to it evidencing such repayment, termination, reconveyance and release, and the Existing Subordinated Notes shall have been repaid or redeemed in their entirety and no Existing Subordinated Notes shall be outstanding. After giving effect to the Transactions (other than the ATX Acquisition), Holdings and its Subsidiaries shall have outstanding no Indebtedness or preferred stock (or direct or indirect guarantee or other credit support in respect thereof) other than as permitted under Section 9.1 and preferred stock issued pursuant to the Conversion.
     (iii) “Know Your Customer” Requirements. The Administrative Agent and the Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.
     (iv) Other Documents. All Transaction Documents, opinions, certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Administrative Agent. The Administrative Agent shall have received copies of all other documents, certificates and instruments reasonably requested thereby, with respect to the transactions contemplated by this Agreement.
     Section 5.2 Conditions to All Extensions of Credit. The obligations of the Lenders to make any Extensions of Credit (including the initial Extension of Credit) and/or any Issuing Bank to issue or extend any Letter of Credit are subject to the satisfaction of the following conditions precedent on the relevant borrowing, continuation, conversion, issuance or extension date:
(Credit Agreement)

     (a) Continuation of Representations and Warranties. The representations and warranties contained in Article VI shall be true and correct in all material respects on and as of such borrowing, continuation, conversion, issuance or extension date with the same effect as if made on and as of such date, except for any representation and warranty made as of an earlier date, which representation and warranty shall remain true and correct as of such earlier date.
     (b) No Existing Default. No Default or Event of Default shall have occurred and be continuing (i) on the borrowing, continuation or conversion date with respect to such Loan or after giving effect to the Loans to be made, continued or converted on such date or (ii) on the issuance or extension date with respect to such Letter of Credit or after giving effect to the issuance or extension of such Letter of Credit on such date.
     (c) Notices. The Administrative Agent (and in the case of a Letter of Credit Application, the applicable Issuing Bank) shall have received a Notice of Borrowing, Notice of Conversion/Continuation or Letter of Credit Application, as applicable, from the Administrative Borrower in accordance with Section 2.3(a) or Section 4.2; provided that no Notice of Borrowing may be submitted with respect to the borrowing of any Loans on the Closing Date.
     (d) Additional Documents. The Administrative Agent (and in the case of a Letter of Credit Application, the applicable Issuing Bank) shall have received each additional document, instrument, legal opinion or other item reasonably requested by it.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF THE BORROWERS
     Section 6.1 Representations and Warranties. To induce the Administrative Agent and Lenders to enter into this Agreement and to induce the Lenders to make Extensions of Credit, the Borrowers hereby, jointly and severally, represent and warrant to the Administrative Agent and Lenders both before and after giving effect to the transactions contemplated hereunder that:
     (a) Organization; Power; Qualification. Each Credit Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, has the power and authority to own its properties and to carry on its business as now being and hereafter proposed to be conducted and is duly qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization except in jurisdictions where the failure to be so qualified or in good standing could not reasonably be expected to result in a Material Adverse Effect. The jurisdictions in which each Credit Party is organized and qualified to do business as of the Closing Date are described on Schedule 6.1(a).
     (b) Ownership. Each Subsidiary of Holdings as of the Closing Date is listed on Schedule 6.1(b). As of the Closing Date, the capitalization of Holdings and its Subsidiaries consists of the number of shares, authorized, issued and outstanding, of such
(Credit Agreement)

classes and series, with or without par value, described on Schedule 6.1(b). All outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable, with no personal liability attaching to the ownership thereof, and not subject to any preemptive or similar rights, except as described in Schedule 6.1(b). The shareholders of Holdings and its Subsidiaries and the number of shares owned by each as of the Closing Date are described on Schedule 6.1(b). As of the Closing Date, there are no outstanding stock purchase warrants, subscriptions, options, securities, instruments or other rights of any type or nature whatsoever, which are convertible into, exchangeable for or otherwise provide for or permit the issuance of Capital Stock of Holdings or its Subsidiaries, except as described on Schedule 6.1(b).
     (c) Authorization of Agreement, Loan Documents and Borrowing. Each Credit Party has the right, power and authority and has taken all necessary corporate and other action to authorize the execution, delivery and performance of this Agreement and each of the other Loan Documents to which it is a party in accordance with their respective terms. This Agreement and each of the other Loan Documents have been duly executed and delivered by the duly authorized officers of each Credit Party thereto, and each such document constitutes the legal, valid and binding obligation of each Credit Party thereto, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies.
     (d) Compliance of Agreement, Loan Documents and Borrowing with Laws, Etc. The execution, delivery and performance by the Credit Parties of the Loan Documents to which each such Person is a party, in accordance with their respective terms, the Extensions of Credit hereunder and the transactions contemplated hereby do not and will not, by the passage of time, the giving of notice or otherwise, (i) conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws or other organizational documents of any Credit Party, (ii) conflict with, result in a breach of or constitute a default under any material indenture, agreement or other instrument to which such Person is a party or by which any of its properties may be bound or any material Governmental Approval relating to such Person, (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Person other than Liens arising under the Loan Documents or (iv) require any Governmental Approval (other than such Governmental Approvals as may be necessary to consummate the ATX Acquisition), violate any Applicable Law relating to any Credit Party or require any consent of any other Person in connection with the execution, delivery, performance, validity or enforceability of this Agreement other than consents, authorizations, filings or other acts or consents that have been obtained or for which the failure to obtain or make could not reasonably be expected to have a Material Adverse Effect and other than filings under the UCC.
     (e) Compliance with Law; Governmental Approvals. Each Credit Party (i) has all Governmental Approvals required by any Applicable Law for it to conduct its business, each of which is in full force and effect, is final and not subject to review on appeal and is not the subject of any pending or, to its knowledge, threatened attack by
(Credit Agreement)

direct or collateral proceeding, (ii) is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Laws relating to it or any of its respective properties, (iii) has timely filed all material reports, documents and other materials required to be filed by it under all Applicable Laws with any Governmental Authority and has retained all material records and documents required to be retained by it under Applicable Law, and (iv) no Credit Party is aware of any event or circumstance constituting noncompliance (or any Person alleging noncompliance) with any rule or regulation of the FCC or any applicable PUC except, in each case, where the failure to have, comply or file could not reasonably be expected to have a Material Adverse Effect.
     (f) Tax Returns and Payments. Except as set forth on Schedule 6.1 (f), each Credit Party has duly filed or caused to be filed all material federal, state, local and other tax returns required by Applicable Law to be filed, and has paid, or made adequate provision for the payment of, all material federal, state, local and other Taxes which are due and payable. Such returns accurately reflect in all material respects all liability for taxes of the Credit Parties for the periods covered thereby. Except as set forth on Schedule 6.1 (f), as of the Closing Date, there is no ongoing audit or examination or, to the knowledge of any Borrower, other investigation by any Governmental Authority of the tax liability of any Credit Party, and none of the Credit Parties is aware of any proposed Material Tax assessment against it or any other Credit Party. No Governmental Authority has asserted any Lien or other claim against any Credit Party with respect to unpaid taxes which has not been discharged or resolved other than Permitted Liens. The charges, accruals and reserves on the books of the applicable Credit Parties in respect of federal, state, local and other taxes for all Fiscal Years and portions thereof since the organization of the applicable Credit Party are in accordance with GAAP.
     (g) Intellectual Property Matters. Each Credit Party owns or possesses rights to use all material franchises, licenses, copyrights, copyright applications, patents, patent rights or licenses, patent applications, trademarks, trademark rights, service mark, service mark rights, trade names, trade name rights, copyrights and other rights with respect to the foregoing which are reasonably necessary to conduct its business. No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such rights, and no Credit Party is liable to any Person for infringement under Applicable Law with respect to any such rights as a result of its business operations except, in each case, as could not reasonably be expected to have a Material Adverse Effect.
     (h) Environmental Matters.
     (i) The properties owned, leased or operated by any Borrower or any of its Subsidiaries now or in the past do not contain, and to their knowledge have not previously contained, any Hazardous Materials in amounts or concentrations which (A) constitute or constituted a violation of applicable Environmental Laws or (B) could reasonably be expected to give rise to liability under applicable Environmental Laws;
(Credit Agreement)

     (ii) To the knowledge of the Credit Parties, each Credit Party and such properties and all operations conducted in connection therewith are in all material respects in compliance, and have been in all material respects in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about such properties or such operations which could interfere with the continued operation of such properties or impair the fair saleable value thereof;
     (iii) No Credit Party has received any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters, Hazardous Materials, or compliance with Environmental Laws, nor does any Credit Party have knowledge or reason to believe that any such notice will be received or is being threatened.
     (iv) To the knowledge of the Credit Parties, Hazardous Materials have not been transported or disposed of to or from the properties owned, leased or operated by any Credit Party in violation of, or in a manner or to a location which could give rise to liability under, Environmental Laws, nor have any Hazardous Materials been generated, treated, stored or disposed of at, on or under any of such properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Laws;
     (v) No judicial proceedings or governmental or administrative action is pending, or, to the knowledge of any Borrower, threatened, under any Environmental Law to which any Credit Party is or will be named as a potentially responsible party with respect to such properties or operations conducted in connection therewith, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to any Credit Party or such properties or such operations that could reasonably be expected to have a Material Adverse Effect; and
     (vi) There has been no release, or to any Borrower’s knowledge, threat of release, of Hazardous Materials at or from properties owned, leased or operated by any Borrower or any Subsidiary, now or in the past, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws that could reasonably be expected to have a Material Adverse Effect.
(i) ERISA.
     (i) As of the Closing Date, no Credit Party or any ERISA Affiliate maintains or contributes to, or has any obligation under, any Pension Plan or Multiemployer Plan other than those identified on Schedule 6.1(i);
     (ii) Each Credit Party and each ERISA Affiliate is in material compliance with all applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans except for any required amendments for which the remedial amendment period as
(Credit Agreement)

defined in Section 401(b) of the Code has not yet expired and except where a failure to so comply could not reasonably be expected to have a Material Adverse Effect. Each Credit Party and each ERISA Affiliate has fulfilled its obligations, if any, under the minimum funding standards of Section 302 of ERISA with respect to each Pension Plan and each Pension Plan is in compliance in all material respects with the presently applicable provisions of ERISA and the Code. None of the Credit Parties or any ERISA Affiliate has incurred any unpaid liability to the PBGC (other than for the payment of premiums in the ordinary course) or to any Pension Plan or Multiemployer Plan which could reasonably be expected to have a Material Adverse Effect and none of the Credit Parties has incurred any unpaid liability to any Employee Benefit Plan which could reasonably be expected to have a Material Adverse Effect;
     (iii) Except where the failure of any of the following representations to be correct could not reasonably be expected to have a Material Adverse Effect, no Credit Party or any ERISA Affiliate has engaged in a nonexempt prohibited transaction described in Section 406 of the ERISA or Section 4975 of the Code;
     (iv) No Termination Event has occurred or is reasonably expected to occur; and
     (v) Except where the failure of any of the following representations to be correct could not reasonably be expected to have a Material Adverse Effect, no proceeding, claim (other than a benefits claim in the ordinary course of business), lawsuit and/or investigation is existing or, to the knowledge of any Borrower after due inquiry, threatened concerning or involving any (A) employee welfare benefit plan (as defined in Section 3(l) of ERISA) currently maintained or contributed to by such Borrower or any ERISA Affiliate, (B) Pension Plan or (C) Multiemployer Plan.
     (j) Margin Stock. No Credit Party is engaged principally or as one of its activities in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” (as each such term is defined or used, directly or indirectly, in Regulation U of the Board of Governors of the Federal Reserve System). No part of the proceeds of any of the Loans or Letters of Credit will be used for purchasing or carrying margin stock or for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X of such Board of Governors.
     (k) Government Regulation. No Credit Party is an “investment company” or a company “controlled” by an “investment company” (as each such term is defined or used in the Investment Company Act of 1940, as amended) and no Credit Party is, or after giving effect to any Extension of Credit will be, subject to regulation under the Interstate Commerce Act, each as amended, or any other Applicable Law which limits its ability to incur or consummate the transactions contemplated hereby.
     (l) Material Contracts; Licenses. On the Closing Date, all Licenses of each Credit Party have been duly authorized and obtained, and are in full force and effect.
(Credit Agreement)

Each Credit Party is in compliance with all material provisions thereof. On each date after the Closing Date on which this representation is deemed to be made, all Licenses of each Credit Party have been duly authorized and obtained, and are in full force and effect, unless failure to so obtain could not reasonably be expected to cause a Material Adverse Effect. Each Credit Party is in compliance with all material provisions thereof. On the Closing Date, no License is the subject of any pending or, to any Borrower’s knowledge, threatened challenge or revocation. On each date after the Closing Date on which this representation is deemed to be made, no License is the subject of any pending or, to any Borrower’s knowledge, threatened challenge or revocation, which such event is reasonably expected to cause a Material Adverse Effect. Except as disclosed on Schedule 6.1(l), no Credit Party is required to obtain any License that has not already been obtained from (or, following the Closing Date, that with respect to which it is in the process of obtaining), or effect any filing or registration that has not already been effected (or, following the Closing Date, that with respect to which it is in the process of effecting) with, the FCC, any applicable PUC or any other Governmental Authority in connection with the execution and delivery of this Agreement or any other Loan Document, or the performance thereof (other than any enforcement of remedies by Administrative Agent on behalf of Lenders), in accordance with their respective terms, including the making of any Extension of Credit. On the Closing Date, each Material Contract and License is, and after giving effect to the consummation of the transactions contemplated by the Loan Documents will be, in full force and effect in accordance with the terms thereof. To the extent requested by the Administrative Agent, the Credit Parties have delivered to the Administrative Agent a true and complete copy of each Material Contract or License. No Credit Party (nor, to the knowledge of any Borrower, any other party thereto) is in breach of or in default under any Material Contract.
     (m) Employee Relations. As of the Closing Date, no Credit Party is party to any collective bargaining agreement nor has any labor union been recognized as the representative of its employees except as set forth on Schedule 6.1 (m). No Borrower knows of any pending, threatened or contemplated strikes, work stoppage or other collective labor disputes involving its employees or those of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect.
     (n) Burdensome Provisions. No Credit Party is a party to any indenture, agreement, lease or other instrument, or subject to any corporate or partnership restriction, Governmental Approval or Applicable Law which is so unusual or burdensome as in the foreseeable future could be reasonably expected to have a Material Adverse Effect. No Credit Party presently anticipates that future expenditures needed to meet the provisions of any statutes, orders, rules or regulations of a Governmental Authority will be so burdensome as to have a Material Adverse Effect. No Credit Party is party to any agreement or instrument or otherwise subject to any restriction or encumbrance that restricts or limits its ability to make dividend payments or other distributions in respect of its Capital Stock to any Borrower or any Subsidiary or to transfer any of its assets or properties to any Borrower or any Subsidiary in each case other than existing under or by reason of the Loan Documents or Applicable Law.
(Credit Agreement)

     (o) Financial Statements. The audited and unaudited financial statements delivered pursuant to Section 5.1(h)(i) are complete and correct and fairly present on a Consolidated basis the assets, liabilities and financial position of the Credit Parties as at such dates, and the results of the operations and changes of financial position for the periods then ended (other than customary year-end adjustments for unaudited financial statements). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP. Such financial statements show all material Indebtedness and other material liabilities, direct or contingent, of the Credit Parties as of the date thereof, including material liabilities for taxes, commitments and Indebtedness, in each case, to the extent required to be disclosed under GAAP. The pro forma financial statements delivered pursuant to Section 5.1(h)(i) were prepared by Holdings in good faith on the basis of the assumptions stated therein, which assumptions are believed to be reasonable in light of then existing conditions except that such financial statements and forecasts shall be subject to normal year end closing and audit adjustments.
     (p) No Material Adverse Change. Since December 31, 2005, there has been no material adverse change, or any condition, fact, event or development that has resulted or could reasonably be expected to result in a material adverse change in the condition (financial or otherwise), results of operation, assets, liabilities (contingent or otherwise), properties, solvency, business, management or value of Holdings and its Subsidiaries, taken as a whole, and no event has occurred or condition arisen that could reasonably be expected to have a Material Adverse Effect.
     (q) Solvency. From and after the Closing Date, and after giving effect to each Extension of Credit made hereunder, the Credit Parties, on a Consolidated basis, will be Solvent.
     (r) Titles to Properties. As of the Closing Date, each parcel of real property owned or leased, or to which a Credit Party has a Right-of-Way Agreement, is identified on Schedule 6.1(r). Each Credit Party has such title and rights to the real property owned or leased by it as is necessary or desirable to the conduct of its business and valid and legal title to all of its personal property and assets (including those reflected on the Consolidated balance sheets of Holdings delivered pursuant to Section 6.1(o), except those which have been disposed of by the Credit Parties subsequent to such date which dispositions have been in the ordinary course of business or as otherwise expressly permitted hereunder), free and clear in each case of all Liens or claims, except for Liens permitted pursuant to Section 9.2.
     (s) Insurance. The properties of the Credit Parties are insured with financially sound and reputable insurance companies not Affiliates of any Credit Party (or are covered under such self-insurance programs which have been disclosed to and determined acceptable by the Administrative Agent in its reasonable discretion), in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in locations where the applicable Credit Party operates.
(Credit Agreement)

     (t) Liens; Perfected Security Interests. None of the properties and assets of any Credit Party is subject to any Lien, except Permitted Liens. No Credit Party has signed any financing statement or any security agreement authorizing any secured party thereunder to file any financing statement, except to perfect those Permitted Liens. The Security Documents, together with the filing of appropriate UCC financing statements and Mortgages in favor of the Administrative Agent, on behalf the Lenders, and the possession of the certificates evidencing the Capital Stock comprising part of the Collateral and the instruments evidencing the intercompany Indebtedness compromising part of the Collateral, create valid and perfected liens on and security interests in the Collateral (subject solely to any Permitted Liens and subject to the provisions of the Collateral Agreement regarding delivery of Control Agreements after the Closing Date) in favor of the Administrative Agent, for the benefit the Lenders, securing the payment of the Obligations, having the priority provided in the Intercreditor Agreement. Certificates representing all of the Capital Stock in the Subsidiaries that are purported to comprise part of the Collateral have been delivered to the Administrative Agent as required under the terms of the Security Documents, together with undated stock powers or other appropriate powers duly executed in blank; all filings and other actions of or by any Credit Party required hereunder, under any Security Document or requested by the Administrative Agent necessary to perfect and protect the liens and security interests of the Administrative Agent in the Collateral have been duly made or taken and are in full force and effect or will be duly made or taken in accordance with the terms of the Loan Documents; and all filing fees and recording taxes due and payable have been paid in full.
     (u) Litigation. Except for matters existing on the Closing Date and set forth on Schedule 6.1(u), there are no actions, suits or proceedings pending nor, to the knowledge of any Borrower, threatened against any Credit Party or any of their respective properties, businesses, assets or revenues in any court or before any arbitrator of any kind or before or by any Governmental Authority that (i) has or could reasonably be expected to have a Material Adverse Effect, or (ii) purports to affect the legality, validity or enforceability of any Loan Document, the Transaction Documents or the Transactions.
     (v) Absence of Defaults. No event has occurred or is continuing which constitutes a Default or an Event of Default.
     (w) Existing Subordinated Notes. No Existing Subordinated Notes are outstanding.
     (x) OFAC. No Credit Party or any Subsidiary or any Affiliate thereof: (i) is a Sanctioned Person, (ii) has more than 10% of its assets in Sanctioned Entities, or (iii) derives more than 10% of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. The proceeds of any Loan will not be used and have not been used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.
(Credit Agreement)

     (y) Disclosure. Each Credit Party has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which such Credit Party is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No financial statement, material report, material certificate or other material information furnished, taken together as a whole, by or on behalf of any of Holdings or any of its Subsidiaries to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, pro forma financial information, estimated financial information and other projected or estimated information, such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
     Section 6.2 Survival of Representations and Warranties, Etc. All representations and warranties set forth in this Article VI and all representations and warranties contained in any certificate provided by or on behalf of any Credit Party, or any of the Loan Documents (including in any amendments made in writing to any Loan Documents) shall constitute representations and warranties made under this Agreement. All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date (except those that are expressly made as of a specific date), shall survive the Closing Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lenders or any borrowing hereunder.
ARTICLE VII
FINANCIAL INFORMATION AND NOTICES
     Until all the Obligations (other than inchoate indemnification obligations) have been paid and satisfied in full and the Revolving Credit Commitment terminated, unless consent has been obtained in the manner set forth in Section 12.2, the Administrative Borrower will furnish, or cause to be furnished, to the Administrative Agent at the Administrative Agent’s Office at the address set forth in Section 12.1 and to the Lenders at their respective addresses as set forth on the Register, or such other office as may be designated by the Administrative Agent and Lenders from time to time:
     Section 7.1 Financial Statements and Projections. (a) Quarterly Financial Statements. As soon as available and in any event within forty-five (45) days after the end of fiscal quarter of each Fiscal Year (in the case of the fourth fiscal quarter of each Fiscal Year, within ninety (90) days after the end thereof), (i) an unaudited Consolidated balance sheet of Holdings and its Subsidiaries as of the close of such fiscal quarter and unaudited Consolidated statements of income, retained earnings and cash flows and a report containing management’s discussion and analysis of such financial statements for the fiscal quarter then ended and that portion of the Fiscal Year then ended, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the corresponding period in the preceding Fiscal
(Credit Agreement)

Year and prepared by Holdings in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the period, and certified by the chief financial officer of Holdings to present fairly in all material respects the financial condition of Holdings and its Subsidiaries on a Consolidated (and consolidating, if applicable) basis as of their respective dates and the results of operations of Holdings and its Subsidiaries for the respective periods then ended, subject to normal year end adjustments and the absence of footnote disclosure, and (ii) a calculation of Access Lines sold during such fiscal quarter and of Access Lines installed, activated and in service during such fiscal quarter, and the approximate number of all Access Lines actually in service as at the last day of such fiscal quarter.
     (b) Annual Financial Statements. As soon as practicable and in any event within ninety (90) days after the end of each Fiscal Year, an audited Consolidated balance sheet of Holdings and its Subsidiaries as of the close of such Fiscal Year and audited Consolidated statements of income, retained earnings and cash flows and a report containing management’s discussion and analysis of such financial statements for the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the preceding Fiscal Year and prepared in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the year. Such annual financial statements shall be audited by Ernst & Young LLP or another independent certified public accounting firm reasonably acceptable to the Administrative Agent, and accompanied by a report thereon by such certified public accountants that is not qualified with respect to scope limitations imposed by Holdings or any of its Subsidiaries or with respect to accounting principles followed by Holdings or any of its Subsidiaries not in accordance with GAAP.
     (c) Annual Business Plan and Financial Projections. As soon as available and in any event within ninety (90) days following the end of each Fiscal Year, a business plan of Holdings and its Subsidiaries for the ensuing twelve (12) months, such plan to be prepared in accordance with GAAP (to the extent applicable) and to include, on a monthly basis, the following: a monthly operating and capital budget, a projected income statement, statement of cash flows and balance sheet and a report containing management’s discussion and analysis of such projections (taken as a whole), accompanied by a certificate from a Responsible Officer of Holdings to the effect that, to such officer’s knowledge, such projections of the financial condition and operations of Holdings and its Subsidiaries for such twelve (12) month period are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such projections are incorrect or misleading in any material respect.
     (d) Monthly Financial Statements. Within thirty (30) days after the end of each month, the Consolidated balance sheet of Holdings and its Subsidiaries, each as at the end of such month, and the related Consolidated statements of income and consolidated statements of capital expenditures made for such month and for the elapsed portion of the year ended with the last day of such month, all of which shall be certified by a Responsible Officer, to, in his or her opinion, present fairly, in accordance with GAAP (to the extent applicable), subject to year end adjustments, the financial position, results of operations and capital expenditures made of
(Credit Agreement)

Holdings and its Subsidiaries as at the end of and for such month, and for the elapsed portion of the year ended with the last day of such month, and.
     (e) Officer’s Certificate. At each time financial statements are delivered pursuant to clause (a) or (b) above, a certificate of a Responsible Officer stating that (i) no Default or Event of Default has occurred and is continuing (or, if a Default or Event of Default has occurred, specifying the details of such Default or Event of Default and the action that any Borrower or another Credit Party has taken or proposes to take with respect thereto) and (ii) no Subsidiary has been formed or acquired since the delivery of the last certificate pursuant to this Section (or, if a Subsidiary has been formed or acquired since such delivery, a statement that such Subsidiary has complied with Section 8.11).
     Section 7.2 Collateral Reporting.
     (a) Deliver to the Administrative Agent, within fifteen (15) days (if any Trigger Event shall be continuing, within five (5) days) of the end of each month (or more frequently if reasonably requested by the Administrative Agent or if requested at any time during the continuance of a Trigger Event), a Borrowing Base Certificate (which shall be calculated as of the last day of the immediately preceding month and which shall not be binding upon the Administrative Agent or restrictive of the Administrative Agent’s rights under this Agreement). Any immaterial error in a Borrowing Base Certificate (or immaterial discrepancy between the Borrowing Base Amount set forth in a Borrowing Base Certificate the Borrowing Base Amount as calculated by the Administrative Agent) shall not constitute a default under this Section 7.2(a) unless the correction of such error or discrepancy results in an obligation to make a mandatory prepayment under Section 2.4(b).
     (b) Deliver to the Administrative Agent on or before the fifteenth (15th) day of each month as and for the prior month, for each Borrower on an individual basis (x) accounts receivable agings and (y) accounts payable agings. In addition, each Borrower shall deliver to the Administrative Agent at such intervals as the Administrative Agent may reasonably require: (i) confirmatory assignment schedules, (ii) copies of Customer’s invoices, (iii) evidence of shipment or delivery, and (iv) such further schedules, documents and/or information regarding the Collateral as the Administrative Agent may reasonably require, including trial balances and test verifications. The Administrative Agent shall have the right to confirm and verify all Receivables by any manner and through any medium it considers commercially reasonable.
     (c) Notify the Administrative Agent promptly if any of its Receivables arise out of contracts between any Credit Party and the United States, any State thereof, the District of Columbia or any department, agency or instrumentality of any of them.
     (d) The items to be provided under clauses (a) and (b) above are to be in form reasonably satisfactory to the Administrative Agent and executed by each Borrower and delivered to the Administrative Agent from time to time solely for the Administrative Agent’s convenience in maintaining records of the Collateral, and any Borrower’s failure to deliver any of such items to the Administrative Agent shall not affect, terminate, modify or otherwise limit the Administrative Agent’s Lien with respect to the Collateral.
(Credit Agreement)

     Section 7.3 Other Reports. (a) Promptly upon receipt thereof, copies of all material reports, if any, submitted to Holdings, any other Credit Party or any of their respective board of directors by its independent public accountants in connection with their auditing function, including any management report and any management responses thereto;
     (b) such other information regarding the operations, business affairs and financial condition of the Credit Parties as the Administrative Agent or any Lender may reasonably request;
     (c) promptly following the mailing or receipt of any notice or report delivered under the terms of the Senior Secured Notes Indenture (other than those relating solely to transfers or other administrative matters), copies of such notice or report; and
     (d) promptly after the sending or filing thereof, copies of all reports, notices, prospectuses and registration statements which any Credit Party files with the Securities and Exchange Commission or any national securities exchange.
     Section 7.4 Notice of Litigation and Other Matters. Promptly (but in no event later than three (3) Business Days after an officer of any Borrower obtains knowledge thereof) telephonic and written notice of:
     (a) the commencement of all proceedings and investigations by or before any Governmental Authority and all actions and proceedings in any court or before any arbitrator against or involving any Credit Party or any of their respective properties, assets or businesses that if adversely determined could reasonably be expected to result in material liability to the Credit Parties;
     (b) any notice of any violation received by any Credit Party from any Governmental Authority including any notice of violation of Environmental Laws which in any such case could reasonably be expected to have a Material Adverse Effect;
     (c) any labor controversy that has resulted in, or threatens to result in, a strike or other work action against any Credit Party, which in any such case could reasonably be expected to have a Material Adverse Effect;
     (d) any attachment, judgment, lien, levy or order exceeding $1,000,000 individually (or in the aggregate for related attachments, judgments, liens, levys, or orders) or that may be assessed against or threatened against any Credit Party;
     (e) (i) any Default or Event of Default, including a statement of a Responsible Officer of such Borrower setting forth details of such Default or Event of Default and the action which such Borrower or such Credit Party has taken and proposes to take with respect thereto or (ii) any event which constitutes or which with the passage of time or giving of notice or both would constitute a default or event of default under any Material Contract to which any Credit Party is a party or by which any Credit Party or any of its properties may be bound which, in any such case, could reasonably be expected to have a Material Adverse Effect;
(Credit Agreement)

     (f) (i) any unfavorable determination letter from the Internal Revenue Service regarding the qualification of an Employee Benefit Plan under Section 401(a) of the Code (along with a copy thereof), (ii) all notices received by any Credit Party or any ERISA Affiliate of the PBGC’s intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan, (iii) all notices received by any Credit Party or any ERISA Affiliate from a Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA, (iv) any Credit Party obtaining knowledge or reason to know that a Credit Party or any ERISA Affiliate has filed or intends to file a notice of intent to terminate any Pension Plan under a distress termination within the meaning of Section 4041(c) of ERISA, (v) the failure to make a required contribution to any Pension Plan if such failure is sufficient to give rise to a Lien under Section 302(f) of ERISA, (vi) the taking of any action with respect to a Pension Plan which could result in the requirement that any Credit Party furnish a bond or other security to the PBGC or such Pension Plan, and (vii) the occurrence of any event with respect to any Pension Plan which could result in the incurrence by any Credit Party of any material liability, fine or penalty, notice thereof and copies of all documentation relating thereto; and
     (g) any event which makes any of the representations set forth in Section 6.1 that is subject to materiality or Material Adverse Effect qualifications inaccurate in any respect or any event which makes any of the representations set forth in Section 6.1 that is not subject to materiality or Material Adverse Effect qualifications inaccurate in any material respect; and
     (h) promptly upon becoming aware thereof, any announcement by Moody’s or S&P of any change in a Debt Rating.
     Section 7.5 Accuracy of Information. All written information, reports, statements and other papers and data furnished by or on behalf of any Borrower to the Administrative Agent or any Lender whether pursuant to this Article VII or any other provision of this Agreement, or any other Loan Documents, shall, at the time the same is so furnished, comply with the representations and warranties set forth in Section 6.1(y).
ARTICLE VIII
AFFIRMATIVE COVENANTS
     Until all of the Obligations (other than inchoate indemnification obligations) have been paid and satisfied in full and the Revolving Credit Commitment terminated, unless consent has been obtained in the manner provided for in Section 12.2, each Borrower will, and will cause each of its Subsidiaries to:
     Section 8.1 Preservation of Corporate Existence and Related Matters. Except as permitted by Section 9.4, preserve and maintain its separate corporate existence and all rights, franchises, licenses and privileges necessary to the conduct of its business, and qualify and remain qualified as a foreign corporation and authorized to do business in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect.
(Credit Agreement)

     Section 8.2 Maintenance of Property. In addition to the requirements of any of the Security Documents, protect and preserve all properties necessary in and material to its business, including copyrights, patents, trade names, service marks and trademarks; maintain in good working order and condition, ordinary wear and tear, and insured casualty losses excepted (provided that the proceeds from any such insured casualty losses are reinvested or applied to repay the Credit Facility in accordance with Section 2.5), all buildings, equipment and other tangible real and personal property; and from time to time make or cause to be made all repairs, renewals and replacements thereof and additions to such property necessary for the conduct of its business, so that the business carried on in connection therewith may be conducted in a commercially reasonable manner.
     Section 8.3 Insurance. Maintain insurance with financially sound and reputable insurance companies (or such self-insurance programs which have been disclosed to and determined reasonably acceptable by the Administrative Agent) against such risks and in such amounts as are customarily maintained by similar businesses and as may be required by Applicable Law and as are required by any Security Documents (including hazard and business interruption insurance), and on the Closing Date and from time to time thereafter deliver to the Administrative Agent upon its reasonable request information in reasonable detail as to the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof, reserve amounts (if applicable), and the properties and risks covered thereby.
     Section 8.4 Accounting Methods and Financial Records. Maintain (a) a system of accounting, and keep proper books, records and accounts (which shall be true and complete in all material respects) as may be required or as may be necessary to permit the preparation of financial statements in accordance with GAAP and in compliance with the regulations of any Governmental Authority having jurisdiction over it or any of its properties and (b) on a reasonably current basis, set up on its books, from its earnings, allowances against doubtful Receivables, advances and investments and all other proper accruals (including by reason of enumeration, accruals for premiums, if any, due on required payments and accruals for depreciation, obsolescence, or amortization of properties), which should be set aside from such earnings in connection with its business. All determinations pursuant to this Section 8.4 shall be made in accordance with, or as required by, GAAP consistently applied.
     Section 8.5 Payment and Performance of Taxes and Other Governmental Charges. Pay and perform all Obligations under this Agreement and the other Loan Documents, and pay or perform all taxes, assessments and other governmental charges that may be levied or assessed upon it or any of its property; provided, that any Credit Party may contest any such tax, assessment or other governmental charge in good faith so long as adequate reserves are maintained with respect thereto in accordance with GAAP.
     Section 8.6 Compliance With Laws and Approvals. Observe and remain in compliance in all material respects with all Applicable Laws and maintain in full force and effect all Governmental Approvals and Licenses, in each case applicable to the conduct of its business except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
(Credit Agreement)

     Section 8.7 Environmental Laws. In addition to and without limiting the generality of Section 8.6, (a) comply with, and ensure such compliance by all tenants and subtenants with, all applicable Environmental Laws and obtain and comply with and maintain, and ensure that all tenants and subtenants, if any, obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except for any failure to do or comply with any of the foregoing that could not reasonably be expected to result in a Material Adverse Effect, (b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws, and promptly comply with all lawful orders and directives of any Governmental Authority regarding Environmental Laws, (c) keep its property free of any Lien imposed by any Environmental Law, and (d) defend, indemnify and hold harmless the Administrative Agent and the Lenders, and their respective parents, Subsidiaries, Affiliates, employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the presence of Hazardous Materials, or the violation of, noncompliance with or liability under any Environmental Laws applicable to the operations of any Credit Party, or any orders, requirements or demands of Governmental Authorities related thereto, including reasonable attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing directly result from the gross negligence or willful misconduct of the party seeking indemnification therefor, as determined by a court of competent jurisdiction by final nonappealable judgment.
     Section 8.8 Compliance with ERISA. In addition to and without limiting the generality of Section 8.6, (a) comply with all material applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans, (b) not take any action or fail to take action the result of which could be a liability to the PBGC or to a Multiemployer Plan, (c) not participate in any prohibited transaction that could result in any civil penalty under ERISA or tax under the Code, and (d) operate each Employee Benefit Plan in such a manner that will not incur any tax liability under Section 4980B of the Code, except for any failure to do or comply with any of the matters referred to in clause (a), (b), (c) or (d) above that could not reasonably be expected to result in a Material Adverse Effect, or any liability to any qualified beneficiary as defined in Section 4980B of the Code and (e) furnish to the Administrative Agent upon the Administrative Agent’s request such additional information about any Employee Benefit Plan as may be reasonably requested by the Administrative Agent.
     Section 8.9 Compliance With Agreements. Comply with each material term, condition and provision of all leases, agreements and other instruments entered into in the conduct of its business including any Material Contract except for any failure so to comply that could not reasonably be expected to result in a Material Adverse Effect and; provided, that any Credit Party may contest any such lease, agreement or other instrument in good faith through applicable proceedings so long as adequate reserves are maintained in accordance with GAAP.
     Section 8.10 Visits and Inspections. Permit representatives of the Administrative Agent or any Lender, from time to time upon prior reasonable notice to the Administrative Borrower and at such times during normal business hours, to visit and inspect its properties; inspect, audit and make extracts from its books, records and files, including management letters prepared by
(Credit Agreement)

independent accountants; and discuss with its principal officers, and its independent accountants, its business, assets, liabilities, financial condition, results of operations and business prospects; provided that, unless a Default or Event of Default shall have occurred and be continuing, the Borrowers shall only be required to pay, jointly and severally, for one (1) such visit and inspection by the Administrative Agent or any Lender per Fiscal Year; provided further, that upon the occurrence and during the continuance of a Default or an Event of Default, representatives of the Administrative Agent or any Lender may do any of the foregoing at the, joint and several, expense of the Borrowers (without reference to the above-mentioned expense limitation) as often as may be reasonably desired, at any time during normal business hours and without advance notice.
     Section 8.11 Additional Subsidiaries; Real Property. (a) Additional Domestic Subsidiaries. Notify the Administrative Agent of the creation or acquisition of any Domestic Subsidiary of any Borrower and promptly thereafter (and in any event within thirty (30) days), cause such Person to:
     (i) become a Guarantor by delivering to the Administrative Agent a duly executed supplement to the Guaranty Agreement or such other document as the Administrative Agent shall deem appropriate for such purpose,
     (ii) pledge a security interest in all Collateral owned by such Subsidiary by delivering to the Administrative Agent a duly executed supplement to each Security Document or such other document as the Administrative Agent shall deem appropriate for such purpose and comply with the terms of each Security Document,
     (iii) deliver to the Administrative Agent any applicable documents and certificates referred to in Section 5.1 relating to such Subsidiary, as may be reasonably requested by the Administrative Agent,
     (iv) deliver to the Administrative Agent such original Capital Stock or other certificates and stock or other transfer powers evidencing the Capital Stock of such Person,
     (v) deliver to the Administrative Agent such updated Schedules to the Loan Documents as requested by the Administrative Agent with respect to such Person, and
     (vi) deliver to the Administrative Agent such other documents as may be reasonably requested by the Administrative Agent in connection therewith, all in form, content and scope reasonably satisfactory to the Administrative Agent.
     (b) Real Property Collateral. Notify the Administrative Agent, within ten (10) Business Days after the acquisition of any owned real property by any Credit Party that is not subject to the existing Security Documents, and within ninety (90) days following request by the Administrative Agent, deliver such Mortgages, title insurance policies (with copies of all exceptions to such title insurance policies), environmental assessments and reports, flood certifications, surveys and other documents reasonably requested by the Administrative Agent in connection with granting and perfecting a first priority Lien, subject to the Intercreditor Agreement and other than Permitted Liens, on such real property in favor of the Administrative
(Credit Agreement)

Agent, for the benefit of itself and the Lenders, all in form and substance acceptable to the Administrative Agent.
     Section 8.12 Use of Proceeds. The Borrowers shall use the proceeds of the Extensions of Credit for working capital and general corporate purposes of the Borrower and the other Subsidiaries, including Permitted Acquisitions and provision of cash collateral for letters of credit.
     Section 8.13 Further Assurances. Make, execute and deliver all such additional and further acts, things, deeds and instruments as the Administrative Agent or the Required Lenders (through the Administrative Agent) may reasonably require to document and consummate the transactions contemplated hereby and to vest completely in and insure the Administrative Agent and the Lenders their respective rights under this Agreement, the Letters of Credit and the other Loan Documents. The Borrowers shall, and shall cause each Guarantor to, use its reasonable best efforts to obtain necessary government approvals to grant Liens pursuant to the Security Documents on Excluded Collateral of the types described in clause (g) of the definition thereof.
     Section 8.14 Post-Closing Obligation. Within 30 days after the Closing Date (or such later date with the consent of the Administrative Agent in its sole discretion), the Administrative Agent shall have received control agreements, duly authorized, executed and delivered, among the applicable Credit Party, the Administrative Agent and the applicable depositary bank, with such exceptions as are provided in the Collateral Agreement, and each in form and substance satisfactory to the Administrative Agent, including that upon a Trigger Event such depositary bank shall not take instructions from such applicable Credit Party (but if, after the occurrence of any Trigger Event, no Trigger Event shall have occurred during any period of 30 consecutive days, then, at the end of such 30-day period, the Administrative Agent shall notify the applicable depositary bank that the applicable Credit Party is once again entitled to give instructions to such depositary bank).
ARTICLE IX
NEGATIVE COVENANTS
     Until all of the Obligations (other than inchoate indemnification obligations) have been paid and satisfied in full and the Revolving Credit Commitment terminated, unless consent has been obtained in the manner set forth in Section 12.2, no Borrower will, nor will any Borrower permit any of its Subsidiaries to:
     Section 9.1 Limitations on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness except:
     (a) the Obligations (excluding Hedging Obligations permitted pursuant to clause (e) below);
     (b) the Senior Secured Notes in an aggregate principal amount not to exceed $210,000,000;
(Credit Agreement)

     (c) Indebtedness in respect of letters of credit that are collateralized with cash or cash equivalents in an amount at least equal to (but not exceeding 105% of) the aggregate stated amount of such letters of credit;
     (d) Indebtedness in respect of letters of credit (the “Verizon Permitted LCs” and, together with the letters of credit described in clause (c) above, the “Permitted LCs”) that (i) are or were issued to (A) Verizon or (B) a financial institution that issued one or more letters of credit to Verizon for the account of the Persons that were holders of the capital stock of ATX immediately prior to the consummation of the ATX Acquisition, (ii) have an aggregate stated amount not exceeding an amount equal to the excess of (A) $18,000,000 over (B) the aggregate amount of settlement payments made after June 16, 2006 to Verizon and (iii) are collateralized with cash or cash equivalents in an amount at least equal to (but not exceeding 105% of) the aggregate stated amount of such letters of credit;
     (e) Indebtedness incurred in connection with a Hedging Agreement with a counterparty and upon terms and conditions (including interest rate) reasonably satisfactory to the Administrative Agent; provided that any counterparty that is a Lender shall be deemed satisfactory to the Administrative Agent;
     (f) Indebtedness existing on the Closing Date and not otherwise permitted under this Section and listed on Schedule 9.1, and any refinancings, refundings, renewals or extensions thereof; provided that (i) the principal amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and (ii) any refinancing, refunding, renewal or extension of any Subordinated Indebtedness shall be (A) on subordination terms at least as favorable to the Lenders, (B) no more restrictive on the Credit Parties than the Subordinated Indebtedness being refinanced, refunded, renewed or extended and (C) in an amount not less than the amount outstanding at the time of such refinancing, refunding, renewal or extension;
     (g) Guaranty Obligations in favor of the Administrative Agent for the benefit of the Administrative Agent and the Lenders;
     (h) Guaranty Obligations with respect to Indebtedness permitted pursuant to clauses (a) through (d) and (j) of this Section;
     (i) Indebtedness owed by Holdings or any Subsidiary to Holdings or any Subsidiary; provided, that (i) no Event of Default has occurred and is continuing, or would result therefrom, (ii) all such extensions of credit shall be documented in the form of a promissory note and such note shall be delivered, with such appropriate endorsement or other transfer powers in blank, to the Collateral Agent as Collateral in accordance with the Security Documents and (iii) if such Indebtedness is incurred by a Subsidiary that is not a Borrower or a Guarantor and owed to a Borrower or a Guarantor, shall not exceed $1,000,000;
(Credit Agreement)

     (j) additional Indebtedness of Holdings and its Subsidiaries in an aggregate principal amount not to exceed $16,500,000 at any time outstanding (including Indebtedness in respect of Capital Leases and Purchase Money Indebtedness outstanding at any time); provided that no Default or Event of Default has occurred and is continuing, or would result therefrom; and
     (k) additional Indebtedness of Holdings and its Subsidiaries; provided that (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) the incurrence of such Indebtedness is permitted by the Senior Secured Notes Indenture (as in effect on the date hereof), and (iii) such Indebtedness is not secured by any Lien on any property of Holdings or any of its Subsidiaries (unless the Senior Secured Notes Indenture (as in effect on the date of this Agreement) permits such Indebtedness to be so secured);
provided, that no agreement or instrument with respect to Indebtedness permitted to be incurred by this Section shall restrict, limit or otherwise encumber (by covenant or otherwise) the ability of any Credit Party to make any payment to Holdings or any of its Subsidiaries (in the form of dividends, intercompany advances or otherwise) for the purpose of enabling the Borrowers to pay the Obligations.
     Section 9.2 Limitations on Liens. Create, incur, assume or suffer to exist, any Lien on or with respect to any of its assets or properties (including shares of Capital Stock), real or personal, whether now owned or hereafter acquired, except:
     (a) Liens for taxes, assessments and other governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA or Environmental Laws) not yet due or as to which the period of grace (not to exceed thirty (30) days), if any, related thereto has not expired or which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;
     (b) the claims of materialmen, mechanics, carriers, warehousemen, processors or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, (i) which are not overdue for a period of more than thirty (30) days or (ii) which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;
     (c) Liens consisting of deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar legislation;
     (d) Liens constituting encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property, which in the aggregate are not substantial in amount and which do not, in any case, detract in any material respect from the value of such property or impair in any material respect the use thereof in the ordinary conduct of business;
(Credit Agreement)

     (e) Liens of the Administrative Agent for the benefit of the Administrative Agent and the Lenders under the Loan Documents;
     (f) Liens not otherwise permitted by this Section and in existence on the Closing Date and described on Schedule 9.2;
     (g) Deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; provided, that all such deposits in the aggregate could not reasonably be expected to result in a Material Adverse Effect;
     (h) (i) any interest or title of a lessor under any Indebtedness incurred in respect of a Capital Lease that is permitted pursuant to clause (j) of Section 9.1 (provided that such Liens do not extend to any property or assets which are not leased property subject to such Capital Lease) and (ii) Liens securing Purchase Money Indebtedness permitted pursuant to clause (j) of Section 9.1 (provided that (A) such Purchase Money Indebtedness shall not exceed the cost of the property or assets acquired, together, in the case of real property, with the cost of the construction thereof and improvements thereto, and shall not be secured by a Lien on any property or assets of the Holdings or any Subsidiary of Holdings other than such property or assets so acquired or constructed and improvements thereto, (B) the Lien securing such Indebtedness shall be created within 180 days of such acquisition or construction or, in the case of a refinancing of any such Purchase Money Indebtedness, within 180 days of such refinancing and (C) such property or assets is subject to a Lien securing the Obligations that is subordinate to the Lien securing such Purchase Money Indebtedness, unless such Lien is prohibited by the agreement or instrument governing such Purchase Money Indebtedness);
     (i) Liens securing Permitted LCs, to the extent (i) such Indebtedness is permitted under clause (c) or (d) of Section 9.1; (ii) such Liens only cover Permitted LC Cash Collateral Accounts and the cash and cash equivalents on deposit therein; and (iii) the aggregate amount of such cash and cash equivalents that are subject to any such Lien are in an amount at least equal to (but not exceeding 105% of) the aggregate stated amount of the Permitted LCs secured thereby;
     (j) Liens in favor of the Collateral Agent or the Trustee for the benefit of the Collateral Agent, the Trustee and the Senior Secured Noteholders, which, in each case, secure the Second Priority Claims (as defined in the Intercreditor Agreement) and (except with respect to such Liens on the Escrow Account and Escrow Funds) are subject to the Intercreditor Agreement;
     (k) judgment Liens that have been stayed or bonded or do not give rise to an Event of Default.
     Section 9.3 Limitations on Loans, Advances, Investments and Acquisitions. Purchase, own, invest in or otherwise acquire, directly or indirectly, any Capital Stock, interests in any partnership or joint venture (including the creation or capitalization of any Subsidiary), evidence
(Credit Agreement)

of Indebtedness or other obligation or security, substantially all or a portion of the business or assets of any other Person or any other investment or interest whatsoever in any other Person, or make or permit to exist, directly or indirectly, any loans, advances or extensions of credit to, or any investment in cash or by delivery of property in, any Person except:
     (a) investments (i) in Subsidiaries existing on the Closing Date, (ii) in Domestic Subsidiaries that are also Subsidiaries formed or acquired after the Closing Date; provided that Holdings and its Subsidiaries comply with the applicable provisions of Section 8.11 and (iii) the other loans, advances and investments described on Schedule 9.3 existing on the Closing Date;
     (b) investments in Cash Equivalents;
     (c) investments by Holdings or any of its Subsidiaries in the form of (i) Permitted Acquisitions, and (ii) the ATX Acquisition (but only if, after giving effect to the ATX Acquisition, the Borrowers shall be able to borrow at least $10,000,000 in Loans); provided that, all such investments shall result in the acquisition of one or more Wholly-Owned Domestic Subsidiaries;
     (d) Hedging Agreements permitted pursuant to clause (e) of Section 9.1;
     (e) purchases of assets in the ordinary course of business;
     (f) loans and advances, including advances for travel and moving expenses, to employees, officers and directors Holdings and its Subsidiaries in the ordinary course of business for bona fide business purposes not in excess of $1,000,000 at any one time outstanding;
     (g) intercompany Indebtedness permitted pursuant to clause (i) of Section 9.1; and
     (h) other Investments so long as (i) the aggregate amount of such Investments at any one time outstanding does not exceed $5,000,000, and (ii) at the time such Investment is made, the Borrowers have the ability to borrow at least $8,000,000 of Loans.
     Section 9.4 Limitations on Mergers and Liquidation. Merge, consolidate or enter into any similar combination with any other Person or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) except:
     (a) any Wholly-Owned Subsidiary of a Borrower may be merged or consolidated with or into such Borrower (provided that such Borrower shall be the continuing or surviving Person) or with or into any Guarantor (provided that the Guarantor shall be the continuing or surviving Person);
     (b) any Wholly-Owned Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to any Borrower or any other Wholly-Owned Subsidiary (provided that if the transferor in such
(Credit Agreement)

a transaction is a Guarantor, then the transferee must either be a Borrower or a Guarantor);
     (c) any Wholly-Owned Subsidiary of any Borrower may merge into the Person such Wholly-Owned Subsidiary was formed to acquire in connection with a Permitted Acquisition; and
     (d) any Subsidiary of any Borrower may wind-up into a Borrower or, if such Subsidiary is not a Borrower, any Guarantor.
     Section 9.5 Limitations on Asset Dispositions. Make any Asset Disposition (including the sale of any receivables and leasehold interests and any sale-leaseback or similar transaction) except:
     (a) the sale of inventory in the ordinary course of business;
     (b) the sale of obsolete or worn-out assets no longer usable in the business of Holdings or any of its Subsidiaries;
     (c) transfers of assets permitted pursuant to Section 9.4;
     (d) the sale or discount without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;
     (e) subject to the requirements of Section 8.12, the disposition of any Hedging Agreement; and
     (f) Liens, investments, dividends and distribution, leases and licenses not prohibited by the provisions of this Agreement; and
     (g) additional Asset Dispositions not otherwise permitted pursuant to this Section in an aggregate amount not to exceed $5,000,000 during the term of this Agreement.
     Section 9.6 Limitations on Dividends and Distributions. Declare or pay any dividends upon any of its Capital Stock; purchase, redeem, retire or otherwise acquire, directly or indirectly, any of its Capital Stock, or make any distribution of cash, property or assets among the holders of its Capital Stock, or make any change in its capital structure except as otherwise permitted hereunder; provided that
     (a) Holdings or any Subsidiary may pay dividends in shares of its own Qualified Capital Stock;
     (b) any Subsidiary may pay cash dividends to any Borrower; and
     (c) if no Default or Event of Default has occurred and is continuing or would exist after giving effect thereto, Holdings or any Subsidiary declare and pay dividends upon any of its Capital Stock, or purchase, redeem, retire or otherwise acquire, directly or
(Credit Agreement)

indirectly, any of its Capital Stock, or make any distribution of cash, property or assts among the holders of its Capital Stock, in each case to the extent permitted by the Senior Secured Notes Indenture as in effect on the Closing Date (and so long as the Administrative Agent is given notice thereof).
     Section 9.7 Limitations on Issuance of Capital Stock. Issue any Disqualified Capital Stock (whether for value or otherwise) to any Person, except to the extent permitted under Section 9.1. Issue any Capital Stock of any Subsidiary of Holdings to any Person other than Holdings or another Subsidiary of Holdings (but in each case, with notice to the Administrative Agent).
     Section 9.8 Transactions with Affiliates. Directly or indirectly (a) make any loan or advance to, or purchase or assume any note or other obligation to or from, any of its officers, directors, shareholders or other Affiliates, or to or from any member of the immediate family of any of its officers, directors, shareholders or other Affiliates, or subcontract any operations to any of its Affiliates or (b) enter into, or be a party to, any other transaction not described in clause (a) above with any of its Affiliates other than:
     (i) transactions permitted by any of Sections 9.3, 9.4, 9.6 and 9.7;
     (ii) transactions existing on the Closing Date and described on Schedule 9.8;
     (iii) normal compensation (including bonuses) and reimbursement of reasonable expenses of officers and directors; and
     (iv) other transactions in the ordinary course of business on terms as favorable as would be obtained by it on a comparable arms-length transaction with an independent, unrelated third party as determined in good faith by the board of directors of Holdings.
     Section 9.9 Certain Accounting Changes; Organizational Documents; Equity Holder Agreements. (a) Change its Fiscal Year end, or make any change in its accounting treatment and reporting practices except as required by GAAP, (b) amend, modify or change its articles of incorporation (or corporate charter or other similar organizational documents) or amend, modify or change its bylaws (or other similar documents) in any manner materially adverse in any respect to the rights or interests of the Lenders or (c) amend, modify or change any term or provision of any of the Equity Holder Agreements in any manner adverse in any respect to the rights or interests of the Lenders.
     Section 9.10 Amendments; Prepayments and Optional Redemptions of Senior Secured Notes. (a) Amend or modify (or permit the modification or amendment of) any of the terms or provisions of the Senior Secured Notes, the Senior Secured Notes Indenture or any other material document, instrument or agreement executed and delivered by any Credit Party in connection therewith, other than any amendment, supplement, waiver or modification for which no fee is payable to the holders of the Senior Secured Notes and which (i) extends the date or reduces the amount of any required repayment, prepayment or redemption of the principal of the Senior Secured Notes, (ii) reduces the rate or extends the date for payment of the interest, premium (if any) or fees payable on the Senior Secured Notes or (iii) makes the covenants, events of default
(Credit Agreement)

or remedies in the Senior Secured Notes, the Senior Secured Notes Indenture and such other documents, instruments and agreements less restrictive on the Credit Parties party thereto.
     (b) Cancel, forgive, make any voluntary prepayment on, or optionally redeem or acquire for value (including by way of defeasance) the Senior Secured Notes.
     (c) Amend or modify any of the Transaction Documents (other than the Senior Secured Notes, the Senior Secured Notes Indenture or any other document, instrument or agreement executed and delivered by any Credit Party in connection therewith), other than any amendment, supplement, waiver or modification which is not materially adverse to the Lenders or any Credit Party.
     Section 9.11 Restrictive Agreements. (a) Enter into any Indebtedness which contains any negative pledge on assets or any covenants more restrictive than the provisions of Articles VIII and IX hereof, or which restricts, limits or otherwise encumbers its ability to incur Liens on or with respect to any of its assets or properties other than the assets or properties securing such Indebtedness.
     (b) Enter into or permit to exist any agreement which prohibits the ability of any Subsidiary to make any payments or transfer any of its assets, directly or indirectly, to any Borrower, including by way of dividends, advances, repayments of loans, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments other than:
     (i) the Credit Agreement and the other Loan Documents;
     (ii) customary non-assignment provisions of any lease of any Subsidiary of Holdings to the extent such provisions restrict the transfer of the lease or the property leased thereunder;
     (iii) restrictions on the transfer of assets subject to any Permitted Lien;
     (iv) restrictions on cash or other deposits imposed by customers under contracts or other arrangements entered into or agreed to in the ordinary course of business; and
     (v) the Senior Secured Notes Indenture.
     (c) Enter into or permit to exist any agreement (other than the Intercreditor Agreement) which prohibits the ability of any Credit Party to amend or otherwise modify any Loan Document.
     Section 9.12 Nature of Business. Alter in any material respect the character or conduct of the business conducted by Holdings and its Subsidiaries as of the Closing Date.
     Section 9.13 Impairment of Security Interests. Take or omit to take any action, which might or would have the result of materially impairing the security interests in favor of the Administrative Agent with respect to the Collateral or grant to any Person (other than the
(Credit Agreement)

Administrative Agent for the benefit of itself and the Lenders pursuant to the Security Documents) any interest whatsoever in the Collateral, except for Permitted Liens and asset sales permitted under Section 9.5 or as provided in the Intercreditor Agreement.
ARTICLE X
DEFAULT AND REMEDIES
     Section 10.1 Events of Default. Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any Governmental Authority or otherwise:
     (a) Default in Payment of Principal of Loans and Reimbursement Obligations. Any Borrower or any other Credit Party shall default in any payment of principal of any Loan or Reimbursement Obligation when and as due (whether at maturity, by reason of acceleration or otherwise).
     (b) Other Payment Default. Any Borrower or any other Credit Party shall default in the payment when and as due (whether at maturity, by reason of acceleration or otherwise) of interest on any Loan or Reimbursement Obligation or the payment of any other Obligation, and such default shall continue for a period of three (3) Business Days.
     (c) Misrepresentation. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Borrower or any other Credit Party herein, in any other Loan Document, or in any document delivered by or on behalf of any Borrower or any other Credit Party herein in connection herewith or therewith that is subject to materiality or Material Adverse Effect qualifications, shall be incorrect or misleading in any respect when made or deemed made or any representation, warranty, certification or statement of fact made or deemed made by or on behalf of such Borrower or such other Credit Party herein, any other Loan Document, or in any document delivered by or on behalf of any Borrower or any other Credit Party herein in connection herewith or therewith that is not subject to materiality or Material Adverse Effect qualifications, shall be incorrect or misleading in any material respect when made or deemed made.
     (d) Default in Performance of Certain Covenants. Any Borrower or any other Credit Party shall default in the performance or observance of any covenant or agreement contained in (i) Section 7.1(a) or (b) and such default continues for a period of five (5) days, (ii) Section 7.1(e) and such default continues for a period of five (5) days or (iii) Section 7.2 or 7.5 or Article IX.
     (e) Default in Performance of Other Covenants and Conditions. Any Borrower or any other Credit Party shall default in the performance or observance of any term, covenant, condition or agreement contained in this Agreement (other than as specifically provided for otherwise in this Section) or any other Loan Document and such
(Credit Agreement)

default shall continue for a period of fifteen (15) days after written notice thereof has been given to Administrative Borrower by the Administrative Agent.
     (f) Hedging Agreement. Any Borrower or any other Credit Party shall default in the performance or observance of any terms, covenant, condition or agreement (after giving effect to any applicable grace or cure period) under any Hedging Agreement and such default causes the termination of such Hedging Agreement and the Termination Value owed by such Credit Party as a result thereof exceeds $1,000,000.
     (g) Indebtedness Cross-Default. Any Borrower or any other Credit Party shall (i) default in the payment of any Indebtedness (other than the Loans or any Reimbursement Obligation) the aggregate outstanding amount of which Indebtedness is in excess of $1,000,000 beyond the period of grace if any, provided in the instrument or agreement under which such Indebtedness was created, (ii) default in the observance or performance of any other agreement or condition relating to any Indebtedness (other than the Loans or any Reimbursement Obligation) the aggregate outstanding amount of which Indebtedness is in excess of $1,000,000 or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, any such Indebtedness to become due prior to its stated maturity (any applicable grace period having expired) or (iii) any such Indebtedness shall be declared due and payable, or required to be prepaid, mandatorily redeemed or repurchased (other than by a regularly scheduled required prepayment or, in the case of Senior Secured Notes, pursuant to mandatory prepayment or repurchase provisions contained in the Senior Secured Notes Indenture), prior to the stated maturity thereof.
     (h) Other Cross-Defaults. Any Borrower or any other Credit Party shall default in the payment when due, or in the performance or observance, of any obligation or condition of any Material Contract unless, but only as long as, the existence of any such default is being contested by such Borrower or such other Credit Party in good faith by appropriate proceedings and adequate reserves in respect thereof have been established on the books of such Borrower or such other Credit Party to the extent required by GAAP.
     (i) Change in Control. Any Change in Control shall occur.
     (j) Voluntary Bankruptcy Proceeding. Any Borrower or any other Credit Party shall (i) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (ii) file a petition seeking to take advantage of any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or composition for adjustment of debts, (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under such bankruptcy laws or other laws, (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic
(Credit Agreement)

or foreign, (v) admit in writing its inability to pay its debts as they become due, (vi) make a general assignment for the benefit of creditors, or (vii) take any corporate action for the purpose of authorizing any of the foregoing.
     (k) Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against any Borrower or any other Credit Party in any court of competent jurisdiction seeking (i) relief under the federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts, or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for any Borrower or any other Credit Party or for all or any substantial part of their respective assets, domestic or foreign, and such case or proceeding shall continue without dismissal or stay for a period of sixty (60) consecutive days, or an order granting the relief requested in such case or proceeding (including an order for relief under such federal bankruptcy laws) shall be entered.
     (l) Failure of Agreements. Any of the following shall occur: (i) any Note, or any material provision of this Agreement or any Loan Document that is a guaranty, security agreement, pledge agreement or other document or instrument evidencing the Obligations or granting any Lien to secure the Obligations shall, for any reason, not be valid and binding on the Credit Party signatory thereto, or not be in full force and effect, or shall be declared to be null and void; or (ii) the validity or enforceability of any Loan Document or any Lien created thereunder shall be contested by any Credit Party; or (iii) any Credit Party shall deny in writing that it has any or further liability or obligation under its respective Loan Documents; or (iv) any property of any Credit Party constituting collateral is not subject to a perfected security interest and Lien, having the priority provided for in the Loan Documents (and subject to Permitted Liens) in favor of Administrative Agent.
     (m) Termination Event. The occurrence of any of the following events: (i) a contribution failure sufficient to give rise to a Lien under Section 302(f) of ERISA, (ii) an accumulated funding deficiency in excess of $500,000 occurs or exists, whether or not waived, with respect to any Pension Plan, (iii) a Termination Event or (iv) any Credit Party or any ERISA Affiliate as employers under one or more Multiemployer Plans makes a complete or partial withdrawal from any such Multiemployer Plan and the plan sponsor of such Multiemployer Plans notifies such withdrawing employer that such employer has incurred a withdrawal liability requiring payments in an amount exceeding $1,000,000.
     (n) Judgment. A judgment or order for the payment of money in excess of $1,000,000 or which causes the aggregate amount of all such judgments to exceed $2,500,000 (to the extent not covered by independent third party insurance as to which the insurer does not dispute coverage) in any Fiscal Year shall be entered against any Borrower or any other Credit Party by any court and such judgment or order shall continue without having been discharged, vacated or stayed for a period of thirty (30) days after the entry thereof.
(Credit Agreement)

     (o) Environmental. Any one or more Environmental Claims shall have been asserted against any Borrower or any other Credit Party; any Borrower and any other Credit Party would be reasonably likely to incur liability as a result thereof; and such liability would be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.
     (p) Loss of Assets. Any of the following shall have occurred: (i) a final non-appealable order is issued by any Governmental Authority, including the FCC, any applicable PUC, or the United States Justice Department, requiring any Credit Party to divest a material portion of its assets pursuant to any antitrust, restraint of trade, unfair competition, industry regulation, or similar Applicable Laws, or (ii) any Governmental Authority shall condemn, seize, or otherwise appropriate, or take custody or control of all or a material portion of the assets of any Credit Party;
     (q) Loss of License. Any of the following shall have occurred if the effect thereof would be reasonably expected to cause a Material Adverse Effect; (i) any License whether presently existing or hereafter granted to or obtained by any Credit Party shall expire without renewal or be suspended or revoked, or (ii) any Credit Party shall become subject to any injunction or other order affecting or which may affect such Credit Party’s present or proposed operations under any such License;
     (r) Failure to Comply; Expiration of License. Any Credit Party shall fail to comply in any respect with the Communications Act, or any rule or regulation promulgated by the FCC or any applicable PUC, and such failure would reasonably be expected to cause a Material Adverse Effect; or any License or authorization constituting authorizations, permits or licenses of any Credit Party material to the operation of the business of such Credit Party, has expired or shall expire without having been renewed or shall be canceled or impaired, and such expiration, cancellation or impairment would reasonably be expected to cause a Material Adverse Effect;
     (s) Failure to Operate. (i) any Credit Party shall fail to operate its business for any period of time which, in the aggregate, would reasonably be expected to cause a Material Adverse Effect or (ii) any Substantial Portion shall not, for any reason (including loss of an FCC License or otherwise) be operating for a period in excess of 30 (30) days. For purposes of this Section 10.1(s). “Substantial Portion” means any portion of the telecommunications system of the Credit Parties that has generated, for the most recently completed twelve-month period, in excess of 5% of the gross revenues of the Credit Parties.
     Section 10.2 Remedies. Upon the occurrence of an Event of Default, with the consent of Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Administrative Borrower:
     (a) Acceleration; Termination of Facilities. Terminate the Revolving Credit Commitment and declare the principal of and interest on the Loans and the Reimbursement Obligations at the time outstanding, and all other amounts owed to the Lenders and to the Administrative Agent under this Agreement or any of the other Loan
(Credit Agreement)

Documents (including all L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented or shall be entitled to present the documents required thereunder) and all other Obligations (other than Hedging Obligations), to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, and terminate the Credit Facility and any right of the Borrowers to request borrowings or Letters of Credit thereunder; provided, that upon the occurrence of an Event of Default specified in Section 10.1(j) or (k), the Credit Facility shall be automatically terminated and all Obligations (other than Hedging Obligations) shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or in any other Loan Document to the contrary notwithstanding.
     (b) Letters of Credit. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, the Borrowers shall, jointly and severally, at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to 105% of the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay the other Obligations on a pro rata basis. After all such Letters of Credit shall have expired or been fully drawn upon, the Reimbursement Obligation shall have been satisfied and all other Obligations shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrowers.
     (c) Rights of Collection. Exercise on behalf of the Lenders all of its other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Borrowers’ Obligations.
     Section 10.3 Rights and Remedies Cumulative; Non-Waiver; etc. The enumeration of the rights and remedies of the Administrative Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between the Borrowers, the Administrative Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.
(Credit Agreement)

     Section 10.4 Crediting of Payments and Proceeds. In the event that the Borrowers shall fail to pay any of the Obligations when due and the Obligations have been accelerated pursuant to Section 10.2, all payments received by the Administrative Agent and the Lenders upon the Obligations and all net proceeds from the enforcement of the Obligations shall be applied:
     First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such and each Issuing Bank in its capacity as such (ratably among the Administrative Agent and such Issuing Banks in proportion to the respective amounts described in this clause First payable to them);
     Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders, including attorney fees (ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them);
     Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and Reimbursement Obligations and any Hedging Obligations (including any termination payments and any accrued and unpaid interest thereon) (ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them);
     Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and Reimbursement Obligations (ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them);
     Fifth, to the Administrative Agent for the account of each applicable Issuing Bank, to cash collateralize any L/C Obligations then outstanding in an amount equal to 105% of the amount of such L/C Obligations; and
     Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by Law.
     Section 10.5 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:
     (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all
(Credit Agreement)

     other amounts due the Lenders and the Administrative Agent under Sections 3.3, 4.3 and 12.3) allowed in such judicial proceeding; and
     (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 4.3 and 12.3.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
ARTICLE XI
THE ADMINISTRATIVE AGENT
     Section 11.1 Appointment and Authority. Each of the Lenders and each Issuing Bank hereby irrevocably appoints CIT to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and each Issuing Bank, and neither any Borrower nor any other Credit Party shall have rights as a third party beneficiary of any of such provisions.
     Section 11.2 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Credit Party or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
     Section 11.3 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:
     (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(Credit Agreement)

     (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law; and
     (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Credit Party or Affiliate thereof that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 12.2 and Section 10.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Administrative Borrower, a Lender or a Issuing Bank.
The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
     Section 11.4 Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with
(Credit Agreement)

legal counsel (who may be counsel for a Borrower or another Credit Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     Section 11.5 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
     Section 11.6 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, each Issuing Bank and the Administrative Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the Borrowers’ consent (such consent not to be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and each Issuing Bank and without the consent of the Borrowers, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Administrative Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or each Issuing Bank under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuing Bank directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 12.2 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
(Credit Agreement)

     Section 11.7 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and each Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent, the Syndication Agent, the Arranger or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Syndication Agent, the Arranger or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
     Section 11.8 No Other Duties, etc. Anything herein to the contrary notwithstanding, neither the Syndication Agent nor the Arranger shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as a Lender hereunder. Without limiting the foregoing, neither the Syndication Agent nor the Arranger shall have or be deemed to have any fiduciary relationship with any Lender, any Borrower or any Guarantor.
     Section 11.9 Collateral and Guaranty Matters. The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,
     (a) to release any Lien on any Collateral granted to or held by the Administrative Agent, for the ratable benefit of itself and the Lenders, under any Loan Document (i) upon repayment of the outstanding principal of and all accrued interest on the Loans and Reimbursement Obligations, payment of all outstanding fees and expenses hereunder, the termination of the Revolving Credit Commitment and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) subject to Section 12.2, if approved, authorized or ratified in writing by the Required Lenders;
     (b) to subordinate or release any Lien on any Collateral granted to or held by the Administrative Agent under any Loan Document to the holder of any Permitted Lien; and
     (c) to release any Guarantor from its obligations under the Guaranty Agreement if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.
Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty Agreement pursuant to this Section.
(Credit Agreement)

ARTICLE XII
MISCELLANEOUS
     Section 12.1 Notices. (a) Method of Communication. Except as otherwise provided in this Agreement, all notices and communications hereunder shall be in writing (for purposes hereof, the term “writing” shall include information in electronic format such as electronic mail and internet web pages), or by telephone subsequently confirmed in writing. Any notice shall be effective if delivered by hand delivery or sent via electronic mail, posting on an internet web page, telecopy, recognized overnight courier service or certified mail, return receipt requested, and shall be presumed to be received by a party hereto (i) on the date of delivery if delivered by hand or sent by electronic mail, posting on an internet web page, telecopy, (ii) on the next Business Day if sent by recognized overnight courier service and (iii) on the third Business Day following the date sent by certified mail, return receipt requested. A telephonic notice to the Administrative Agent as understood by the Administrative Agent will be deemed to be the controlling and proper notice in the event of a discrepancy with or failure to receive a confirming written notice.
(b) Addresses for Notices. Notices to any party shall be sent to it at the following addresses, or any other address as to which all the other parties are notified in writing.

If to the Administrative
Borrower:	Broadview Networks Holdings, Inc.
800 Westchester Avenue
5th Floor–Suite N501
Rye Brook, New York 10573
Attention: General Counsel
Telecopy No.: (914) 742-5818

with a copy to:	Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Attention: Cornelius T. Finnegan, III
Telephone No.: (212) 728-8235
Telecopy No.: (212) 728-8111

If to Administrative Agent,
Swingline Lender or
initial Issuing Bank:	The CIT Group/Business Credit, Inc.
11 West 42nd Street
New York, New York 10038
Attention: Portfolio Manager

If to any Lender:	To the address set forth on the Register
     (c) Administrative Agent’s Office. The Administrative Agent hereby designates its office located at the address set forth above, or any subsequent office which shall have been
(Credit Agreement)

specified for such purpose by written notice to the Administrative Borrower and Lenders, as the Administrative Agent’s Office referred to herein, to which payments due are to be made and at which Loans will be disbursed and Letters of Credit requested.
     Section 12.2 Amendments, Waivers and Consents. Except as set forth below or as specifically provided in any Loan Document, any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, such amendment, waiver or consent is in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and delivered to the Administrative Agent and, in the case of an amendment, signed by the Borrowers; provided, that no amendment, waiver or consent shall:
     (a) extend or increase the Revolving Credit Commitment of any Lender (or reinstate any Revolving Credit Commitment terminated pursuant to Section 10.2) or the amount of Loans of any Lender without the written consent of such Lender;
     (b) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;
     (c) reduce the principal of, or the rate of interest specified herein on, any Loan or Reimbursement Obligation, or (subject to clause (iv) of the second proviso to this Section) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrowers to pay interest at the rate set forth in Section 4.1(c) during the continuance of an Event of Default;
     (d) (i) change Section 4.4 in a manner that would alter the pro rata sharing of payments required thereby or (ii) change Section 10.4 in a manner that would alter the order of application of amounts prepaid pursuant thereto, in each case, without the written consent of each Lender directly affected thereby;
     (e) change Section 12.10 in manner that would further restrict the assignment provisions thereunder, without the written consent of each Lender;
     (f) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;
     (g) release any Guarantor from the Guaranty Agreement (other than as authorized in Section 11.9), without the written consent of each Lender;
     (h) release all or substantially all of the Collateral or release any Security Document (other than as authorized in Section 11.9 or as otherwise specifically permitted
(Credit Agreement)

or contemplated in this Agreement or the applicable Security Document) without the written consent of each Lender;
     (i) permit any Extension of Credit to be made if after giving effect thereto the aggregate amount of Extensions of Credit would exceed the Borrowing Base Amount for more than sixty (60) consecutive days or exceed one hundred and ten percent (110%) of the Borrowing Base Amount without the written consent of each Lender; or
     (j) increase the Advance Rates above the Advance Rates in effect on the Closing Date without the written consent of each Lender.
provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by each Issuing Bank in addition to the Lenders required above, affect the rights or duties of such Issuing Bank under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) no amendment, waiver or consent shall, unless in writing and signed by the Syndication Agent or the Arranger in addition to the Lenders required above, affect the rights or duties of the Syndication Agent or the Arranger, respectively, under Section 4.3(b), 11.7, 11.8, 12.3 or 12.14 of this Agreement; and (v) any Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Revolving Credit Commitment of such Lender may not be increased or extended without the consent of such Lender.
     Notwithstanding the foregoing, the Administrative Agent may at its discretion and without the consent of the Required Lenders or the Borrowers, (i) voluntarily permit the outstanding Extensions of Credit at any time to exceed the Borrowing Base Amount and the Revolving Credit Commitments so long as the aggregate amount of all outstanding Extensions of Credit does not exceed the lesser of (A) one hundred and ten percent (110%) of the Borrowing Base Amount and (B) $27,500,000, for up to thirty (30) consecutive days and (ii) increase the Additional Reserves (which increases, the Borrowers acknowledge, may limit or restrict the Extensions of Credit requested by the Borrowers). For purposes of clause (i) of the immediately preceding sentence, the discretion granted to the Administrative Agent hereunder shall not preclude involuntary overadvances that may result from time to time due to the fact that the Borrowing Base Amount was unintentionally exceeded for any reason, including if Collateral previously deemed to be “Eligible Receivables” becomes ineligible, collections of Receivables applied to reduce outstanding Extensions of Credit are thereafter returned for insufficient funds or overadvances are made to protect or preserve the Collateral. In the event the Administrative Agent involuntarily permits the outstanding Extensions of Credit to exceed the Borrowing Base Amount by more than ten percent (10%), the Administrative Agent shall decrease such excess in as expeditious a manner as is practicable under the circumstances and not inconsistent with the reason for such excess. Extensions of Credit made after the Administrative Agent has
(Credit Agreement)

determined the existence of involuntary overadvances shall be deemed to be involuntary overadvances and shall be decreased in accordance with the preceding sentence.
     Section 12.3 Expenses; Indemnity. (a) Costs and Expenses. Each Borrower and each other Credit Party, jointly and severally, shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Syndication Agent, the Arranger and their respective Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, the Syndication Agent and the Arranger), and shall pay all fees and time charges and disbursements for attorneys who may be employees of the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by each Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit issued or to be issued by it or any demand for payment thereunder, (iii) reasonable fees and disbursements incurred by the Administrative Agent or the Administrative Agent on behalf of Lenders in connection with any appraisals of Collateral, field examinations, collateral analysis or monitoring or other business analysis conducted by outside Persons in connection with this Agreement and all related agreements (provided, however, that so long as no Event of Default shall be in existence, the Credit Parties shall be obligated to pay for no more than one (1) appraisal and two (2) collateral audits per calendar year) and (iv) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or any Issuing Bank (including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or such Issuing Bank), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender or any Issuing Bank, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
     (b) Indemnification. Each Borrower and each other Credit Party, jointly and severally, shall indemnify the Administrative Agent (and any sub-agent thereof), the Syndication Agent, the Arranger, each Lender and each Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims (including any Environmental Claims or civil penalties or fines assessed by OFAC), damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), other than Taxes which shall be governed solely by Section 4.11, and shall, jointly and severally, indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Credit Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds
(Credit Agreement)

therefrom (including any refusal by any applicable Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Claim related in any way to the Borrower or any of its Subsidiaries, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Credit Party, and regardless of whether any Indemnitee is a party thereto, or (v) any claim (including any Environmental Claims or civil penalties or fines assessed by OFAC), investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including reasonable attorneys’ and consultant’s fees, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by a Borrower or any other Credit Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Credit Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.
     (c) Reimbursement by Lenders. To the extent that any Borrower or any other Credit Party for any reason fails to indefeasibly pay any amount required under clause (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), any Issuing Bank or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Issuing Bank or such Related Party, as the case may be, such Lender’s Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or any Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or such Issuing Bank in connection with such capacity. The obligations of the Lenders under this clause (c) are subject to the provisions of Section 4.7.
     (d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, no Borrower or other Credit Party shall assert, and each Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other
(Credit Agreement)

information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
     (e) Payments. All amounts due under this Section shall be payable promptly after demand therefor.
     Section 12.4 Right of Set-off. If an Event of Default shall have occurred and be continuing and subject to Section 4.6, each Lender, each Issuing Bank, the Swingline Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such Issuing Bank, the Swingline Lender or any such Affiliate to or for the credit or the account of any Borrower or any other Credit Party against any and all of the obligations of such Borrower or such other Credit Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, such Issuing Bank or the Swingline Lender, irrespective of whether or not such Lender, such Issuing Bank or the Swingline Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower or such other Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender, such Issuing Bank or the Swingline Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, each Issuing Bank, the Swingline Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Bank, the Swingline Lender or their respective Affiliates may have. Each Lender, each Issuing Bank and the Swingline Lender agrees to notify the Administrative Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
     Section 12.5 Governing Law. (a) Governing Law. This Agreement and the other Loan Documents, unless expressly set forth therein, shall be governed by, and construed in accordance with, the law of the State of New York.
     (b) Submission to Jurisdiction. Each Borrower and each other Credit Party irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of New York sitting in New York County and of the United States District Court of the Southern District, and any appellate court thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender or any Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Borrower or any other Credit Party or its properties in the courts of any jurisdiction.
(Credit Agreement)

     (c) Waiver of Venue. Each Borrower and each other Credit Party irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
     (d) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 12.1. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.
     Section 12.6 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     Section 12.7 Reversal of Payments. To the extent any Borrower or any other Credit Party makes a payment or payments to the Administrative Agent for the ratable benefit of the Lenders or the Administrative Agent receives any payment or proceeds of the collateral which payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent.
     Section 12.8 Injunctive Relief: Punitive Damages. (a) Each Borrower recognizes that, in the event such Borrower or any other Credit Party fails to perform, observe or discharge any of its obligations or liabilities under this Agreement or any other Loan Document, any remedy of law may prove to be inadequate relief to the Lenders. Therefore, each Borrower (on behalf of itself and the other Subsidiaries) agrees that the Lenders, at the Lenders’ option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.
     (b) The Administrative Agent, the Lenders, each Borrower (on behalf of itself and the other Subsidiaries) hereby agree that no such Person shall have a remedy of punitive or
(Credit Agreement)

exemplary damages against any other party to a Loan Document and each such Person hereby waives any right or claim to punitive or exemplary damages that they may now have or may arise in the future in connection with any Dispute, whether such Dispute is resolved through arbitration or judicially.
     Section 12.9 Accounting Matters. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Holdings or the Required Lenders shall so request, the Administrative Agent, the Lenders and Holdings shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Holdings shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
     Section 12.10 Successors and Assigns; Participations. (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither any Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and the Loans at the time owing to it); provided that
     (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Credit Commitment, together with the Loans at the time owing to it and such assigning Lender’s participations in all outstanding Swingline Loans and Letters of Credit, or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Revolving Credit Commitment, together with the Loans at the time owing to it and such assigning Lender’s participations in all outstanding Swingline Loans and Letters of Credit (determined as of the date the Assignment and Assumption with respect to such
(Credit Agreement)

assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $2,000,000, in the case of any assignment in respect of the Revolving Credit Facility unless (A) such assignment is made to an existing Lender, an Affiliate thereof or an Approved Fund with respect to a Lender or (B) the Administrative Agent and so long as no Default or Event of Default has occurred and is continuing, the Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed);
     (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Revolving Credit Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis;
     (iii) any assignment of a Revolving Credit Commitment must be approved by the Administrative Agent, the Swingline Lender and each Issuing Bank unless the Person that is the proposed assignee is itself a Lender with a Revolving Credit Commitment (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and
     (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
If the consent of the Borrowers to an assignment is required hereunder (including a consent to an assignment which does not meet the minimum assignment threshold specified in this Section), the Borrowers shall be deemed to have given their consent ten (10) Business Days after the date notice thereof has been delivered by the assigning Lender (through the Administrative Agent) to the Administrative Borrower, unless such consent is expressly refused by the Borrowers in writing prior to such tenth Business Day.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.8, 4.9, 4.10, 4.11 and 12.3 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.
(Credit Agreement)

     (c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices in New York, New York, a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Credit Commitment of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by any Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
     (d) Participations. Any Lender may at any time, without the consent of, or notice to, any Borrower or the Administrative Agent, sell participations to any Person (other than (i) a natural person, (ii) a Credit Party or an Affiliate or Subsidiary thereof or (iii) a Competitor) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
     Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver or modification described in Section 12.2 that directly affects such Participant. Subject to paragraph (e) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 4.8, 4.9, 4.10 and 4.11 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.4 as though it were a Lender, provided that such Participant agrees to be subject to Section 4.6 as though it were a Lender.
     (e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 4.10 and 4.11 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 4.11 unless the Administrative Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 4.11(e) as though it were a Lender.
     (f) Certain Pledges. Any Lender (or, subject to Section 12.10(g), any SPC) may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure
(Credit Agreement)

obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     (g) SPCs. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrowers (an “SPC”) the option to provide all or any part of any Advance that such Granting Lender would otherwise be obligated to make pursuant to this Agreement, provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Extension of Credit, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Extension of Credit, the Granting Lender shall be obligated to make such Extension of Credit pursuant to the terms hereof. The making of an Extension of Credit by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Extension of Credit were made by such Granting Lender. Each party hereto hereby agrees that (i) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, (ii) no SPC shall be entitled to the benefits of Sections 4.10 and 4.11 (or any other increased costs protection provision) and (iii) the Granting Lender shall for all purposes, including the approval of any amendment or waiver of any provision of any Loan Document, remain the Lender of record hereunder. Notwithstanding anything to the contrary contained in this Agreement, any SPC may (i) with notice to, but without prior consent of, the Borrowers and the Administrative Agent and without paying any processing fee therefor, assign all or any portion of its interest in any Extension of Credit to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Extensions of Credit to any rating agency, commercial paper dealer or provider of any surety or guarantee or credit or liquidity enhancement to such SPC. This subsection (g) may not be amended without the prior written consent of each Granting Lender, all or any part of whose Extensions of Credit are being funded by the SPC at the time of such amendment.
     (h) Limitation on Assignments and Participations during the Primary Syndication Period. Notwithstanding anything else contained in this Section, no Lender may assign, or sell a participation in, its Revolving Credit Commitment during the Primary Syndication Period other than (i) assignments by the Syndication Agent and its Affiliates or (ii) assignments by a Lender to its Affiliates and Approved Funds of such Lender.
     Section 12.11 Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, trustees, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed and agree to keep such Information confidential), (b) to the extent requested by, or required to be disclosed to, any rating agency, or regulatory or similar authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies under this Agreement or under any other Loan Document (or any Hedging Agreement with a Lender or the Administrative Agent) or any action or proceeding relating to this Agreement or any other
(Credit Agreement)

Loan Document (or any Hedging Agreement with a Lender or the Administrative Agent) or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section and solely for the enumerated purpose, to (i) any purchasing Lender, proposed purchasing Lender, Participant or proposed Participant, (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations, (iii) to an investor or prospective investor in an Approved Fund, (iv) to a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in an Approved Fund in connection with the administration, servicing and reporting on the assets serving as collateral for an Approved Fund, or (v) to a nationally recognized rating agency that requires access to information regarding the Credit Parties, the Loans and Loan Documents in connection with ratings issued with respect to an Approved Fund, (g) with the consent of the Borrowers, (h) to Gold Sheets and other similar bank trade publications, such information to consist of deal terms and other information customarily found in such publications, or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than a Borrower or (j) to governmental regulatory authorities in connection with any regulatory examination of the Administrative Agent or any Lender or in accordance with the Administrative Agent’s or any Lender’s regulatory compliance policy if the Administrative Agent or such Lender deems necessary for the mitigation of claims by those authorities against the Administrative Agent or such Lender or any of its subsidiaries or affiliates. For purposes of this Section, “Information” means all information received from any Credit Party relating to any Credit Party or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Credit Party; provided that, in the case of information received from a Credit Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
     Section 12.12 Administrative Borrower. Each Borrower hereby irrevocably appoints Holdings as the borrowing agent and attorney-in-fact for all Borrowers (the “Administrative Borrower”), which appointment shall remain in full force and effect unless and until the Administrative Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (i) to provide the Administrative Agent with all notices with respect to Loans and all other notices and instructions under this Agreement, (ii) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Loans and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement and (iii) to receive notices and communications under this Agreement from any Lender on behalf of any Credit Party. Any notices or communications by any Lender to one or more Credit Parties need only be delivered to the Administrative Borrower to satisfy any notice requirement, and each Credit Party agrees that notices received by the Administrative Borrower shall be deemed received by each Credit Party upon the Administrative Borrower’s receipt. The Borrowers hereby jointly and severally agree to indemnify each Lender and hold each Lender harmless against any and all
(Credit Agreement)

liability, expense, loss or claim of damage or injury, made against any Lender by any Borrower or by any Credit Party or any other third party whosoever, arising from or incurred by reason of any Lender relying on any instructions or notices of the Administrative Borrower or by reason of such Lender delivering notices or communications solely to such Administrative Borrower as provided herein.
     Section 12.13 Performance of Duties. Each of the Credit Party’s obligations under this Agreement and each of the other Loan Documents shall be performed by such Credit Party at its sole cost and expense.
     Section 12.14 All Powers Coupled with Interest. All powers of attorney and other authorizations granted to the Lenders, the Administrative Agent and any Persons designated by the Administrative Agent or any Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied, any of the Revolving Credit Commitment remains in effect or the Credit Facility has not been terminated.
     Section 12.15 Survival of Indemnities. Notwithstanding any termination of this Agreement, the indemnities to which the Administrative Agent, the Syndication Agent, the Arranger, each Issuing Bank and the Lenders are entitled under the provisions of this Article XII and any other provision of this Agreement and the other Loan Documents shall continue in full force and effect and shall protect the Administrative Agent, the Syndication Agent, the Arranger, each Issuing Bank and the Lenders against events arising after such termination as well as before.
     Section 12.16 Titles and Captions. Titles and captions of Articles, Sections and subsections in, and the table of contents of, this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.
     Section 12.17 Severability of Provisions. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.
     Section 12.18 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties, their successors and assigns, and all of which taken together shall constitute one and the same agreement.
     Section 12.19 Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the
(Credit Agreement)

joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.
     Section 12.20 Term of Agreement. This Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations arising hereunder or under any other Loan Document shall have been indefeasibly and irrevocably paid and satisfied in full and the Revolving Credit Commitment has been terminated. No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement which survives such termination.
     Section 12.21 Advice of Counsel, No Strict Construction. Each of the parties represents to each other party hereto that it has discussed this Agreement with its counsel. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
     Section 12.22 USA Patriot Act. The Administrative Agent and each Lender hereby notifies the Borrowers that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify such Credit Party in accordance with the Patriot Act.
     Section 12.23 Inconsistencies with Other Documents; Independent Effect of Covenants. (a) Subject to clause (b) below, in the event there is a conflict or inconsistency between this Agreement and any other Loan Document (other than the Intercreditor Agreement), the terms of this Agreement shall control; provided that any provision of the Security Documents which imposes additional burdens on the Credit Parties or further restricts the rights of the Credit Parties or gives the Administrative Agent or Lenders additional rights shall not be deemed to be in conflict or inconsistent with this Agreement and shall be given full force and effect.
     (b) In the event there is a conflict or inconsistency between the Intercreditor Agreement and any other Loan Document, the terms of the Intercreditor Agreement shall control.
     (c) Each of the Borrowers expressly acknowledges and agrees that each covenant contained in Article VIII or IX hereof shall be given independent effect. Accordingly, no Borrower shall not engage in any transaction or other act otherwise permitted under any covenant contained in Article VIII or IX if, before or after giving effect to such transaction or act, such Borrower shall or would be in breach of any other covenant contained in Article VIII or IX.
[Signature pages to follow]
(Credit Agreement)

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers, all as of the day and year first written above.

BORROWERS:

BROADVIEW NETWORKS HOLDINGS, INC.

By:	/s/ Corey Rinker Name: Corey Rinker
Title: CFO

BROADVIEW NETWORKS, INC.

By:	/s/ Corey Rinker Name: Corey Rinker
Title: CFO

BROADVIEW NETWORKS OF MASSACHUSETTS, INC.

By:	/s/ Corey Rinker Name: Corey Rinker
Title: CFO

BROADVIEW NETWORKS OF VIRGINIA, INC.

By:	/s/ Corey Rinker Name: Corey Rinker
Title: CFO
(Credit Agreement)

BRIDGECOM INTERNATIONAL, INC.

By:	/s/ Corey Rinker Name: Corey Rinker
Title: CFO
(Credit Agreement)

AGENTS AND LENDERS:

THE CIT GROUP/BUSINESS CREDIT, INC., as the Administrative Agent and Swingline Lender

	By:	/s/ Cyntra A. Trani Name: Cyntra A. Trani
Title: Senior Vice President

JEFFERIES & COMPANY, INC., as the Syndication Agent

	By:	/s/ Craig Zaph Name: Craig Zaph
Title: Managing Director

Revolving Credit Commitment: $20,000,000	THE CIT GROUP/BUSINESS CREDIT, INC., as a Lender

	By:	/s/ Cyntra A. Trani Name: Cyntra A. Trani
Title: Senior Vice President

Revolving Credit Commitment: $5,000,000	JEFFERIES FINANCE CP FUNDING LLC, as a Lender

	By:	/s/ E. Joseph Hess Name: E. Joseph Hess
Title: Managing Director
(Credit Agreement)

SCHEDULE 6.1(a)
Jurisdictions of Organization and Qualification

Name of Obligor/Chief Executive Office and Principal	Jurisdiction of
Place of Business	Organization
Broadview Networks Holdings, Inc.
800 Westchester Ave., Rye Brook, NY 10573	Delaware

Broadview Networks, Inc.

800 Westchester Ave., Rye Brook, NY 10573	New York

BV-BC Acquisition Corporation
800 Westchester Ave., Rye Brook, NY 10573	Delaware

Broadview NP Acquisition Corp.
800 Westchester Ave., Rye Brook, NY 10573	Delaware

OPEN SUPPORT SYSTEMS LLC

800 Westchester Ave., Rye Brook, NY 10573	Connecticut

Broadview Networks of Virginia, Inc.

800 Westchester Ave., Rye Brook, NY 10573	Virginia

Broadview Networks of Massachusetts, Inc.

800 Westchester Ave., Rye Brook, NY 10573	Delaware

BridgeCom Holdings, Inc.

800 Westchester Ave., Rye Brook, NY 10573	Delaware

BridgeCom International, Inc.

800 Westchester Ave., Rye Brook, NY 10573	Delaware

BridgeCom Solutions Group, Inc.

800 Westchester Ave., Rye Brook, NY 10573	Delaware

TruCom Corporation

800 Westchester Ave., Rye Brook, NY 10573	New York

Foreign Jurisdictions
Entity	Incorporated	Qualified to do Business
Broadview Networks Holdings, Inc.	Delaware	New York

Broadview Networks, Inc.	New York	California

Connecticut

Delaware

Florida

Georgia

Illinois

Maine

Maryland

Massachusetts

Michigan

New Hampshire

New Jersey

North Carolina

Ohio

Pennsylvania

Rhode Island

Texas

Vermont

Washington D.C.

West Virginia

Broadview NP Acquisition Corp.	Delaware	Colorado

Connecticut

Delaware

Florida

Georgia

Illinois

Indiana

Iowa

Maine

Maryland

Massachusetts

Michigan

Montana

Nevada

New Hampshire

New Jersey

New York

North Carolina

Ohio

Pennsylvania

Rhode Island

Vermont

Washington D.C.

West Virginia

Open Support Systems LLC	Connecticut	New York

Broadview Networks of Massachusetts, Inc.	Delaware

Broadview Networks of Virginia, Inc.	Virginia

BV-BC Acquisition Corp.	Delaware

BridgeCom Holdings, Inc.	Delaware	New York

BridgeCom International, Inc.	Delaware	Arkansas

California

Connecticut

Florida

Georgia

Iowa

Kansas

Maine

Massachusetts

Michigan

New Jersey

New York

North Carolina

Ohio

Pennsylvania

Rhode Island

Texas

Washington

BridgeCom Solutions Group	Delaware	New York

TruCom Corporation	New York	New Jersey

SCHEDULE 6.1(b)
Subsidiaries and Capitalization

SCHEDULE 6.1(f)
Tax
Tax audits
As of 8/21/06

Period
Bridgecom International, Inc.
NYC UXS	2004 & 2005
Florida Communications Tax	2002-2005
IRS	2003

Broadview Networks, Inc.
NYS Sales Tax	various
NYS 184/186	2001 & 2002
Federal Excise	various

Broadview Networks Holdings, Inc.
NYS Sales Tax	1999-2005

Broadview NP Acquisition Corp.
NYC UXS	2002 & 2003

Broadview Networks Holdings, Inc. & Subs
Federal Form 1120 and applicable
State corporate tax returns	2005
(currently open, not under audit)

SCHEDULE 6.1 (i)
ERISA plans
–	Broadview Networks Retirement Savings Plan

–	Travel Policy for the Employees of Broadview Networks and Subsidiaries dated July 1, 2002

–	Aetna Dental PPO Plan

–	Aetna Dental DMO Plan

–	Spectera Vision

–	Aetna Triple Option Medical Program

SCHEDULE 6.1(1)
Licenses
None

SCHEDULE 6.1 (m)
Labor and Collective Bargaining Agreements
None

SCHEDULE 6.1 (r)
Real Property

Broadview Networks Holdings, Inc.
Real Estate Leases
Street Address	Lessee
800 Westchester Avenue, 5th Floor, Rye Brook, NY 10573	Bridgecom International. Inc.
500 7th Avenue, NY, NY 10018	Broadview Networks Inc.
1065 Avenue of the Americas, NY, NY 10018	Bridgecom International. Inc.
63 W 38th Street, NY, NY 10018	Trucom Corporation
45-18 Court Square, Long Island City, NY 11101	Broadview Networks Holdings Inc.
37-18 Northern Blvd, Long Island City, NY 11101	Broadview Networks Inc.
41-20 39th St., Long Island City, NY 11104	Broadview Networks Inc.
744 Broad St., Newark, NJ 07102	Broadview Networks Holdings Inc.
90 Meirick Avenue, East Meadow, NY 11554	Bridgecom International Inc.
101 Merritt, 7 Corporate Park, Norwalk, CT 06851	Open Support Systems LLC
230 Congress St., Boston, MA 02110	Broadview NP Acquisition Corp.
500 Rutherford Ave., Charlestown, MA 02129	Broadview Networks Inc.
1250 Hancock St., Quincy, MA 02169	Broadview Networks Inc.
12 Corp. Woods Blvd, Albany, NY 12211	Broadview Networks Inc.
555 Broad Hollow Road, Melville, NY 11747	Broadview Networks Inc.
59 Maiden Lane, NY, NY 10038	Broadview Networks Inc.
601 W. 26th St., NY, NY 10001	Broadview Networks Inc.
224 Harrison St. Syracuse, NY 13202	Broadview Networks Inc.
400 Horsham, Horsham, PA 19044	Broadview Networks Inc.
128 Dorrance St. Shakespeare Hall Providence, RI 02903	Broadview Networks Inc.
48 Sword Street Auburn, MA 01501	Broadview Networks Inc.
401 N. Broad St. Philadelphia, PA 19108	Broadview NP Acquisition Corp.
3928 Pender Dr., Fairfax, VA 22033	Broadview Networks Inc.
495 Aero Drive, Cheektowaga, NY 14225	Broadview Networks Inc.

ColloName	Address	City	State	Lessee	Collateral
Brighton — NWP Cage	12 WIRT ST	Charlestown	Massachusetts	Broadview NP Acquisition	network equipment
Brookline — NWP Cage	41 MARION ST	Charlestown	Massachusetts	Broadview NP Acquisition	network equipment
Braintree — NWP Cage	442 WASHINGTON ST	Charlestown	Massachusetts	Broadview NP Acquisition	network equipment
Brockton — NWP Cage	65 CRESCENT ST	Charlestown	Massachusetts	Broadview NP Acquisition	network equipment
Boston — Back Bay — NWP Cage	41 BELVIDERE ST	Charlestown	Massachusetts	Broadview Networks Inc.	network equipment
Boston — Back Bay	41 BELVIDERE ST	Charlestown	Massachusetts	Broadview Networks Inc.	network equipment
Boston-Bowdoin	6 BOWDOIN SQ	Charlestown	Massachusetts	Broadview Networks Inc.	network equipment
Boston-Bowdoin — NWP Cage	6 BOWDOIN SQ	Charlestown	Massachusetts	Broadview Networks Inc.	network equipment
Boston — Franklin — NWP Cage	185 FRANKLIN ST	Charlestown	Massachusetts	Broadview Networks Inc.	network equipment
Boston-Harrison — NWP Cage	8 HARRISON AVE	Charlestown	Massachusetts	Broadview Networks Inc.	network equipment
Boston-Harrison	8 HARRISON AVE	Charlestown	Massachusetts	Broadview Networks Inc.	network equipment
Burlington	I BEDFORD ST	Charlestown	Massachusetts	Broadview Networks Inc.	network equipment
Boston — Bent St — NWP Cage	210 BENT ST	Charlestown	Massachusetts	Broadview Networks Inc.	network equipment
Cambridge-Ware St — NWP Cage	10 WARE ST	Charlestown	Massachusetts	Broadview Networks Inc.	network equipment
Cambridge-Ware St	10 WARE ST	Charlestown	Massachusetts	Broadview Networks Inc.	network equipment
Canton -NWP Cage	825 WASHINGTON ST	Charlestown	Massachusetts	Broadview NP Acquisition	network equipment
Dcdham - NWP Cage	387 WASHINGTON ST	Charlestown	Massachusetts	Broadview NP Acquisition	network equipment
Dover — NWP Cage	57 SAINT THOMAS ST	Charlestown	Massachusetts	Broadview NP Acquisition	network equipment
Dorchester — NWP Cage	174 ADAMS ST	Charlestown	Massachusetts	Broadview NP Acquisition	network equipment
East Boston — NWP Cage	40 SARATOGA ST	Charlestown	Massachusetts	Broadview NP Acquisition	network equipment
Franklin — NWP Cage	MAIN & CRESENT	Charlestown	Massachusetts	Broadview NP Acquisition	network equipment
Fall River — NWP Cage	326 N MAIN ST	Charlestown	Massachusetts	Broadview NP Acquisition	network equipment
Framingham	141 UNION AVE	Charlestown	Massachusetts	Broadview Networks Inc.	network equipment
Holyoke — NWP Cage	322 MAPLE ST	Charlestown	Massachusetts	Broadview NP Acquisition	network equipment
Hyannis — NWP Cage	40 OCEAN ST	Charlestown	Massachusetts	Broadview NP Acquisition	network equipment
Lowell — NWP Cage	115 APPLETON ST	Charlestown	Massachusetts	Broadview NP Acquisition	network equipment
Lawrence — NWP Cage	2 HAMPSHIRE ST	Charlestown	Massachusetts	Broadview NP Acquisition	network equipment
Lexington — NWP Cage	73 WALTHAM ST	Charlestown	Massachusetts	Broadview NP Acquisition	network equipment
Lynn/Nahant/Peabody	21 CITY HALL SQ	Charlestown	Massachusetts	Broadview Networks Inc.	network equipment
Malden/Medford — NWP Cage	5 ELM ST	Charlestown	Massachusetts	Broadview Networks Inc.	network equipment
Malden/Medford	5 ELM ST	Charlestown	Massachusetts	Broadview Networks Inc.	network equipment
Marlboro — NWP Cage	2 MAPLE ST	Charlestown	Massachusetts	Broadview NP Acquisition	network equipment
North Hampton — NWP Cage	61 MASONIC ST	Charlestown	Massachusetts	Broadview Networks Inc.	network equipment
New Bedford — NWP Cage	390 ACUSHNET AVE	Charlestown	Massachusetts	Broadview NP Acquisition	network equipment
Needham — NWP Cage	66 PICKERING ST	Charlestown	Massachusetts	Broadview NP Acquisition	network equipment
Norwood — NWP Cage	85 VERNON ST	Charlestown	Massachusetts	Broadview NP Acquisition	network equipment
Natick — NWP Cage	56 EAST CENTRAL ST	Charlestown	Massachusetts	Broadview NP Acquisition	network equipment
Newtown — NWP Cage	787 WASHINGTON ST	Charlestown	Massachusetts	Broadview NP Acquisition	network equipment
Newtown	787 WASHINGTON ST	Charlestown	Massachusetts	Broadview Networks Inc.	network equipment
Quincy — NWP Cage	1070 HANCOCK ST	Charlestown	Massachusetts	Broadview NP Acquisition	network equipment
Quincy	1070 HANCOCK ST	Charlestown	Massachusetts	Broadview Networks Inc.	network equipment
Rockland — NWP Cage	86 WEBSTER ST	Charlestown	Massachusetts	Broadview NP Acquisition	network equipment
Roxbury — NWP Cage	26 WAVERLY ST	Charlestown	Massachusetts	Broadview NP Acquisition	network equipment
Salem — NWP Cage	35 NORMAN ST	Charlestown	Massachusetts	Broadview NP Acquisition	network equipment
Stoughton — NWP Cage	862 WASHINGTON ST	Charlestown	Massachusetts	Broadview NP Acquisition	network equipment
Somerville — NWP Cage	111 CENTRAL ST	Charlestown	Massachusetts	Broadview NP Acquisition	network equipment

ColloName	Address	City	State	Lessee	Collateral
Springfield — NWP Cage	295 WORTHINGTON ST	Charlestown	Massachusetts	Broadview NP Acquisition	network equipment
Taunton — NWP Cage	11 PLEASANT ST	Charlestown	Massachusetts	Broadview NP Acquisition	network equipment
Wakefield — NWP Cage	4 BENNETT ST	Charlestown	Massachusetts	Broadview NP Acquisition	network equipment
Waltham — NWP Cage	36 Spring St	Charlestown	Massachusetts	Broadview NP Acquisition	network equipment
Wellesley — NWP Cage	11 LAUREL AVE	Charlcstown	Massachusetts	Broadview NP Acquisition	network equipment
Winchester/Vobum — NWP Cage	954 MAIN ST	Charlestown	Massachusetts	Broadview Networks Inc.	network equipment
Winchester/Wobum	954 MAIN ST	Charlestown	Massachusetts	Broadview Networks Inc.	network equipment
Worcester — NWP Cage	15 CHESTNUT ST	Charlestown	Massachusetts	Broadview NP Acquisition	network equipment
Concord — NWP Cage	12 SOUTH ST	Charlestown	New Hampshire	Broadview NP Acquisition	network equipment
Danvers — NWP Cage	63 HIGH ST	Charlestown	New Hampshire	Broadview NP Acquisition	network equipment
Manchester — NWP Cage	25 CONCORD ST	Charlestown	New Hampshire	Broadview NP Acquisition	network equipment
Nashua — NWP Cage	128 WEST PEARL ST	Charlestown	New Hampshire	Broadview NP Acquisition	network equipment
Portsmouth — NWP Cage	56 ISLINGTON ST	Charlestown	New Hampshire	Broadview NP Acquisition	network equipment
Salem -NWP Cage	128 NORTH BROADWAY	Charlestown	New Hampshire	Broadview NP Acquisition	network equipment
Hackensack	256 STATE ST	NY-132	New Jersey	Broadview Networks Inc.	network equipment
Summit Ave	773 SUMMIT A V	NY-132	New Jersey	Broadview Networks Inc.	network equipment
Morristown	37 MAPLE AV	NY-132	New Jersey	Broadview Networks Inc.	network equipment
Passaic	133 PROSPECT ST	NY-132	New Jersey	Broadview Networks Inc.	network equipment
Patterson	114 PATERSON ST	NY-132	New Jersey	Broadview Networks Inc.	network equipment
Ridgewood	178 E RIDGEWOOD AV	NY-132	New Jersey	Broadview Networks Inc.	network equipment
Union City	3414 NEW YORK AV	NY-132	New Jersey	Broadview Networks Inc.	network equipment
Guilderland	RT. 155 KARNER RD	Syracuse	New York	Broadview Networks Inc.	network equipment
State st	158 STATE ST	Syracuse	New York	Broadview Networks Inc.	network equipment
Washington Ave	1161 WASHINGTON	Syracuse	New York	Broadview Networks Inc.	network equipment
Amherst	2775 MILLERSPORT HWY	Syracuse	New York	Broadview Networks Inc.	network equipment
Babylon	30 LITTLE E NECK RD	NY-132	New York	Broadview Networks Inc.	network equipment
Bailey	2045 BAILEY AV	Syracuse	New York	Broadview Networks Inc.	network equipment
Elmwood	548 ELMWOOD	Syracuse	New York	Broadview Networks Inc.	network equipment
Franklin	65 FRANKLIN ST., 6TH FL	Syracuse	New York	Broadview Networks Inc.	network equipment
Hertel	935 HERTEL	Syracuse	New York	Broadview Networks Inc.	network equipment
Main	2743 MAIN ST	Syracuse	New York	Broadview Networks Inc.	network equipment
South Park	1861 S PARK AV	Syracuse	New York	Broadview Networks Inc.	network equipment
Brentwood	1265 SUFFOLK AVE	NY-132	New York	Bridgecom International, Inc.	network equipment
Brentwood — NWP cage	1265 SUFFOLK AVE	NY-132	New York	Broadview NP Acquisition	network equipment
Bay Shore	35 FOURTH AVE	NY-132	New York	Broadview Networks Inc.	network equipment
Hamburg	141 Main St	Syracuse	New York	Broadview Networks Inc.	network equipment
Deer Park	80 W 1ST ST	NY-132	New York	Broadview Networks Inc.	network equipment
East Northport	706 FIRST AVE	NY-132	New York	Broadview Networks Inc.	network equipment
Floral Park	159 LOWELL AVE	NY-132	New York	Bridgecom International, Inc.	network equipment
Farmingdale	575 CONKLIN ST	NY-132	New York	Bridgecom International, Inc.	network equipment
Freeport	120 S GROVE ST	NY-132	New York	Broadview Networks Inc.	network equipment
Fairview Park — BCOM Cage	545 SAW MILL RIVER ROAD	NY-132	New York	Broadview Networks Inc.	network equipment
Garden City — BCOM cage	741 ZECKENDORF BLVD	NY-132	New York	Bridgecom International, Inc.	network equipment
Great Neck	9 BARSTOW RD	NY-132	New York	Broadview Networks Inc.	network equipment
Hicksville	69 WEST CHERRY ST	NY-132	New York	Broadview Networks Inc.	network equipment
Hamburg	141 Main St	Syracuse	New York	Broadview Networks Inc.	network equipment

ColloName	Address	City	State	Lessee	Collateral
Hempstead	199 FULTON AVE	NY-132	New York	Bridgecom International, Inc.	network equipment
Huntington-NWP Cage	80 W 4TH ST	NY-132	New York	Broadview NP Acquisition	network equipment
Huntington	80 W 4TH ST	NY-132	New York	Broadview Networks Inc.	network equipment
Lindenhurst	565 S SECOND ST	NY-132	New York	Bridgecom International, Inc.	network equipment
Lancaster	57 CENTRAL	Syracuse	New York	Broadview Networks Inc.	network equipment
Latham	529 TROY-SCHENECTADY ROAD	Syracuse	New York	Broadview Networks Inc.	network equipment
Levittown	3313 BETHPAGE TPKE	NY-132	New York	Broadview Networks Inc.	network equipment
Lynbrook	7 WASHINGTON AV	NY-132	New York	Broadview Networks Inc.	network equipment
Mineola	60 MAIN ST	NY-132	New York	Broadview Networks Inc.	network equipment
Mammaroneck — BCOM Cage	473 N BARRY AVE	NY-132	New York	Broadview Networks Inc.	network equipment
Massapequa	5 431 MERRICK ST	NY-132	New York	Broadview Networks Inc.	network equipment
Mount Vernon	45 S 6 AVE	NY-132	New York	Broadview Networks Inc.	network equipment
Portage Road	574 PORTAGE RD	Syracuse	New York	Broadview Networks Inc.	network equipment
New Rochelle	342 HUGENOT ST	NY-132	New York	Broadview Networks Inc.	network equipment
14th St	355 14 ST	NY-132	New York	Broadview Networks Inc.	network equipment
71st St	7101 16TH AVE	NY-132	New York	Broadview Networks Inc.	network equipment
77th St	7701 THIRD AV	NY-132	New York	Broadview Networks Inc.	network equipment
Albermale Rd	2177 ALVERMALE RD	NY-132	New York	Broadview Networks Inc.	network equipment
Avenue R	1101 AVENUE R	NY-132	New York	Broadview Networks Inc.	network equipment
Avenue U	2101 W 12TH ST	NY-132	New York	Broadview Networks Inc.	network equipment
Avenue Y	2885 OCEAN AVE	NY-132	New York	Broadview Networks Inc.	network equipment
Bridge St	360 BRIDGE ST	NY-132	New York	Bridgecom International, Inc.	network equipment
Clinton Ave	547 CLINTON AVE	NY-132	New York	Broadview Networks Inc.	network equipment
Fairview Ave	680 FAIRVIEW AVE	NY-132	New York	Broadview Networks Inc.	network equipment
14th Ave	4101 FOURTEENTH AVE	NY-132	New York	Broadview Networks Inc.	network equipment
Kenmore P1	1421 OCEAN AVE	NY-132	New York	Broadview Networks Inc.	network equipment
Williamsburg	55 MESEROLE ST	NY-132	New York	Broadview Networks Inc.	network equipment
2nd Ave - NWP cage	204 SECOND AVE	NY-132	New York	Broadview NP Acquisition	network equipment
2nd Ave	204 SECOND AVE	NY-132	New York	Bridgecom International, Inc.	network equipment
W 18th St-NWP Cage	210 W 18 ST	NY-132	New York	Broadview NP Acquisition	network equipment
W 18th St	210 W 18 ST	NY-132	New York	Broadview Networks Inc.	network equipment
E 30th St	227 E 30 ST	NY-132	New York	Bridgecom International, Inc.	network equipment
E 30th St-NWP Cage	227 E30 ST	NY-132	New York	Broadview NP Acquisition	network equipment
W 36th St-NWP Cage	230 W 36 ST	NY-132	New York	Broadview NP Acquisition	network equipment
W 36th St	230 W 36 ST	NY-132	New York	Bridgecom International, Inc.	nclwork equipment
E 37th St-NWP Cage	240 E 37 ST	NY-132	New York	Broadview NP Acquisition	network equipment
E 37th St	240 E 37 ST	NY-132	New York	Bridgecom International, Inc.	network equipment
W 42nd St-NWP Cage	1095 AVE OF THE AMERICAS	NY-132	New York	Broadview NP Acquisition	network equipment
W 42nd St	1095 AVE OF THE AMERICAS	NY-132	New York	Bridgecom International, Inc.	network equipment
W 50th St-NWP Cage	435 W 50TH ST	NY-132	New York	Broadview NP Acquisition	network equipment
W 50th St	435 W 50TH ST	NY-132	New York	Bridgecom International, Inc.	network equipment
E 56th St-NWP Cage	228 E 56 ST	NY-132	New York	Broadview NP Acquisition	network equipment
E 56th St	228 E 56 ST	NY-132	New York	Broadview Networks Inc.	network equipment
W 73rd St	125 W 73 ST	NY-132	New York	Broadview Networks Inc.	network equipment
E 79th St	208 E 79TH ST	NY-132	New York	Bridgecom International, Inc.	network equipment
E 97th St	151 E 97TH ST	NY-132	New York	Broadview Networks Inc.	network equipment

ColloName	Address	City	State	Lessee	Collateral
Broad St-NWP Cage	104 BROAD ST	NY-132	New York	Broadview NP Acquisition	network equipment
Broad St	104 BROAD ST	NY-132	New York	Bridgecom International, Inc.	network equipment
Manhattan Ave	Manhattan Ave	NY-132	New York	Broadview Networks Inc.	network equipment
VarickSt-NWPCage	50 VARICK ST	NY-132	New York	Broadview NP Acquisition	network equipment
Varick St	50 VARICK ST	NY-132	New York	Broadview Networks Inc.	network equipment
West St-NWP Cage	140 WEST STREET	NY-132	New York	Broadview NP Acquisition	network equipment
West St	140 WEST STREET	NY-132	New York	Bridgecom International, Inc.	network equipment
Astoria	28-27 30 ST, ASTORIA	NY-132	New York	Broadview Networks Inc.	network equipment
Bay side	214-20 43 AVE	NY-132	New York	Broadview Networks Inc.	network equipment
Forest Hills	107-15 70 RD, FOREST	NY-132	New York	Broadview Networks Inc.	network equipment
Flushing	137-34 NORTHERN BLVD	NY-132	New York	Broadview Networks Inc.	network equipment
Hollis	199-06 93 AV, HOLLIS	NY-132	New York	Broadview Networks Inc.	network equipment
JFK -BCOM Cage	BLDG 147, JFK INT’L AIRPORT	NY-132	New York	Bridgecom International, Inc.	network equipment
Jamaica	89-63 163RDST	NY-132	New York	Bridgecom International, Inc.	network equipment
Long Island City	11-31 46 RD, LONG ISL	NY-132	New York	Bridgecom International, Inc.	network equipment
Laurelton	140-20 183 RD ST	NY-132	New York	Broadview Networks Inc.	network equipment
Newtown	82-23 BROADWAY, ELMH	NY-132	New York	Broadview Networks Inc.	network equipment
115th Avenue	118-15 115THST	NY-132	New York	Broadview Networks Inc.	network equipment
Richmond Hill	87-28 109 ST, RICHMO	NY-132	New York	Broadview Networks Inc.	network equipment
Cruger	3050 CRUGER AVE	NY-132	New York	Bridgecom International, Inc.	network equipment
Hoe Avenue — BCOM Cage	1106 HOE AVE	NY-132	New York	Bridgecom International, Inc.	network equipment
Tiebout — BCOM Cage	2373 TIEBOUT AVE	NY-132	New York	Bridgecom International, Inc.	network equipment
Tratman Ave	2411 TRATMAN AVE	NY-132	New York	Bridgecom International, Inc.	network equipment
Patchogue	22 BAY AVE	NY-132	New York	Broadview Networks Inc.	network equipment
Peekskill — BCOM Cage	1023 BROWN ST	NY-132	New York	Bridgecom International, Inc.	network equipment
Plainview-NWP Cage	790 OLD COUNTRY RD	NY-132	New York	Broadview NP Acquisition	network equipment
Pleasantville — BCOM Cage	465 MARBLE AVE	NY-132	New York	Bridgecom International, Inc.	network equipment
Portchester	50 BROAD ST	NY-132	New York	Broadview Networks Inc.	network equipment
Ronkonkoma	100 PORTION RD	NY-132	New York	Broadview Networks Inc.	network equipment
Roslyn — NWP Cage	277 WARNER AVE	NY-132	New York	Broadview NP Acquisition	network equipment
Clinton St	133 CLINTON ST., 1ST FL	Syracuse	New York	Broadview Networks Inc.	network equipment
Smithtown	55 MAPLE AVE	NY-132	New York	Broadview Networks Inc.	network equipment
Spring Valley	158 W CENTRAL AVE	NY-132	New York	Broadview Networks Inc.	network equipment
Syosset-NWP Cage	88 IRA RD	NY-132	New York	Broadview NP Acquisition	network equipment
Electronic Blvd	423 ELECTRONICS BLVD	Syracuse	New York	Broadview Networks Inc.	network equipment
James St	3325 JAMES ST	Syracuse	New York	Broadview Networks Inc.	network equipment
State St	201 STATE ST. , 3RD FL	Syracuse	New York	Broadview Networks Inc.	network equipment
Sayville	145 RAILROAD AVE	NY-132	New York	Broadview Networks Inc.	network equipment
Tonawanda	95 TREMONT ST NO T	Syracuse	New York	Broadview Networks Inc.	network equipment
Utica — Genesee	280 GENESEE ST	Syracuse	New York	Broadview Networks Inc.	network equipment
Westbury	220 MAPLE AV	NY-132	New York	Broadview Networks Inc.	network equipment
Woodmere — NWP Cage	108 FRANKLIN PL	NY-132	New York	Broadview NP Acquisition	network equipment
White Plains	111 MAIN ST	NY-132	New York	Bridgecom International, Inc.	network equipment
Wantagh	2020 WANTAGH ST	NY-132	New York	Broadview Networks Inc.	network equipment
Union	1091 UNION RD EBENEZ	Syracuse	New York	Broadview Networks Inc.	network equipment
Williamsville	46 N CA YUGA RD	Syracuse	New York	Broadview Networks Inc.	network equipment

ColloName	Address	City	State	Lessee	Collateral
Yonkers	40 MAIN ST	NY-132	New York	Bridgecom International, Inc.	network equipment
Ambler	20 N SPRING GARDENS	Horsham	Pennsylvania	Broadview Networks Inc.	network equipment
Churchville	1518 BUSTLETON PIKE	Horsham	Pennsylvania	Broadview Networks Inc.	network equipment
Eddington	2920 FOREST AV	Horsham	Pennsylvania	Broadview Networks Inc.	network equipment
Hatboro	29 E MORELAND AV	Horsham	Pennsylvania	Broadview Networks Inc.	network equipment
Jenkingtown	100 GREENWOOD AV	Horsham	Pennsylvania	Broadview Networks Inc.	network equipment
King of Prussia	540 ALLENDALE RD.	Horsham	Pennsylvania	Broadview Networks Inc.	network equipment
Nortistown	BLDG 400 DEKALB	Horsham	Pennsylvania	Broadview Networks Inc.	network equipment
Paoli	125 CIRCULAR AV	Horsham	Pennsylvania	Broadview Networks Inc.	network equipment
Jefferson	4803 LEIPER ST	Horsham	Pennsylvania	Broadview Networks Inc.	network equipment
Market	900 RACE ST	Horsham	Pennsylvania	Broadview Networks Inc.	network equipment
Orchard	2210 LOTT AVE	Horsham	Pennsylvania	Broadview Networks Inc.	network equipment
Regent	2514 EMERALD ST	Horsham	Pennsylvania	Broadview Networks Inc.	network equipment
Wayne	300 W LANCASTER AV	Horsham	Pennsylvania	Broadview Networks Inc.	network equipment
West Chester	401 S HIGH ST	Horsham	Pennsylvania	Broadview Networks Inc.	network equipment
Cranston — NWP Cage	56 PHENIX AVE	Charlestown	Rhode Island	Broadview NP Acquisition	network equipment
East Providence-NWP Cage	789 NORTH BROADWAY	Charlestown	Rhode Island	Broadview Networks Inc.	network equipment
Newport -NWP Cage	20 BULL ST	Charlestown	Rhode Island	Broadview NP Acquisition	network equipment
Providence_Broad-NWP Cage	1096 BROAD ST	Charlestown	Rhode Island	Broadview Networks Inc.	network equipment
Providence_Washington-NWP Cage	234 WASHINGTON ST	Charlestown	Rhode Island	Broadview NP Acquisition	network equipment
Pawtucket — NWP Cage	85 HIGH ST	Charlestown	Rhode Island	Broadview NP Acquisition	network equipment
Woonsocket — NWP Cage	199 CLINTON ST	Charlestown	Rhode Island	Broadview NP Acquisition	network equipment
Warwick-NWP Cage	2527 WEST SHORE RD	Charlestown	Rhode Island	Broadview NP Acquisition	network equipment

SCHEDULE 6.1 (u)
Litigation
None

SCHEDULE 9.1
Indebtedness and Guaranty Obligations

Capital Leases		Principal Outstanding
June 30, 2006		Current
Creditor	Asset	Portion	Long Term Portion	Total
VAResuources	Computer Equipment	8 324	—	8 324
Leaf Financial	Computer Equipment	6 308	—	6 308
Irwin Business Financial	Computer Equipment	1 871	—	1 871
Axis	Office Backup Systems	22 585	47 772	70 357
Broadband	Network Equipment	310 167	426 549	736 716
Comdisco	Network Equipment	1 323 404	—	1 323 404
Enterprise	Automobiles	317 272	225 643	542 915
Fortran	Office Backup Systems	51 154	28 767	79 921
Insight	Network Equipment	45 909	41 232	87 141
Performance	Office Backup Systems	12 192	49 649	61 841
Relational	Network Equipment	247 147	2 035 217	2 282 364
		2 346 332	2 854 830	5 201 161

Senior Subordinated Debt
The Company has raised additional senior subordinated debt from certain of the existing equity holders of the Company. The total senior subordinated debt balance at June 30, 2006 was $63,528. In general, the terms of the senior subordinated debt include an interest rate of 12% until December 31, 2008 at which point it increases to 15% until the stated maturity date of December 31, 2009.

SCHEDULE 9.2
Existing Liens
None

SCHEDULE 9.3
Existing Loans, Advances and Investments
None

SCHEDULE 9.8
Transactions with Affiliates
–	Wholesales Services Agreement between Bridgecom Inernational, Inc. and Trucom Corporation

–	Wholesales Services Agreement between Bridgecom International, Inc. and Broadview Networks, Inc.

–	Broadview Networks Holdings, Inc. will pay to MCG Capital and Baker Capital a 2% conversion fee upon conversion of all of the notes existing under the notes purchase agreement dated January 14, 2005, as amended.